      As filed with the Securities and Exchange Commission on March 30, 2000

                                                                                                    Registration No. 333-_____
==============================================================================================================================
                                                Securities and Exchange Commission
                                                      Washington, D.C.  20549
                                               ____________________________________
                                                             FORM S-1
                                      REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                                __________________________________
                                                     APEX SILVER MINES LIMITED
                                      (Exact Name of Registrant as Specified in Its Charter)
      Cayman Islands                                      1044                                       NOT APPLICABLE
(State or Other Jurisdiction of              (Primary standard industrial                           (I.R.S. Employer
Incorporation or Organization)                classification code number)                          Identification Number)

                                               ____________________________________
                                                  Caledonian House, Ground Floor
                                                        69 Jennette Street
                                                     George Town, Grand Cayman
                                                Cayman Islands, British West Indies
                                                          (345) 949-0050
                            (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                                             Registrant's Principal Executive Offices)

                                                         Thomas S. Kaplan
                                                President & Chief Executive Officer
                                                   Apex Silver Mines Corporation
                                                  1700 Lincoln Street, Suite 3050
                                                      Denver, Colorado 80203
                                                          (303) 839-5060
                          (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                                                       of Agent for Service)
                                               ____________________________________
                                                          With a copy to:


                      PATRICK J. DOOLEY, ESQ.                                      DEBORAH J. FRIEDMAN, ESQ.
                      JAMES E. KAYE, ESQ.                                         Davis, Graham & Stubbs, LLP
            Akin, Gump, Strauss, Hauer & Feld, L.L.P.                               370 Seventeenth Street
                      590 Madison Avenue                                            Denver, Colorado 80202
                   New York, New York 10022                                       Telephone:  (303) 892-9400
                  Telephone: (202) 872-1000


  Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this
Registration Statement.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]______________

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]________________

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]________________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]-------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                  CALCULATION OF REGISTRATION FEE
===================================================================================================================================
                                                                                   Proposed Maximum                  Amount of
               Title of Shares to be Registered                              Aggregate Offering Price (1)        Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
Ordinary Shares, par value $0.01 per share..............................             $200,000,000                    $52,800
-----------------------------------------------------------------------------------------------------------------------------------
Warrants................................................................
===================================================================================================================================
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
===================================================================================================================================

                  SUBJECT TO COMPLETION, DATED MARCH 30, 2000

PROSPECTUS

                           APEX SILVER MINES LIMITED

                         ______________ORDINARY SHARES

            _______________WARRANTS TO PURCHASE ORDINARY SHARES AND

             _______________ORDINARY SHARES UNDERLYING THE WARRANTS

     This is a public offering of . ordinary shares, . warrants and . ordinary shares underlying the warrants of Apex Silver Mines Limited. Each warrant entitles the holder to purchase one ordinary share at the exercise price of $. per share.

     You should read this prospectus carefully before you invest.

     Our company's ordinary shares are listed on the American Stock Exchange under the symbol "SIL." On March ., 2000, the last reported sale price for our ordinary shares on the AMEX composite index was $. per share.

     Investing in these securities involves significant risks. See the Risk Factors section beginning on page 3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           __________________________

                                            Per        Per
                                           Share     Warrant      Total
                                           -----     -------      -----
Public offering                           $.         $.          $.
 price.................................
Proceeds, before expenses, to us.......   $.         $.          $.

                           _________________________

     We may sell the securities to or through dealers, directly to other purchasers or through agents.

                 The date of this prospectus is March ., 2000.



The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission, hereafter, the SEC, is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             [General Location Map]

                               TABLE OF CONTENTS

Page
SUMMARY...............................................................................   1
RISK FACTORS..........................................................................   3
FORWARD-LOOKING STATEMENTS............................................................  12
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK............................  14
USE OF PROCEEDS.......................................................................  14
PRICE RANGE OF OUR COMMON STOCK.......................................................  15
SELECTED CONSOLIDATED FINANCIAL DATA..................................................  16
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION..  17
OUR BUSINESS..........................................................................  20
REPUBLIC OF BOLIVIA...................................................................  28
METALS MARKET OVERVIEW................................................................  32
MANAGEMENT............................................................................  34
EXECUTIVE COMPENSATION AND OTHER INFORMATION..........................................  43
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT...........................  46
CERTAIN TRANSACTIONS..................................................................  48
DESCRIPTION OF ORDINARY SHARES........................................................  49
DESCRIPTION OF WARRANTS...............................................................  51
TRANSFER AGENT........................................................................  54
OTHER CLASS OR SERIES OF SHARES.......................................................  54
DIFFERENCES IN CORPORATE LAW..........................................................  54
ANTI-TAKEOVER EFFECTS OF ARTICLES OF ASSOCIATION......................................  56
PLAN OF DISTRIBUTION..................................................................  57
LEGAL MATTERS.........................................................................  58
EXPERTS...............................................................................  58
CONVERSION TABLE......................................................................  58
WHERE YOU CAN FIND MORE INFORMATION...................................................  58
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.............................................  58


                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the terms of our securities, you should carefully read this document. You should also read the documents to which we have referred you in "Where You Can Find More Information" below for additional information on our company and our financial statements.

Our Business

     Apex Silver Mines Limited explores and develops silver properties in South America, Mexico and Central America. We have one of the largest, most diversified portfolios of privately owned and controlled silver exploration properties in the world. Our exploration efforts have produced our first development project, the San Cristobal project located in southern Bolivia. None of our properties are in production, and, consequently, we have no current operating income or cash flow.

Our Offices

     We maintain our principal executive offices at Caledonian House, 69 Jennette Street, George Town, Grand Cayman, Cayman Islands, British West Indies. Our telephone number is (345) 949-0050.

     As used in this prospectus, Apex Limited, our company, we and our refer collectively to Apex Silver Mines Limited, its predecessors, subsidiaries and affiliates or to one or more of them as the context may require, and Apex Corporation refers to Apex Silver Mines Corporation.

                                  The Offering

Ordinary Shares........................   . Shares

Warrants for Ordinary Shares...........   . Warrants

Ordinary Shares to be outstanding
after the offering(1)..................   . Shares

Net Proceeds...........................   $. million


Use of Proceeds........................   We intend to use the net proceeds for
                                          one or more of the following:

                                          .  constructing and developing the San
                                             Cristobal project;

                                          .  exploring and developing properties
                                             in our portfolio;

                                          .  maintaining control or ownership of
                                             our properties, including making
                                             ongoing lease and royalty payments
                                             and paying other maintenance and
                                             registration fees;

                                          .  acquiring additional mining related
                                             properties or businesses; and

                                          .  financing other general corporate
                                             purposes.

American Stock Exchange Symbol for the
Ordinary Shares  .....................    SIL
American Stock Exchange Symbol for the
Warrants .............................    --
                               -----------------

(1) Assumes the exercise of all outstanding warrants, including the presently outstanding 4,088,158 warrants to purchase ordinary shares and excludes ordinary shares reserved for issuance pursuant to options that were or may be granted pursuant to our Employee Share Option Plan and Non-employee Director Share Option Plan. See "Executive Compensation--Share Option Plans".

                                  RISK FACTORS

     Prospective purchasers of our securities should consider carefully, in addition to the other information contained in this prospectus, the following risk factors:

No Production History - we have not mined any silver or other metals.

     Our company has no history of producing silver or other metals. The development of our economically feasible properties will require the construction or rehabilitation and operation of mines, processing plants and related infrastructure. As a result, we are subject to all of the risks associated with establishing new mining operations and business enterprises. We cannot assure you that we will successfully establish mining operations or profitably produce silver or other metals at any of our properties.

History of Losses - we expect losses to continue for at least the next three years.

     As an exploration and development company that has no production history, we have incurred losses since our inception, and we expect to continue to incur additional losses for at least the next three years. As of December 31, 1999, we had an accumulated deficit of $47.8 million. We cannot assure you that we will achieve or sustain profitability in the future.

Potential Inaccuracy of the Reserves and Other Mineralization Estimates

     Unless otherwise indicated, reserves and other mineralization figures we present in our filings with the SEC, press releases and other public statements that we may make from time to time are based on estimates of contained silver and other metals made by independent geologists and/or our own personnel. These estimates are imprecise and depend on geological interpretation and statistical inferences drawn from drilling and sampling which may prove to be unreliable.
We cannot assure you that:

     .  these estimates will be accurate;

     .  reserves and other mineralization figures will be accurate; or

     .  reserves or mineralization could be mined and processed profitably.

     Since we have not commenced production on any of our properties, reserves and other mineralization estimates for these properties may require adjustments or downward revisions based on actual production experience. Extended declines in market prices for silver, zinc and lead may render portions of our reserves uneconomic and result in reduced reported reserves. Any material reductions in estimates of our reserves and other mineralization, or of our ability to extract these reserves or mineralization, could have a material adverse effect on our results of operations and financial condition.

     We have not established the presence of any proven or probable reserves at any of our mineral properties other than the San Cristobal project. We cannot assure you that subsequent testing or future feasibility studies will establish additional reserves at our properties. The failure to establish additional reserves could restrict our ability to successfully implement our strategies for long term growth beyond the San Cristobal project.

San Cristobal Project Risks - the completion of the San Cristobal project is subject to delays in commencement and completion, our inability to achieve anticipated production volume and cost increases.

     We plan to complete the development of the San Cristobal project and commence production operations in late 2002. However, there can be no assurance that:

     . the development of the San Cristobal project will be commenced or completed on a timely basis, if at all;

     .  the resulting operations will achieve the anticipated production volume;
        or

     . the construction costs and ongoing operating costs associated with the development of the San Cristobal project will not be higher than anticipated.

     If the actual cost to complete the development of the San Cristobal project is significantly higher than expected, we cannot assure you that we will have enough funds to cover these costs or that we would be able to obtain alternative sources of financing to cover these costs. Unexpected cost increases or the failure to obtain necessary project financing on acceptable terms, to commence or complete the development of the San Cristobal project on a timely basis, or to achieve anticipated production capacity, and unexpected cost increases could have a material adverse effect on our future results of operations and financial condition.

     The successful development of the San Cristobal project is subject to the other risk factors described in this prospectus.

Dependence on a Single Mining Project - our principal asset is the San Cristobal project.

     We anticipate that the majority, if not all, of our revenues for the next few years and beyond will be derived from the sale of metals mined at the San Cristobal project. Therefore, if we are unable to complete and successfully mine the San Cristobal project in a timely manner, our ability to generate revenue and profits would be materially adversely affected.

Management of Growth - our success will depend on our ability to manage our growth.

     We anticipate that as we bring our mineral properties into production and as we acquire additional mineral rights, we will experience significant growth in our operations. We expect this growth to create new positions and responsibilities for management personnel and increase demands on our operating and financial systems. We cannot assure you that we will successfully meet these demands and manage our anticipated growth.

Volatility of Metals Prices - our profitability will be affected by changes in the prices of metals.

     Our profitability and long-term viability depend, in large part, on the market price of silver, zinc, lead and other metals. The market prices for these metals are volatile and are affected by numerous factors beyond our control, including:

     .  global or regional consumption patterns;

     .  supply of, and demand for, silver, zinc, lead and other metals;

     .  speculative activities;

     .  expectations for inflation; and

     .  political and economic conditions.

     The aggregate effect of these factors on metals prices is impossible for our company to predict. A decrease in metals prices could adversely affect our ability to finance the development of the San Cristobal project and the exploration and development of our other properties, which would have a material adverse effect on our financial condition and results of operations.

     The following table sets forth (1) the London Silver Market's high and low spot price of silver in U.S. dollars per troy ounce and (2) the London Metals Exchange's high and low spot prices of zinc and lead in U.S. dollars per pound, for the periods indicated.

                                  Silver                     Zinc                     Lead
                        -----------------------------------------------------------------------------
Year                         High         Low         High          Low         High         Low
---                          ----         ---         ----          ---         ----         ---
1994                         5.75        4.64         0.54         0.41         0.31        0.15
1995                         6.04        4.41         0.55         0.43         0.35        0.24
1996                         5.83        4.71         0.50         0.44         0.42        0.30
1997                         6.27        4.22         0.60         0.47         0.33        0.23
1998                         6.83        4.88         0.52         0.42         0.27        0.22
1999                         5.75        4.88         0.56         0.41         0.25        0.21

Hedging and Currency Risks - we may not be successful in hedging against price, currency and interest rate fluctuations and may lose money through our hedging programs.

     We have engaged in limited metals trading activities to hedge against commodity and base metals price risks, using puts and calls. We anticipate that as we bring our mineral properties into production and we begin to generate revenue, we may utilize various price hedging techniques to mitigate some of the risks associated with fluctuations in the prices of the metals we produce. We may also engage in activities to hedge the risk of exposure to currency and interest rate fluctuations related to the development of San Cristobal in Bolivia or in other countries in which we incur substantial expenditures for exploration or development. Further, terms of our financing arrangements may require us to hedge against these risks.

     We cannot assure you that we will be able to successfully hedge against price, currency and interest rate fluctuations. In addition, our ability to hedge against zinc and lead price risk in a timely manner may be adversely affected by the smaller volume of transactions in both the zinc and lead markets than in the silver market. Further, there can be no assurance that the use of hedging techniques will always be to our benefit. Hedging instruments which protect against market price volatility may prevent us from realizing the benefit from subsequent increases in market prices with respect to covered production. This limitation would limit our revenues and profits. Hedging contracts are also subject to the risk that the other party may be unable or unwilling to perform its obligations under these contracts. Any significant nonperformance could have a material adverse effect on our financial condition and results of operations.

Uncertainty and Cost of Mineral Exploration and Acquisition - the exploration of mineral properties is highly speculative in nature, involves substantial expenditures, and is frequently non-productive.

     Our future growth and profitability will depend, in part, on our ability to identify and acquire additional mineral rights, and on the costs and results of our continued exploration and development programs. Competition for attractive mineral exploration properties is intense. See "--Competition." Our strategy is to expand our reserves through a broad program of exploration. Mineral exploration is highly speculative in nature and is frequently non-productive. Substantial expenditures are required to:

     . establish ore reserves through drilling and metallurgical and other testing techniques;

     . determine metal content and metallurgical recovery processes to extract metal from the ore; and

     .  construct, renovate or expand mining and processing facilities.

     If we discover ore, it usually takes several years from the initial phases of exploration until production is possible. During this time, the economic feasibility of production may change. As a result of these uncertainties, we cannot assure you that we will successfully acquire additional mineral rights, that our exploration programs will result in new proven and probable reserves in sufficient quantities to justify commercial operations in any of our properties, other than the San Cristobal project.

     We consider from time to time the acquisition of operating or formerly operating mines. Our decisions to acquire these properties are based on a variety of factors including historical operating results, estimates of and assumptions about future reserves, cash and other operating costs, metals prices and projected economic returns, and evaluations of existing or potential liabilities associated with the property and its operation. Other than historical operating results, all of these may differ significantly from our estimates and assumptions. In addition, there is intense competition for attractive properties. Accordingly, there is no assurance that our acquisition efforts will result in profitable mining operations.

Development Risks - our profitability depends, in part, on actual economic returns and actual costs of developing mines, which may differ significantly from our estimates and involve unexpected problems and delays.

     None of our mineral properties, including the San Cristobal project, has an operating history upon which we can base estimates of future cash operating costs. Our decision to develop the San Cristobal project is based on feasibility studies. Decisions about the development of other projects in the future may also be based on feasibility studies. Feasibility studies provide the basis for estimates of reserves and operating costs and project economic returns. Estimates of economic returns are based, in part, on assumptions about
future metals prices.  See "--Volatility of Metals Prices."   Feasibility
studies provide the basis for estimates of cash operating costs based upon, among other things:

     . anticipated tonnage, grades and metallurgical characteristics of ore to be mined and processed;

     .  anticipated recovery rates of silver and other metals from the ore;

     .  cash operating costs of comparable facilities and equipment; and

     .  anticipated climatic conditions.

     Actual cash operating costs, production and economic returns may differ significantly from those anticipated by our studies and estimates.

     There are a number of uncertainties inherent in the development and construction of any new mine, including the San Cristobal project. See "--San Cristobal Project Risks." These uncertainties include:

     . the timing and cost, which can be considerable, of the construction of mining and processing facilities;

     . the availability and cost of skilled labor, power, water and transportation facilities;

     . the availability and cost of appropriate smelting and refining arrangements;

     . the need to obtain necessary environmental and other governmental permits, and the timing of those permits; and

     . the availability of funds to finance construction and development activities.

     The costs, timing and complexities of mine construction and development are increased by the remoteness of the location of many mining properties, like the San Cristobal project. It is common in new mining operations to experience unexpected problems and delays during mine start-up. In addition, delays in the commencement of mineral production often occur. Accordingly, there is no assurance that our future development activities will result in profitable mining operations.

Title to Our Mineral Properties May be Challenged

     Our policy is to seek to confirm the validity of our rights to title to, or contract rights with respect to, each mineral property in which we have a material interest. However, we cannot guarantee that title to our properties will not be challenged or impugned. Title insurance generally is not available, and our ability to ensure that we have obtained secure claim to individual mineral properties or mining concessions may be severely constrained. We have not conducted surveys of all of the claims in which we hold direct or indirect interests and, therefore, the precise area and location of these claims may be in doubt. Accordingly, our mineral properties may be subject to prior unregistered agreements, transfers or claims, and title may be affected by, among other things, undetected defects. In addition, we may be unable to operate our properties as permitted or to enforce our rights with respect to our properties.

Property Rights - we may lose rights to properties if we fail to meet payment requirements or development or production schedules.

     We derive the rights to some of our mineral properties, including some of our principal properties at the San Cristobal project, from leaseholds or purchase option agreements which require the payment of rent or other installment fees. If we fail to make these payments when they are due, our rights to the property may lapse. We cannot assure you that we will always make payments by the requisite payment dates. In addition, some contracts with respect to our mineral properties require development or production schedules. We cannot assure you that we will be able to meet any or all of the development or production schedules. In addition, our ability to transfer or sell our rights to some of our mineral properties requires governmental approvals or third party consents, which may not be granted.

Mining Risks and Limits of Insurance Coverage - we cannot insure against all of the risks associated with mining.

     The business of mining is subject to a number of risks and hazards, including:

     .  adverse environmental effects;

     .  industrial accidents;

     .  labor disputes;

     .  technical difficulties due to unusual or unexpected geologic formations;

     .  failures of pit walls; and

     . flooding and periodic interruptions due to inclement or hazardous weather conditions.

     These risks can result in, among other things:

     . damage to, and destruction of, mineral properties or production facilities;

     .  personal injury;

     .  environmental damage;

     .  delays in mining;

     .  monetary losses; and

     .  legal liability.

     Although we maintain, and intend to continue to maintain, insurance with respect to our operations and mineral properties within ranges of coverage consistent with industry practice, there can be no assurance that insurance will be available at economically feasible premiums. Insurance against environmental
risks is not generally available.   These environmental risks include potential
liability for pollution or other disturbances resulting from mining exploration and production. In addition, not all risks associated with developing and producing silver, zinc, lead and other metals are included in coverage and some covered risks may result in liabilities which exceed policy limits. Further, we may elect to not seek coverage for all risks. The occurrence of an event that is not fully covered, or covered at all, by insurance, could have a material adverse effect on our financial condition and results of operations.

Foreign Operations - we conduct all of our exploration activities in countries with developing economies and are subject to the risks of political and economic instability associated with these countries.

     We currently conduct exploration activities in countries with developing economies including Bolivia, Honduras, Mexico and Peru in Latin America. These countries and other emerging markets in which we may conduct operations have from time to time experienced economic or political instability. We may be materially adversely affected by risks associated with conducting operations in countries with developing economies, including:

     .  political instability and violence;

     .  war and civil disturbance;

     .  expropriation or nationalization;

     .  changing fiscal regimes;

     .  fluctuations in currency exchange rates;

     .  high rates of inflation;

     .  underdeveloped industrial and economic infrastructure; and

     .  unenforceability of contractual rights.

     Changes in mining or investment policies or shifts in the prevailing political climate in any of the countries in which we conduct exploration and development activities could adversely affect our business. Our operations may be affected in varying degrees by government regulations with respect to, among other things:

     .  production restrictions;

     .  price controls;

     .  export controls;

     .  income and other taxes;

     .  maintenance of claims;

     .  environmental legislation;

     .  foreign ownership restrictions;

     .  foreign exchange and currency controls;

     .  labor;

     .  welfare benefit policies;

     .  land use;

     .  land claims of local residents;

     .  water use; and

     .  mine safety.

     We cannot accurately predict the effect of these factors. In addition, legislation in the United States regulating foreign trade, investment and taxation could have a material adverse effect on our financial condition and results of operations.

Government Regulation of Environmental Matters - our activities are subject to foreign environmental laws and regulations which may materially adversely affect our future operations.

     We conduct mineral exploration and development activities primarily in Central America and South America, and are most active in Bolivia, where the San Cristobal project is located, and Mexico. With the development of San Cristobal, we also expect to conduct mining operations in Bolivia. These countries have laws and regulations which control the exploration and mining of mineral properties and their effects on the environment, including air and water quality, mine reclamation, waste handling and disposal, the protection of different species of flora and fauna and the preservation of lands. These laws and regulations will require our company to acquire permits and other authorizations for certain activities. In many countries, including Bolivia, there is relatively new comprehensive environmental legislation, and the permitting and authorization processes may be less established and less predictable than they are in the United States. We cannot assure you that we will be able to acquire necessary permits or authorizations on a timely basis, if at all. Delays in acquiring any permit or authorization could increase the development cost of San Cristobal or other projects and could delay the commencement of production.

     Environmental legislation in many countries is evolving in a manner which will likely require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. In Bolivia, where there is relatively new environmental legislation, enforcement activities and strategies may be under development, and thus may be less predictable than in the United States. We cannot predict what environmental legislation or regulations will be enacted or adopted in the future or how future laws and regulations will be administered or interpreted. Compliance with more stringent laws and regulations, as well as potentially more vigorous enforcement policies or regulatory agencies or stricter interpretation of existing laws, may (1) necessitate significant capital outlays, (2) cause us to delay, terminate or otherwise change our intended activities with respect to one or more projects and (3) materially adversely affect our future operations.

     Many of our exploration and development properties are located in historic mining districts where prior owners may have caused environmental damage which may not be known to us or to the regulators. In most cases, we have not sought complete environmental analyses of our mineral properties and have not conducted comprehensive reviews of the environmental laws and regulations in every jurisdiction in which we own or control mineral properties. To the extent we are subject to environmental requirements or liabilities, the cost of compliance with these requirements and satisfaction of these liabilities would reduce our net cash flow and could have a material adverse effect on our financial condition and results of operations. If we are unable to fund fully the cost of remediation of any environmental condition, we may be required to suspend operations or enter into interim compliance measures pending completion of the required remediation.

Competition - we compete against larger and more experienced companies.

     The mining industry is intensely competitive. Many of the largest mining companies are primarily producers of base metals, and may become interested in the types of silver deposits on which we are focused because these deposits typically are polymetallic, containing significant quantities of base metals including zinc, lead and copper. Many of these companies have greater financial resources, operational experience and technical capabilities than we have. We may encounter increasing competition from other mining companies in our efforts to acquire mineral properties and hire experienced mining professionals. Increased competition in our business could adversely affect our ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future.

Holding Company Structure Risks - our ability to obtain dividends or other distributions from our subsidiaries may be subject to restrictions imposed by law and foreign currency exchange regulations.

     We conduct, and will continue to conduct, all of our operations through subsidiaries. Our ability to obtain dividends or other distributions from our subsidiaries may be subject to restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which the subsidiaries operate. Our subsidiaries' ability to pay dividends or make other distributions to us is also subject to their having sufficient funds to do so. If our subsidiaries are unable to pay dividends or make other distributions, our growth may be inhibited unless we are able to obtain additional debt or equity financing on acceptable terms. In the event of a subsidiary's liquidation, we may lose all or a portion of our investment in that subsidiary.

Requirement of External Financing - we may not be able to raise the funds necessary to explore and develop our mineral properties.

     We will need external financing to develop and construct the San Cristobal project and to fund the exploration and development of our other mineral properties. Sources of external financing may include bank borrowings and future debt and equity offerings. We cannot assure you that financing will be available on acceptable terms, or at all. The failure to obtain financing could have a material adverse effect on our growth strategy and our results of operations and financial condition. The mineral properties that we are likely to develop are expected to require significant capital expenditures. We cannot assure you that we will be able to secure the financing necessary to retain our rights to, or to begin or sustain, production at our mineral properties.

Dependence on Key Personnel - we depend on the services of key executives.

     We are dependent on the services of key executives including our chairman and our chief operating officer and a small number of highly skilled and experienced executives and personnel focused on the development of the San Cristobal project. Due to the relatively small size of our company, the loss of these persons or our inability to attract and retain additional highly skilled employees required for the development of the San Cristobal project, may delay or otherwise adversely affect the development of the San Cristobal project, which could have a material adverse effect on our business or future operations.

Substantial Control By Directors and Officers, and 5% Shareholders - the substantial control of our company by our directors and officers, and 5% shareholders may have a significant effect in delaying, deferring or preventing a change in control of our company or other events which could be of benefit to our other shareholders.

     As of February 1, 2000, Thomas S. Kaplan and the other directors of our company and officers of Apex Corporation, together with members of their families and entities that may be deemed to be affiliates of or related to these persons or entities, and 5% shareholders beneficially owned approximately 20,600,000 ordinary shares or approximately 60% of the outstanding shares of our company. This level of ownership by these persons may have a significant effect in delaying, deferring or preventing a change in control of our company or other events which could be of benefit to our other shareholders.

There May Be Certain Tax Risks Associated with Investments In Our Company.

     Potential investors that are U.S. taxpayers should consider that our company may be considered to be "passive foreign investment company" (a "PFIC") for federal income tax purposes. If our company were deemed to be a PFIC, then a U.S. taxpayer who disposes or is deemed to dispose of shares of our company at a gain or who received a so-called "excess distribution" on the shares generally would be required to treat such gain or excess distribution as ordinary income and pay an interest charge on a portion of the gain or distribution unless the taxpayer makes a timely qualified electing fund election (a "QEF" election). A U.S. taxpayer who makes a QEF election generally must report on a current basis his or her share of any of our company's ordinary earnings and net capital gain for any taxable year in which our company is a PFIC, whether or not we distribute those earnings. Special estate tax rules could be applicable to the shares of our company if we are classified as a PFIC for income tax purposes. See "Certain Federal Income Tax Considerations".

                           FORWARD-LOOKING STATEMENTS

     Some information contained in this prospectus may contain forward-looking statements. These statements include comments regarding mine development and construction plans, costs, grade, production and recovery rates, permitting, financing needs, the availability of financing on acceptable terms, the timing of engineering studies and environmental permitting, and the markets for silver, zinc and lead. The use of any of the words "anticipate," "continue," "estimate," "expect," "may," "will," "project," "should," "believe" and similar expressions are intended to identify uncertainties. We believe the expectations reflected in those forward-looking statements are reasonable. However, we cannot assure you that these expectations will prove to be correct. You should not unduly rely on forward-looking statements included in this prospectus.
These statements speak only as of the date of this prospectus. In particular, this prospectus contains forward looking statements pertaining to the following:

     . projections of future capital costs for construction in connection with the San Cristobal project;

     . expectations regarding the levels or timing of exploration, development or production of metals;

     .  potential growth in our operations;

     .  geographic location or focus of our operations;

     . potential investments of the proceeds of this offering pending the application of the net proceeds;

     .  expected sources or uses of funds;

     . anticipated methods and timing of production and processing of mined ore;

     .  the size of any particular deposit, or reserves or recovery rates; and

     .  treatment under governmental tax and regulatory regimes.

     Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors set forth below and other factors set forth in, or incorporated by reference into, this prospectus:

     . worldwide economic and political events affecting the supply of and demand for silver, zinc and lead;

     .  volatility in market prices for silver, zinc and lead;

     . financial market conditions, and the availability of financing on terms acceptable to our company;

     . uncertainties associated with developing a new mine, including potential cost overruns and the unreliability of estimates in early stages of mine development;

     . variations in ore grade and other characteristics affecting mining, crushing, milling and smelting operations and mineral recoveries;

     .  geological, technical, permitting, mining and processing problems;

     . the availability and timing of acceptable arrangements for power, transportation, water and smelting;

     . uncertainties regarding future changes in tax legislation or implementation of existing tax legislation;

     .  variations in smelting operations and capacity;

     .  the availability of experienced employees; and

     .  the factors discussed under "Risk Factors."

     Many of those factors are beyond our ability to control or predict. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect future events or developments. All subsequent written and oral forward-looking statements attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained in this section and elsewhere in this prospectus.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Currently, our major principal cash balances are held in U.S. dollars. We maintain minimum cash balances in foreign currencies and therefore have a relative low exposure to currency fluctuations. Because we conduct our activities largely in several foreign countries, we may in the future engage in hedging activities to minimize the risk of exposure to currency and interest rate fluctuations.

     We expect that we will be required to hedge some portion of our planned production in advance in order to complete the financing necessary to develop San Cristobal. In addition, as we bring San Cristobal into production and begin to derive revenue from the production, sale and exchange of metals, we may utilize various price-hedging techniques to lock in forward delivery prices on a portion of our production. We would expect to balance the use of price-hedging techniques to mitigate some of the risks associated with fluctuations in the prices of the metals we produce while allowing us to take advantage of rising metal prices should they occur.

     We are currently developing policies, procedures and guidelines for the hedging of metal prices, interest rates and foreign currency exposure. We have engaged in limited metals trading activities utilizing puts and calls in a manner similar to anticipated lender requirements, for the purpose of testing procedures and controls surrounding the trading function. At December 31, 1999, a mark to market of our open positions did not have a material effect on our results of operations or financial position. We cannot assure you that we will always benefit from the use of hedging techniques.

                                USE OF PROCEEDS

     The net proceeds from this offering will be approximately $ . million. The net proceeds we receive from the sale of the securities offered by this prospectus will be used for one or more of the following purposes:

     .  constructing and developing the San Cristobal project;

     .  exploring and developing properties in our portfolio;

     . maintaining control or ownership of our properties, including making ongoing lease and royalty payments and paying other maintenance and registration fees;

     .  acquiring additional mining related properties or businesses; and

     .  financing other general corporate purposes.

     Pending the application of the net proceeds, we expect to invest the proceeds in short-term investment grade marketable securities or money market obligations.

     The proceeds from the exercise of the warrants offered by this prospectus are expected to be used in the same manner. The exercise price of a warrant for one ordinary share is initially $., or .% of the price of the ordinary shares offered by this prospectus. The exercise price of the warrants may be adjusted in accordance with the terms of the warrant. See "Description of Warrants."

                        PRICE RANGE OF OUR COMMON STOCK


     Our ordinary shares are listed on the American Stock Exchange under the symbol ``SIL.'' Our company has warrants that are listed on the American Stock Exchange under the symbol "SIL.WS" that are of a different class from the warrants to be issued under this prospectus. Our currently outstanding warrants began trading on February 25, 2000. As of March 3, 2000, we had approximately 140 shareholders of record and an estimated 2,000 additional beneficial holders whose ordinary shares were held in street name by brokerage houses.

     Our company has never paid any dividends on its ordinary shares and expects for the foreseeable future to retain all of its earnings from operations for use in expanding and developing its business. Any future decision as to the payment of dividends will be at the discretion of our board of directors and will depend upon our earnings, receipt of dividends from our subsidiaries, financial position, capital requirements, plans for expansion and such other factors as our board of directors deems relevant.

     The following table sets forth for the periods indicated the high and the low sale prices per share of our ordinary shares for the periods indicated. The closing price of the ordinary shares on March 30, 2000 was $10-1/2.


                                                         Ordinary Shares
                                  ---------------------------------------------------------
                                              1999                         1998
                                              ----                         ----

Period                                  High          Low          High           Low
------                                  ----          ---          ----          ----
1st Quarter.......................        $10 3/4    $ 7 3/8       $14 1/8        $10 5/8
2nd Quarter.......................        $13 1/4    $10 1/16      $12 3/4        $ 9 3/8
3rd Quarter.......................        $15 1/4    $10 3/4       $10 5/16       $ 6 3/4
4th Quarter.......................        $15        $11           $ 9 5/8        $ 7 1/2

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data for our company for the years ended December 31, 1999, 1998, 1997, 1996 and 1995, and the period from
December 22, 1994 (inception) through December 31, 1999, are derived from the audited consolidated financial statements of our company. The selected financial data that has not been presented in the following table is immaterial. This table should be read in conjunction with the Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations.



                                                                                                                December 22,
                                                                                                                    1994
                                                                                                                (inception)
                                                                                                                  through
                                                                Year ended December 31,                         December 31,
                                          --------------------------------------------------------------------
                                              1999           1998          1997          1996         1995          1999
                                              ----           ----          ----          ----         ----          ----
                                                   (dollars in thousands, except per share amounts)
Statement of Operations:
Interest and other income ..............      $  1,114       $  2,444     $    962      $    575      $   462      $  5,572
                                              --------       --------     --------      --------      -------      --------
Total income ...........................         1,114          2,444          962           575          462         5,572
                                              --------       --------     --------      --------      -------      --------
Expenses
  Exploration ..........................         6,014          9,966       13,358        14,852        3,559        48,167
  Administrative .......................         2,846          3,339        2,440           265          200         9,090
  Amortization and depreciation ........           233            169          149            57           57           666
                                              --------       --------     --------      --------      -------      --------
Total expenses .........................         9,093         13,474       15,947        15,174        3,816        57,922
                                              --------       --------     --------      --------      -------      --------
Loss before minority interest ..........        (7,979)       (11,030)     (14,985)      (14,599)      (3,354)      (52,350)
Minority interest ......................            --             --           --         2,876        1,493         4,559
                                              --------       --------     --------      --------      -------      --------
Net loss for the period ................      $ (7,979)      $(11,030)    $(14,985)     $(11,723)     $(1,861)     $(47,791)
                                              ========       ========     ========      ========      =======      ========
Net loss per Ordinary Share ............        $(0.29)        $(0.42)      $(0.72)       $(0.66)      $(0.12)        (2.19)
                                              ========       ========     ========      ========      =======      ========
Weighted average number of Ordinary
 Shares outstanding ....................        27,601         26,212       20,930        17,672       15,900        21,791

Cash Flow Data:
Net cash provided by (used in) financing
 activities ............................      $ 94,073       $   (267)    $ 55,008      $ 35,269      $ 6,430      $191,199
Net cash used in operating activities ..        (8,289)       (11,463)     (17,990)      (12,092)      (3,491)      (53,653)
Net cash used in investing activities ..       (15,705)       (19,086)      (5,934)         (524)           7       (41,249)
                                              --------       --------     --------      --------      -------      --------
Net increase (decrease) in cash ........      $ 70,079       $(30,816)    $ 31,084      $ 22,653      $ 2,939      $ 96,297
                                              ========       ========     ========      ========      =======      ========

                                                           December 31,
                                         1999        1998       1997       1996       1995
                                         ----        ----       ----       ----       ----
                                                    (dollars in thousands)
Balance Sheet Data:                    $151,077     $62,347    $73,329    $26,797     $6,820
Total assets .....................        6,249       3,950      4,100      2,486        359
Total liabilities ................           --          --         --         --      2,876
Minority interest ................      144,828      58,397     69,229     24,311      3,585
Shareholders' equity  ............



   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATION

General

     You should read the following discussion and analysis together with the consolidated financial statements of Apex Silver Mines Limited and the selected financial data and related notes thereto included elsewhere in this prospectus.

     Apex Limited is a mining exploration and development company that holds a portfolio of silver exploration and development properties primarily in South America, Mexico and Central America. None of these properties are in production and, consequently, we have no current operating income or cash flow.

     We currently focus our resources on the development of our San Cristobal project in Bolivia as well as continued evaluation of our Cobrizos property in Bolivia and Platosa property in Mexico.

     Our company completed an initial public offering of ordinary shares on December 1, 1997. We completed a subsequent offering of ordinary shares and warrants during November 1999.

Results of Operations

     Interest Income. Our company does not yet produce silver or any other mineral products and has no revenues from product sales. Our primary source of revenue is interest income. Our policy is to invest all excess cash in liquid, high credit quality, short-term financial instruments. Our interest income for the year ended December 31, 1999 was $1.1 million compared to $2.4 million and $1.0 million for the years ended December 31, 1998 and 1997, respectively. The 1999 decrease in interest income compared to 1998 is the result of declining average cash balances during 1999 prior to receipt of the net proceeds of our November 1999 offering of ordinary shares and warrants. The increase in our interest income for 1998 compared to 1997 was due to the additional cash raised in our initial public offering of ordinary shares in 1997.

     Exploration. Our company expenses mineral exploration expenditures as incurred on each property until we determine that mining operations on that property are feasible. Once we have determined that a mineral property has proven and probable ore reserves, we capitalize all development costs. Through December 31, 1999, we have expensed all acquisition and exploration costs as incurred, except those pertaining to the San Cristobal project. Since September 1, 1997, we have capitalized development costs associated with the San Cristobal project and will continue to do so in the future.

     Our exploration expenses were $6.0 million for the year ended December 31, 1999 compared to $10.0 million and $13.4 million for the years ended December 31, 1998 and 1997, respectively. The decreases in our exploration expenses for these periods is due primarily to the reduced emphasis on exploration as we concentrate our resources on the development of the San Cristobal project.

     Administrative.   Our administrative expenses were $2.8 million for the
year ended December 31, 1999, compared to $3.3 million and $2.4 million for the years ended December 31, 1998 and 1997, respectively. The decrease in our administrative expenses in 1999 as compared to 1998 is primarily due to the refocusing of our efforts on development activities at the San Cristobal project. The increase in our administrative expenses for 1998 compared to 1997 is primarily the result of our increased activity and our hiring of additional personnel associated with the anticipated development and financing of the San Cristobal project.

     Income Taxes.   Apex Corporation, our U.S. management services company, is subject to U.S. income taxes. Otherwise our company pays no income tax in the U.S. since we are incorporated in the Cayman Islands and conduct no business that currently generates U.S. taxable income. The Cayman Islands currently impose no corporate taxation. Our company has been granted exemption until January 16, 2015 from any form of corporate taxation which may subsequently be adopted in the Cayman Islands.

Liquidity and Capital Resources

     As of December 31, 1999, we had cash and cash equivalents of approximately
$96.3 million compared to $26.2 million at December 31, 1998.   The increase in
our cash and cash equivalents during 1999 is due to the $94.1 million in net proceeds we received from our November 1999 offering of ordinary shares and warrants, partially offset by our investments of approximately $15.0 million in the development of the San Cristobal mine and $0.7 million in plant, buildings and equipment, together with $8.3 million in other expenditures related primarily to exploration and administration.

     During November 1999, pursuant to a shelf registration statement filed with the SEC, we sold 8,090,132 ordinary share units, resulting in proceeds before commissions and fees of approximately $97.1 million and net proceeds of approximately $94.1 million. The ordinary share units, each priced at $12.00 per unit, were comprised of one ordinary share and one-half warrant with each warrant exercisable for one ordinary share at any time on or before November 4, 2002 at a price of $18.00 per ordinary share. The warrants, if exercised, would raise an additional $73.6 million for us and would result in the issuance of 4,088,158 ordinary shares.

     Based on the September 1999 feasibility study for the San Cristobal project, we expect capital costs for construction to total approximately $413 million. In addition, we expect that the San Cristobal project will require $15 million of working capital and $20 million to pay Bolivian value-added tax during construction. We should recover the value-added tax against our future Bolivian income taxes. Based on our current development schedule for San Cristobal, we anticipate capital expenditures of approximately $127 million over the next twelve months, with the remaining $321 million to be spent in the following two years. We expect to fund these expenditures from a combination of our existing cash balances and financing raised from outside sources. Under the current schedule, we expect our existing cash balances to be sufficient to fund construction at San Cristobal through the third quarter of 2000. We will need significant additional financing from outside sources to complete San Cristobal construction.

     We expect that outside sources of financing for San Cristobal will include bank borrowings and future additional debt or equity financing. Our company does not currently have a line of credit with any financial institution. We have appointed Barclays and Deutsche Bank as co-lead arrangers for the project financing of the San Cristobal project and have begun negotiations regarding the terms of a potential financing. We cannot assure you that we will be able to obtain the required financing on terms that we find attractive, or at all.

     In order to maintain our mineral properties, we must make certain payments including government mineral patent fees and commissions, work commitments, lease and option payments and advance royalties. In order to maintain our current portfolio of mineral properties, we will be required to make payments during the next twelve months of approximately $0.5 million for San Cristobal, $0.2 million for Cobrizos, $0.7 million for Platosa and $0.6 million for our other exploration properties. In addition, we expect to make expenditures for other continuing exploration, property acquisition, property evaluation and general corporate expenses. Such expenditures are not anticipated to increase significantly during the next twelve months. We expect to fund these obligations from existing cash balances.

     Environmental Compliance

     Our current and future exploration and development activities, as well as our future mining and processing operations, are subject to various federal, state and local laws and regulations in the countries in which we conduct our activities. These laws and regulations govern the protection of the environment, prospecting, development, production, taxes, labor standards, occupational health, mine safety, toxic substances and other matters. Our management expects to be able to comply with those laws and does not believe that compliance will have a material adverse effect on our competitive position. We intend to obtain all licenses and permits required by all applicable regulatory agencies in connection with our mining operations and exploration activities. We intend to maintain standards of environmental compliance consistent with best contemporary industry practice.

                                  OUR BUSINESS

     Apex Silver Mines Limited, organized under the laws of the Cayman Islands in 1996, is engaged in the exploration and development of silver properties in South America, Mexico and Central America. Our company has one of the largest, most diversified portfolios of privately owned and controlled silver exploration properties in the world. We have rights to or control of approximately 80 non-producing silver and other mineral properties located in or near the traditional silver producing regions of Bolivia, Mexico, Peru, Chile and Honduras. Our exploration efforts have produced our first development property, our 100% owned San Cristobal project located in southern Bolivia. San Cristobal's proven and probable reserves total 240 million tonnes of ore grading 2.0 ounces per tonne of silver, 1.67% zinc and 0.58% lead, and are estimated to contain 470 million ounces of silver, 8.8 billion pounds of zinc and 3.1 billion pounds of lead. None of our properties are in production, and consequently we have no operating income or cash flow.

     In December 1997, our company completed an initial public offering of ordinary shares. In November 1999, we sold equity units comprised of ordinary shares and warrants exercisable for ordinary shares.

Business Strategy

     Our company is one of a limited number of mining companies which focus on silver exploration, development and production. Our strategy is to capitalize on our sizeable portfolio of silver exploration properties in order to achieve long-term profits and growth and to enhance shareholder value.

     Although our primary focus is on mining silver, we intend to produce other metals associated with our silver deposits if economically practicable, including zinc, lead, copper and gold. We are managed by a team of seasoned mining professionals with significant experience in the identification and exploration of mineral properties, as well as the construction, development and operation of large scale, open pit and underground, precious and base metals mining operations.

     The principal elements of our business strategy are to:

     . proceed to develop the San Cristobal project into a large scale open pit mining operation;

     . continue to explore and evaluate the Cobrizos silver property in southern
       Bolivia and the Platosa silver and zinc property in northern Mexico;

     . continue to explore and develop other properties which we believe are most likely to contain significant amounts of silver and divesting of those properties that are not of continuing interest; and

     . identify and acquire additional mining and mineral properties that we believe contain significant amounts of silver or have exploration potential.

San Cristobal Project

     Our 100% owned San Cristobal project is located in the San Cristobal mining district of the Potosi Department in southern Bolivia, a region that has historically produced a significant portion of the world's silver supply. San Cristobal is located in the Bolivian Altiplano in the Andes mountains, approximately 500 kilometers south of the capital city of La Paz. The project is accessible by a gravel road from the international railroad at Rio Grande, approximately 50 kilometers to the north, and from the town of Uyuni, a former railroad maintenance town, approximately 80 kilometers to the northeast. The railroad begins at the Chilean port of Antafogasta, approximately 460 kilometers southwest of San Cristobal, and continues approximately 500 kilometers north to La Paz.

     The San Cristobal property is comprised of certain mining concessions in a large block of concessions owned or controlled by us covering approximately 460,000 acres. Under these mining concessions, our company has the right to carry out exploration, mining, processing and marketing of all mineral substances located within the concessions, and to use the water found on the concessions. In order to maintain our rights to these concessions, we must make annual mining patent payments to the Bolivian government.

     Our San Cristobal property is largely unexploited. The relatively small, shut down Toldos mine, located approximately 1.5 kilometers from San Cristobal, was mined by underground block caving and open pit mining between 1985 and 1995. At present, there is no significant plant or equipment on the San Cristobal property.

     We believe that our San Cristobal property contains one of the largest known open pit silver, zinc and lead deposits in the world. Additional drilling in 1998 doubled proven and probable reserves at San Cristobal, which total 240 million tonnes of ore grading 2.0 ounces per tonne of silver, 1.67% zinc and 0.58% lead. We believe these reserves contain 470 million ounces of silver, 8.8 billion pounds of zinc and 3.1 billion pounds of lead. The full dimensions of the San Cristobal deposit have not yet been determined; mineralized material extends outward from the identified ore body in most directions as well as to depths below 260 meters.

     In September 1999, we completed a detailed feasibility study on San Cristobal. The feasibility study was prepared by Kvaerner, E&C Metals Division, an independent engineering firm. Based on the feasibility study, we anticipate developing a low cost, open pit silver-zinc mine at San Cristobal with a low strip ratio of approximately 1.8:1 (tonnes of waste to tonnes of ore), including pre-stripping. Under the study's mine plan, we would mine the deposit at a rate of approximately 40,000 tonnes of ore per day and process the ore by conventional means. We would transport mined ore to the primary crusher by truck and then convey the crushed ore to a mill and flotation complex. The ore would be ground in semi-autogenous (SAG) and ball mill circuits, and then processed by selective flotation to produce separate silver-lead and silver-zinc concentrates. We expect to transport the filtered concentrates by road to a port in Chile, and then by ocean vessel to smelters and refineries in Asia, the Americas and Europe.

     Based on existing reserves and production rates from the feasibility study, we believe the operation should produce, once commercial production is attained, an annual average of approximately 19 million contained ounces of silver, 473 million contained pounds of zinc and 133 million contained pounds of lead over a mine life of approximately 17 years, with higher production anticipated in the first five years. Based on the geology of San Cristobal, and the drilling, analysis and proven and probable reserves identified to date, we believe that the San Cristobal project could be extended in life and/or increased in scale.

     Future capital costs for San Cristobal construction as projected in the feasibility study total approximately $413 million, net of approximately $60 million in expected tax credits, and assume contract mining for the first five years. These capital figures do not include an additional $15 million of assumed working capital. The capital figures also exclude value-added taxes and duties which the feasibility study assumes will be recovered by our company following commencement of production. Thus, the feasibility study assumes that up to approximately $20 million in Bolivian value-added tax to be paid during construction will be recovered as credits against future income taxes. Under a Supreme Decree recently enacted by the government of Bolivia, in exchange for costs incurred in constructing a road from the San Cristobal site to the Chilean border connecting with the Chilean road to the port, the Bolivian government has agreed to provide tax credits which we believe will total approximately $40 million to offset an equivalent amount of additional value-added taxes and duties. We believe this can reduce our initial funding requirements during pre-production project development by approximately $40 million. The estimate of capital costs in the feasibility study assumes that this reduction is achieved.

     Since completion of the feasibility study, we have continued detailed engineering and are working towards selection of a contractor to provide engineering, procurement and construction management services. We are in the process of arranging financing for the project and expect construction of the San Cristobal mine and processing facilities to begin mid-year, if necessary financing is obtained. Based on this schedule, we anticipate that start-up could begin in late 2002.

Geology

     The San Cristobal project occupies the central portion of a depression associated with volcanism of the Miocene age. The 4 kilometer diameter depression is filled with fine to coarse grained volcanoclastic sedimentary rocks (including shale, conglomerate, sandstone, landslide debris and talus). During the late Miocene Period, after sedimentation had nearly filled the depression, a series of dacite and andesite porphyry sills and domes intruded the volcanoclastic rocks. Disseminated and stockwork silver-lead-zinc mineralization formed locally both within the volcanoclastic sediments and in the intrusions themselves. The disseminated mineralization was not mined in the past except at the nearby Toldos mine. Historic production on the San Cristobal property was from veins.

     The two largest areas of mineralization, the Jayula and Tesorera deposits, initially were drilled separately. Our additional drilling in 1998, which more than doubled proven and probable reserves, merged the Jayula and Tesorera deposits into one large deposit, now called the San Cristobal orebody.

     Mineralization at the Jayula portion of the San Cristobal orebody is dominated by stockwork consisting of iron oxides, clays, galena, barite, sphalerite, pyrite, tetrahedrite, and acanthite. The veins of the stockwork are most abundant in the dacite sill, near its contact with the volcanoclastic sedimentary rocks. At the Tesorera portion of the orebody, mineralization is characterized by galena, sphalerite, and acanthite, disseminated in the volcanoclastic sedimentary rocks. This mineralization is most prevalent in the coarser grained beds, usually conglomerates and coarse sandstones. To the extent that ore grade mineralization is confined to the sedimentary beds, the mineral zones are both stratiform and strata-bound, forming tabular bodies.

     Oxidation of the mineralized zone at San Cristobal has occurred to depths averaging 40 to 75 meters and affects approximately 4% of the reserves. In this oxide zone, zinc has been almost completely leached out by groundwater; silver values, however, are locally enhanced due to secondary enrichment processes. In the oxide zone, the dominant minerals are iron oxides, galena, clays, native silver, and secondary acanthite.

Reserves

     We have completed approximately 169,400 meters of reverse circulation and approximately 20,100 meters of diamond drilling at San Cristobal. This drilling indicates that the mineralization is present over an area of 1,500 meters by 1,500 meters. The ore deposit defined by this drilling is open at depth and in several lateral directions.

     Proven and probable reserves were calculated in August 1999 using a $4.65 net smelter return per tonne cutoff value and market price assumptions of $5.00 per ounce of silver, $0.50 per pound of zinc and $0.28 per pound of lead. The following tables show our company's proven and probable reserves of silver, zinc and lead for sulfide ore and oxide ore at the San Cristobal project, which were calculated by Mine Reserve Associates, Inc.

                        Proven and Probable Reserves--San Cristobal Project
                        ---------------------------------------------------

                                 Average Grade             Contained Metals(1)
                          ----------------------------  --------------------------
                Tonnes    Silver      Zinc     Lead     Silver    Zinc     Lead
                of ore    Grade       Grade    Grade    Ounces    Tonnes   Tonnes
                (000s)    (oz.tonne)  (%)      (%)      (000s)    (000s)   (000s)
                -------   ---------   -----    -----    -------   ------   ------

Sulfide Ore...  230,700        1.90    1.73     0.58    430,300    3,990    1,338
Oxide Ore.....    9,600        4.20    0.10     0.61     39,700       10       58

_____________

(1) Amounts are shown as contained metals in ore and therefore do not reflect losses in the recovery process. Sulfide ore reserves are expected to have an average recovery of 68.75% for silver, 91.22% for zinc and 75.43 for lead. Oxide ore reserves are expected to have an average recovery of 60% for silver and 50% for lead.

     In addition to proven and probable reserves, Mine Reserve Associates, Inc. has estimated 46 million tonnes of mineralized material at an average grade of
2.90 ounces of silver per tonne, 1.04% zinc, and 0.58% lead.

Exploration

     Other than San Cristobal and nearby exploration projects in the San Cristobal district, we have a portfolio of silver properties in Bolivia, Mexico, Peru, Chile, Honduras and Central Asia totaling in excess of 1.0 million acres which contain potential for silver mineralization or other significant exploration potential. These mineral properties consist of:

     .  mining concessions which we have acquired, or applied for directly;

     . mining concessions which we have leased, typically with an option to purchase; and

     . mining concessions which we have agreed to explore and develop and, if feasible, bring into production, in concert with joint venture partners.

     We generally seek to structure our acquisitions of mineral rights so that individual properties can be optioned for exploration and subsequently acquired at reasonable cost if justified by exploration results. Properties which we determine do not warrant further exploration or development expenditures are divested, typically without further financial obligation to our Company. Although we believe that our exploration properties may contain significant silver or other mineralization, our analysis of most of these properties is at a preliminary stage. The activities performed to date at these properties often have involved the analysis of data from previous exploration efforts by others, supplemented by our own exploration programs.

     Our development activities are currently focused on the San Cristobal project, while exploration is concentrated on the Cobrizos property in southern Bolivia and the Platosa property in northern Mexico. In 2000, we expect to complete additional metallurgical testing at Cobrizos followed by more drilling at Platosa. Although the San Cristobal project remains our top development priority, the initial work at the Cobrizos and Platosa properties has been promising, and we believe that these properties eventually may become candidates for development.

Cobrizos

     The Cobrizos property is located on level terrain 12 kilometers north of the San Cristobal project in southern Bolivia. Its proximity to San Cristobal could afford significant potential operating and administrative efficiencies.

     During pre-Columbian times, green and blue supergene copper carbonate minerals were produced from the deposit at Cobrizos for use as pigment. Spanish miners subsequently engaged in small scale native copper and copper sulfate mining. Between 1892 and 1906 Compania Arenal sank shafts as deep as 60 meters and produced copper from approximately 100,000 tonnes of material extracted from shallow underground and open cast workings. A combination of flooding and carbon dioxide build-up in the workings ultimately forced a cessation of operations.

     Our company is party to a joint venture agreement with Corporacion Minera de Bolivia S.A., or Comibol, a Bolivian government mining company, on its approximately 2,600 acres of mining rights at the Cobrizos property. Under the agreement, we must make certain payments to Comibol and complete certain work commitments on the property in order to acquire an 85% interest in the joint venture. Under the joint venture, Comibol would receive five percent of the operating cash flow (as defined in the agreement) from production at the Cobrizos property until we have recovered our entire capital investment; thereafter, Comibol would receive 15% of operating cash flow. Our company would be the operator of the joint venture.

     Geology

     Cobrizos is a partially oxidized copper-silver deposit of possible roll front or red bed type in shale and sandstone of the Jurassic Potoco Formation.

     Exploration and Mineralized Material

     We focused our drilling program in 1997 and 1998 on a silver and copper rich zone we had previously identified. Twelve holes were drilled over a strike length of 850 meters which, together with the four earlier holes, resulted in the holes being spaced approximately 75 meters apart. The results indicate a steeply dipping mineralized zone with an average width of 55 meters over the 855 meters of strike length, open at both ends. The indicated depth from surface or near surface is at least 100 meters. Mine Reserve Associates calculates that the Cobrizos property contains mineralized material of 11 million tonnes at grades averaging between 2.5 and 3 ounces of silver per tonne. Further drilling is required to determine the limits of the Cobrizos mineralization, and whether there are proven and probable reserves. We conducted metallurgical tests on Cobrizos ore in 1999 and plan to perform additional metallurgical testing in 2000.

Platosa

     In February 1999, we announced completion of our first drill program on the approximately 9,000 acre Platosa property which is located 5 kilometers northwest of the town of Bermejillo in the

Durango State in northern Mexico. The Platosa property contains water and is located within approximately 1.5 kilometers of a major paved highway, railroad, and natural gas and power lines. Under the terms of our exploration and development agreement, we have the right to earn up to a 65% direct ownership interest in the property. Upon completion of earn-in requirements, a joint venture company would be formed with our company as operator.

     Twenty-one diamond drill holes totaling approximately 2,605 meters have been completed. Nine holes encountered an average of 4.5 meters of massive and sanded sulfides averaging 49.7 ounces per tonne silver, 28.5% zinc and 16.5% lead in the mineralized zone we refer to as Manto No. 4. Five holes in the mineralized zone 1.8 meters thick on average and referred to as Manto No. 5, located from 10 to 20 meters below Manto No. 4, averaged 30.1 ounces of silver and 5.1% lead and 3.1% zinc. Overall core recovery averaged 59% in Manto No. 4 and 81% in Manto No. 5. Our geologists believe that the material not recovered was sulfide sand. We also have conducted mercury and geophysical soil-gas surveys, which will aid geologists designing a follow-up drill program.

Other Mineral Properties

     In addition to the San Cristobal project and the Cobrizos and Platosa exploration properties, we have a portfolio of more than 1.0 million acres of exploration properties located in the traditional and emerging silver producing regions of the world. Our holdings consist primarily of ownership interests, leases, options and joint venture interests, in varying percentages. The distribution of these holdings other than the San Cristobal, Cobrizos and Platosa properties is summarized in the table below. These three properties consist of claims and concessions approximately 460,000 acres, 2,600 acres, and 9,000 acres, respectively.

          Location and Distribution of Major Groups of Exploration Properties
                                                   Number of
                    Country                       Properties         Acreage(1)
                    -------                       -----------        ----------
South America
  Bolivia.......................................      3                 118,800
  Peru..........................................      3                  94,300
                                                     --               ---------
     Subtotal...................................      6                 213,100
                                                     --               ---------
Mexico and Central America
  Mexico........................................      6                  98,800
  Honduras......................................      1                   1,100
                                                     --               ---------
     Subtotal...................................      7                  99,900
                                                     --               ---------
Central Asia                                          3                 716,200
                                                     --               ---------
     Total......................................     16               1,029,200
                                                     ==               =========

     Our exploration activities in certain countries are described below. Due to the preliminary nature of the available information regarding these properties, the exploration portfolio is discussed in general terms.

Bolivia

     Our holdings and joint ventures in Bolivia, other than the Cobrizos property and the San Cristobal project, now total approximately 118,800 acres, including our joint venture interests in the historic

Pulacayo mine and options on several properties currently under evaluation. We are aggressively pursuing exploration in Bolivia.

Peru

     We have an exploration office in Lima and are actively exploring for silver in Peru, the world's second largest silver producing country. In addition to our Otuzco copper-gold porphyry property, we are evaluating several other exploration property acquisition opportunities.

Mexico

     Mexico is the largest producer of silver in the world. We have an exploration office at Zacatecas, Zacatecas State in northern Mexico, the heart of the silver belt. We hold approximately 13,300 acres of mineral rights in the Zacatecas mining district that we continue to evaluate for vein and volcanogenic massive sulfide exploration targets. Excluding Platosa, we control approximately 98,800 acres of mineral rights in Mexico that it is evaluating for silver and other metals in combination with silver.

Honduras

     We hold approximately 1,100 acres of mineral rights in Honduras that are administered by the exploration office in Zacatecas, Mexico.

Central Asia

     Our properties in Central Asia are held primarily under joint venture arrangements and are operated by other companies.

History, Principal Office

     We conduct substantially all of our operations through Apex Silver Mines and its subsidiaries. Apex Silver Mines was formerly Apex Silver Mines LDC and is our wholly owned subsidiary. Our company's material assets consist exclusively of the shares of Apex Silver Mines.

     We have a contract with Apex Corporation, a wholly owned subsidiary of Apex Silver Mines, pursuant to which Apex Corporation provides our company with strategic, financial, planning and other management services. Apex Corporation maintains its principal office at 1700 Lincoln Street, Suite 3050, Denver, Colorado 80203 and its telephone number is (303) 839-5060.

Enforceability of Civil Liabilities Under United States Laws

     Our company is a Cayman Islands exempted company and some of our directors reside in jurisdictions outside of the United States. At any one time, all or a substantial portion of our assets and directors are or may be located in jurisdictions outside of the United States. Therefore, it could be difficult for investors to effect within the United States service of process on our company or any of the directors who reside outside the United States. Further, it could be difficult to recover against our company or such directors judgments of courts in the United States, including judgments based upon civil liability under U.S. federal securities laws and similar state laws. Notwithstanding the foregoing, our company has irrevocably agreed that it may be served with process with respect to actions based on offers of the securities offered by this prospectus in the United States by serving Apex Silver Mines Corporation, 1700 Lincoln Street, Suite 3050, Denver, Colorado 80203, its U.S. agent appointed for that purpose.

     W.S. Walker & Company, our Cayman Islands counsel, has advised our company that there may be circumstances where the courts of the Cayman Islands would not enforce:

     . judgments of U.S. courts obtained in actions against our company or directors of our company that are not resident within the United States that are based upon the civil liability provisions of U.S. federal securities laws and similar state laws; or

     . original actions brought in the Cayman Islands against our company or such persons based solely upon U.S. federal securities laws.

     There is no treaty in effect between the United States and the Cayman Islands providing for such enforcement. There are grounds upon which Cayman Islands courts may not enforce judgments of U.S. courts. In addition, some remedies that are available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, may not be allowed in Cayman Islands courts as being contrary to public policy.

                              REPUBLIC OF BOLIVIA

     We have compiled the following information from governmental and private publications.

General Information

     Bolivia is situated in central South America and is bordered by Peru, Brazil, Paraguay, Argentina and Chile. It has an area of 1,098,581 square kilometers and a population of approximately 8.1 million people. Bolivia's official and most widely spoken language is Spanish, but over 70 percent of the population is either native Aymara or Quechua Indian. Sucre is the capital city of Bolivia. La Paz is the seat of government and, with a population of over one million people, the largest city in Bolivia. La Paz is situated on the Altiplano, the high plateau which separates the eastern and western ranges of the Andes. The land in this part of the country is largely semi-desert plains bordered by steep, rugged mountains. The eastern portion of the country consists of sparsely populated low-lands bordering the Brazilian Amazon basin where temperate and tropical forests dominate. Santa Cruz is the principal city of the low country with a population of approximately 1,000,000.

     The government of Bolivia consists of a directly elected president and a bicameral congress. Since the military government stepped down in 1982, Bolivia has maintained a stable democratic system with elections every four years. The current president, Hugo Banzer, was elected in 1997.

Economy

     The Bolivian economy has experienced continuous growth and relatively low, stable inflation in recent years. This economic performance is generally ascribed to the deregulation of key sectors of the economy, including oil and gas, communications, transportation and finance, and to foreign direct investment which has occurred as part of the privatization of formerly government-owned electricity, telecommunications, railways, aviation and oil and gas companies. The country's privatization program has involved (1) the sale of shares in government-owned entities in exchange for capital contributions to the privatized entities, and (2) the contribution of government-owned shares in privatized entities to pension trust funds established on behalf of all Bolivians over the age of 21 at the end of 1995. In connection with this program, we have entered into joint venture agreements with the government mining company, Comibol.

     Summary information on the Bolivian economy is set forth in the table below.

                                                    1994         1995         1996        1997        1998
                                                 -----------  -----------  ----------  ----------  -----------
GDP Growth.....................................        5.0%         3.7%        4.0%        4.2%         4.7%
GDP per Capita.................................      $  756       $  812      $  860      $1,005       $1,076
Inflation......................................        8.5%        12.6%        7.9%        6.7%         4.4%
Pubic Sector Deficit (non-financial) as % of
 GDP...........................................        3.2%         2.3%        2.1%        3.6%         4.0%

Exports FOB (in millions)......................      $1,124       $1,181      $1,326      $1,272       $1,206
Imports CIF (in millions)......................      $1,196       $1,433      $1,635      $1,906       $2,083
Current Account Balance (% GDP)................        3.6%         5.0%        5.2%       -8.0%       -10.0%
Total Investment (in millions).................      $  794       $  898      $  540      $1,578       $1,754
Share of GDP (%)...............................       13.3%        13.7%        7.6%       19.8%        20.5%
Public Investment (in millions)................      $  481       $  505      $  524      $  582       $  539
Share of GDP (%)...............................         --%          --%        7.6%        7.3%         6.3%
Private Investment (in millions)...............      $  288       $  373      $  632      $  996       $1,215
Share of GDP (%)...............................        4.8%         5.7%        8.9%       12.5%        14.2%

Source: Latin Finance

     The official monetary unit of Bolivia is the boliviano, which was introduced in January 1987 following the adoption in 1985 of a broad based reform program known as the "New Economic Policy."

     In the mid-1980s, prior to the New Economic Policy, Bolivia suffered from hyperinflation, declining foreign investment, growing balance of payments deficits and a foreign exchange shortage fueled in part by an increasing disparity between the official and unofficial exchange rates. The New Economic Policy removed restrictions on exports and imports, ended most price controls and subsidies, instituted a freeze on public sector wages and subjected the public sector to rigorous cost cutting. By 1986, inflation was under control and the International Monetary Fund resumed stand-by assistance. During the period of the New Economic Policy, the gap between the official exchange rate and the parallel unofficial rate was bridged. On December 31, 1999, the exchange rate was 6.00 bolivianos to one U.S. dollar compared to the exchange rate on December 31, 1998 of 5.65 bolivianos to one U.S. dollar.

     The boliviano is freely convertible in Bolivia at a single, public exchange rate established by twice-weekly auctions held by the Bolivian Central Bank.

Foreign Investment and Tax

     Since the New Economic Policy, most restrictions on trade have been removed or are in the process of being phased out. The remaining material restrictions applicable to mining in Bolivia are described below. Currently, import levies stand at ten percent for all items except capital goods, which are subject to a five percent levy. In March 1991, a new export code introduced further measures to liberalize trade. In order to prevent transfer pricing and other tax avoidance mechanisms, almost all foreign trade transactions require the filing of an aviso de conformidad describing the terms of the underlying transactions.

     The 1990 Investment Law provides for unrestricted repatriation of capital, freedom to import goods and services, equality under the law between foreign and domestic companies, and the creation of "free trade zones".

     Mining companies in Bolivia are subject to a 25 percent income tax. Taxable income is determined in accordance with Bolivian generally accepted accounting principles.

     Under the new Bolivian Mining Code, which came into effect on March 17, 1997, there is Complementary Mining Tax applicable to whomever carries out mining activities. Mining activities are defined to include: prospecting and exploration; mining or extracting minerals or metals; concentrating mine products; smelting and refining; and marketing of minerals and metals. The Complementary Mining Tax is calculated by applying an aliquot to the taxable base. The aliquot of the Complementary Mining Tax is a variable percentage indexed to the official U.S. dollar market price for the relevant metal or mineral. The variable percentage fluctuates between three percent and seven percent for precious stones and metals and between one percent and five percent for other metallic minerals. The taxable base is construed as the amount that results from multiplying the weight of the fine content of the mineral or metal by its official U.S. dollar market price. This tax is creditable against corporate income and is, in effect, a minimum tax on mining companies. If complementary mining tax payments in any fiscal year exceed corporate income tax payments, the excess is credited against corporate income in the following year. Manufacturing or processing involving minerals is not subject to the Complementary Mining Tax.

     Bolivian source income, including dividends, interest, management fees and expenses charged to a Bolivian company by foreign affiliates, is subject to a withholding tax of 12.5 percent, as is any of these payments when made to third parties.

     Operating losses are adjusted for inflation and may be carried forward and deducted from taxable income indefinitely. However, if accrued losses exceed 50 percent of capital, the capital must be increased.

     Bolivia assesses a 12.5 percent tax on profits of a branch of a foreign corporation operating in Bolivia. The branch tax is calculated on the book profits of the branch regardless of remittances. Any portion of the profits reinvested in Bolivia can be excluded from the taxable basis. Book profits are deemed remitted 120 days after the end of the fiscal year.

     There is a 13 percent value added tax on all sales, including mineral commodities, a five percent import duty on machinery and equipment and a ten percent duty on imported raw materials and components. The VAT paid on purchases is recoverable against VAT collected on Bolivian sales. Exports are not subject to VAT. The exporter can offset the VAT credit arising from purchases with domestic sales or can apply for a refund of import duties and VAT paid on inputs and raw materials included in the cost of exported goods. However, the refund of credits arising from imports is limited to 13 percent of the total value of the exports and therefore is not recoverable during the exploration phase.

Mining Industry

     Bolivia produces a number of mineral commodities including tin, gold, silver, lead, zinc, antimony, tungsten, copper and bismuth. The country has long been a leading mineral and precious metals producer. Bolivia was colonized in the early sixteenth century by Spaniards who arrived in search of silver and gold. The extensive silver mining operations in Potosi which developed under Spanish rule led to the region being described as the "treasury of the Spanish empire." In the early twentieth century, tin became the country's leading mineral export although in recent years the focus has returned to gold, silver, lead and zinc. The country's principal mining regions are the eastern part of Bolivia along the Brazilian border, and the traditional mining areas of the Altiplano and Cordillera.

     Recent regulatory reforms have resulted in increased exploration activities, particularly with respect to precious metals. In the early 1990s, the government reformed the land tenure system, reduced taxes on mining operations, established equal treatment under the law between Comibol and foreign companies in obtaining mineral concessions, and created a national Mining Inventory Service which will maintain up-to-date information, including maps, for exploration and mining exploration concessions.

Mining Concessions

     The Bolivian constitution states that all mineral deposits are the property of the State. Mining concessions, which may be awarded by the government, grant the holder, subject to the payment of patents, the real and exclusive right to carry out prospecting, exploration, exploitation, concentration, smelting, refining and marketing activities with respect to all mineral substances located within a given concession. Individual mineral claims consist of indivisible squares shaped like an inverted pyramid, whose lower vertex is the center of the earth and whose surface area covers a total area of 25 hectares. Mining concessions are comprised of no fewer than one and no more than 2,500 adjacent squares. Mining concessions are distinct from the surface rights which comprise traditional land ownership; holders of mining concessions are entitled to explore and exploit a property and to use the water found at the property. Expropriation or the establishment of easements may not be legally carried out if the water supplies for a population are interrupted or negatively affected.

     Holders of mining concessions are obliged to pay an annual mining patent. Co-owners are jointly and severally responsible for the patent payment. The patent is progressive and fees are based on the number of years of existence of the concession. Concessions established before the enactment of the new Mining Code which comprise an area of up to 1,000 mining claims pay the equivalent of $1.00 per claim per year. Concessions established before the enactment of the new Mining Code which comprise an area of more than 1,000 mining claims pay the equivalent of $1.00 per claim per year for the first five years of the existence of the concession; thereafter, the patent increases to the equivalent of $2.00 per claim per year. Concessions established under the new Mining Code pay the following: for the first five years of the existence of a concession, the owner is required to pay the equivalent of $25.00 per square per year; thereafter the patent increases to the equivalent of $50.00 per square per year. Most of our Bolivian concessions were established prior to enactment of the new Mining Code.

     Mining concessions are liable to forfeiture when the corresponding annual patent fails to be paid. Forfeiture is governed by law and does not require any administrative or judicial declaration. When a concession has been forfeited, the mining concession reverts to the State.

Environmental Matters

     In 1992, the Bolivian government passed environmental legislation that established a comprehensive scheme for the initiation of a national environmental policy to protect the environment, promote sustainable development, promote the preservation of biological diversity and promote environmental education. Few environmental regulations specifically applicable to mineral exploration companies in Bolivia have been proclaimed to date. At present, concession holders must maintain waterways running through their concessions in their unspoiled state and concession holders must employ exploration and development techniques that will minimize environmental damage. Under Bolivia's environmental regulations, environmental impact assessments are required. In practice, foreign mining companies operating in Bolivia generally adhere to U.S. and European environmental standards for mining and exploration.

     The new Mining Code requires concession holders to minimize damage to surface rights, to neighboring concessions and to the environment. Concession holders are liable for damage or injury caused by their operations. Concession holders are not obliged to remediate environmental damage caused prior to the effectiveness of the new Mining Code or the date on which the mining concession was obtained, if the concession was granted at a later date. Upon becoming the owner of a concession, the concession holder must conduct an environmental audit to determine the extent of any environmental damage. If an environmental audit is not performed, the concession holder assumes the responsibility to mitigate all environmental damage. Environmental liabilities incurred under this new regime survive the existence or ownership of the relevant concession.

Labor Market

     Bolivia has a large pool of unskilled and, in the mining sector, semi-skilled labor, but a relative shortage of skilled labor and managerial expertise overall. One percent of the payroll tax is used for worker training. A large portion of the labor force that is engaged in wage employment is also unionized, although union participation is not mandatory. Strikes, the frequency of which have decreased greatly since the early 1980s, are not forbidden. However, before a strike may be called, all legally mandated alternatives, including negotiation, mediation and conciliation, must have been exhausted. Collective bargaining agreements are very rare, as negotiations are generally carried out between an individual company's union and management.

                             METALS MARKET OVERVIEW

Silver Market

     Silver has traditionally served as a medium of exchange, much like gold. While silver continues to be used for currency, the principal uses of silver are for industrial uses, primarily for electrical and electronic components, photography, jewelry and silverware. The CPM Group forecast in reports generally available in the industry that in 1999 approximately 816 million ounces of silver would be consumed for these and other industrial purposes, a decrease of 0.7% from 1998. The CPM Group projected that an additional 29.5 million ounces of silver would be used to satisfy the coinage demand in 1999, an increase of 18% from the 25 million ounces used in 1998.

     Silver's strength, malleability, ductility, thermal and electrical conductivity, sensitivity to light and ability to endure extreme changes in temperature combine to make silver a widely used industrial metal. Specifically, it is used in photography, batteries, computer chips, electrical contacts, and high technology printing. Silver's anti-bacterial properties also make it valuable for use in medicine and in water purification.

     Most silver production is obtained from mining operations in which silver is not the principal or primary product. Approximately 76% of mined silver is produced as a by-product of mining lead, zinc, gold, nickel or copper deposits. The CPM Group estimates that in 1999 recycled or secondary supply of silver increased to 208 million ounces, representing a 10.9% increase over 1998 levels. The CPM Group further estimates that total silver supply from mine production, recycling and estimated dishoarding and government stockpile sales has been insufficient to meet industrial demand since 1990, and that stockpiles are continuing to diminish. The CPM Group studies indicate that approximately 696 million ounces of silver were supplied from all sources in 1999, an increase of 8.3% from 1998. Mine production of silver rose 6.4% to 478 million ounces.

     The following table sets forth the London Silver Market's annual average, high and low spot price of silver in U.S. dollars per troy ounce since 1978.

Year                                                                  Average           High           Low
----                                                                  -------           ----           ---
                                                                          (U.S. dollars per troy ounce)
1978.............................................................       5.42            6.26          4.82
1979.............................................................       1.06           32.20          5.94
1980.............................................................       0.98           49.45         10.89
1981.............................................................       0.49           16.30          8.03
1982.............................................................       7.92           11.11          4.90
1983.............................................................       1.43           14.67          8.37
1984.............................................................       8.14           10.11          6.22
1985.............................................................       6.13            6.75          5.45
1986.............................................................       5.46            6.31          4.85
1987.............................................................       7.01           10.93          5.36
1988.............................................................       6.53            7.82          6.05
1989.............................................................       5.50            6.21          5.04
1990.............................................................       4.83            5.36          3.95
1991.............................................................       4.06            4.57          3.55
1992.............................................................       3.95            4.34          3.65
1993.............................................................       4.31            5.42          3.56
1994.............................................................       5.28            5.75          4.64
1995.............................................................       5.19            6.04          4.41
1996.............................................................       5.19            5.83          4.71
1997.............................................................       5.17            6.27          4.22
1998.............................................................       5.54            6.83          4.88
1999.............................................................       5.22            5.75          4.88

____________
Source:  Silver Institute and Kitco

Zinc and Lead Markets

     We anticipate that our San Cristobal project will, and that our future projects may, involve the production of economically significant quantities of metals other than silver. We expect production from San Cristobal to include the extraction, processing and sale of significant quantities of zinc and lead contained in sulfide concentrates.

     Due to the corrosion resisting property of zinc, zinc is used primarily as the coating in galvanized steel. Galvanized steel is widely used in construction of infrastructure, housing and office buildings. In the automotive industry, zinc is used for galvanizing and die-casting, and in the vulcanization of tires. Smaller quantities of various forms of zinc are used in the chemical and pharmaceutical industries, including fertilizers, food supplements and cosmetics, and in specialty electronic applications such as satellite receivers. The western world industrial consumption of zinc in 1999 was estimated in generally available industry publications of the International Lead Zinc Study Group, also known as ILZSG, and Brook Hunt at approximately 6.73 million tonnes compared to an estimated available supply of 6.60 million tonnes. The implied deficit resulted in a decrease in zinc metal stocks to approximately 0.85 million tonnes. Recycled zinc accounts for about 8% of the zinc consumed annually.

     The primary use of lead is in motor vehicle batteries, but it is also used in cable sheathing, shot for ammunition and alloying. Lead in chemical form is used in alloys, glass and plastics. Western world industrial consumption of lead in 1999 is estimated by ILZSG and Brook Hunt at 5.46 million tonnes. Lead is widely recycled, with secondary production accounting in recent years for approximately 55% to 60% of total supply. According to ILZSG, 5.55 million tonnes of lead were produced in 1999.

     The following table sets forth the annual average spot prices for zinc and lead on the London Metals Exchange since 1978.

Year                                                                    Zinc              Lead
----                                                                    ----              ----
                                                                          (U.S. cents per pound)
1978..............................................................      31.0              33.7
1979..............................................................      33.5              52.6
1980..............................................................      34.4              41.4
1981..............................................................      38.3              33.5
1982..............................................................      33.7              24.7
1983..............................................................      34.6              19.3
1984..............................................................      41.7              20.1
1985..............................................................      35.5              17.7
1986..............................................................      34.1              18.4
1987..............................................................      36.2              27.0
1988..............................................................      56.3              29.7
1989..............................................................      77.6              30.5
1990..............................................................      68.9              36.7
1991..............................................................      50.7              25.3
1992..............................................................      56.2              24.6
1993..............................................................      43.6              18.4
1994..............................................................      45.3              24.9
1995..............................................................      46.8              28.6
1996..............................................................      46.5              35.1
1997..............................................................      59.7              28.3
1998..............................................................      46.4              24.0
1999..............................................................      48.9              22.8

____________
Source:    Fleming Global Mining Group and ILZSG

                                   MANAGEMENT

Directors

     Michael Comninos. Mr. Comninos, 68, has been a director since April 1997 and his term will expire in 2001. An international financier, Mr. Comninos joined N.M. Rothschild & Sons in 1954, becoming a Partner in its corporate finance group in 1965, and, later, upon the firm's incorporation as N. M. Rothschild & Sons Limited in 1970, a director. Prior to his retirement from the firm in 1991, Mr. Comninos served as the head of the firm's investment management and credit divisions and for ten years served as the chairman of N.M. Rothschild & Sons (C.I.) Ltd., the firm's merchant banking affiliate in Guernsey. Mr. Comninos has served as a director of numerous listed real estate and investment funds and since August 1995 has been a member of the investment committee of the East European Food Fund, a Luxembourg investment fund managed by Jupiter Asset Management Bermuda Limited. Mr. Comninos is a member of the Institute of Investment Management and Research, The Institute of Bankers, The Institute of Chartered Secretaries and Administrators, and the Association of Corporate Treasurers.

     Harry M. Conger. Mr. Conger, 69, has been a director since April 1997 and his term will expire in 2001. A leading figure in the international mining community, Mr. Conger has 42 years of industry experience, rising from shift boss to Chairman and Chief Executive Officer of Homestake Mining Company (``Homestake''), a New York Stock Exchange listed-company. He served as Chairman of Homestake from 1982 until 1997 and retired from the Chief Executive Officer position in May 1986. Over the course of his career, Mr. Conger has been involved in gold, silver, lead, zinc, uranium, sulfur, coal, iron ore and copper mining. He has been extensively involved in numerous major project developments, with both on-site and broader supervisory responsibility, including the $170 million expansion of an iron ore mine to 25 million tons of material mined per year, the $165 million greenfield development of a large 20 million tonne surface coal mine, and the $165 million development of a new gold mine with new technology. Mr. Conger is a former Chairman of the American Mining Congress, the World Gold Council and is a member of the National Academy of Engineering. He currently serves on the board of directors of ASA Limited, a closed-end portfolio of gold stocks listed on the New York Stock Exchange, and Pacific Gas and Electric Company (PG&E), a San Francisco based utility company. He retired in 1998 from the board of directors of Baker Hughes Inc., an oil and mining services company based in Houston, Texas, under their ten year tenure rule; and retired in 1988 from the board of directors of Cal Mat Company of Los Angeles, an integrated producer of cement, construction aggregates, pre-mixed concrete and asphalt mixes, and real estate developer.

     Eduardo S. Elsztain.   Mr. Elsztain, 40, has been a director since March
1996 and his term will expire in 2000. Mr. Elsztain is a director of, and is an indirect shareholder in, Silver Holdings LDC which was a former shareholder of our company. Mr. Elsztain is the founder of Consultores Asset Management S.A., also known as Consultores, a leading securities portfolio management firm in Buenos Aires, Argentina formerly known as Consultores de Inversiones Bursatiles y Financiera S.A. He has served as the President of Consultores since 1989.
Mr. Elsztain is currently the Chairman of the board of directors of IRSA Inversiones y Representaciones S.A., an Argentine real estate company listed on the Buenos Aires Stock Exchange, the New York Stock Exchange and the Mexico Stock Exchange. He is also the Chairman of the board of directors of Cresud S.A.C.I.F. y A. and of SAMAP Sociedad Anonima Mercado de Abasto Proveedor, both of which are listed on the Buenos Aires Stock Exchange. Mr. Elsztain studied Economics at the University of Buenos Aires.

     David Sean Hanna.   Mr. Hanna, 39, has been a director since March 1996 and
his term will expire in 2000. For the past fifteen years Mr. Hanna has practiced corporate law with the Bahamian law firm of Arthur D. Hanna & Co, of which he is a partner. He is also a director of Consolidated Commodities, Ltd., also known as Consolidated, which is a shareholder of our company. Mr. Hanna holds an LL.B. (Hons.) from the University of Buckingham, England and in 1983 was called first to the Bar of England and Wales and then as an attorney of the Supreme Court of The Bahamas.

     Ove Hoegh.   Mr. Hoegh, 63, has been a director since April 1997 and his term will expire in 2002. A member of the board of directors from July 1966 until July 1997 of Leif Hoegh & Co. ASA, a family owned shipping business with more than $1 billion in assets, Mr. Hoegh has more than 30 years of experience in the international shipping industry. From 1970 to 1982, he served as Chief Operating Officer and Chief Executive Officer of Leif Hoegh & Co. ASA. Since 1982, he has served as the senior partner of Hoegh Invest A/S, a family investment company with a diversified portfolio of technology, oil and gas and real estate holdings. In addition, Mr. Hoegh served for eight years as a member of the board of directors and executive committee of Brown Boveri (Norway), and also has served on the shareholders' councils of Esso Norway, Den Norske Creditbank, and Det Norske Veritas. Mr. Hoegh is a member of the board of the Energy Policy Foundation of Norway, a former member of the steering committee of the International Maritime Industry Forum, and a former Vice Chairman of the executive committee of the Independent Tanker Owners' Association. He served for five years as a member of the Harvard Business School Visiting Committee. Mr. Hoegh is a graduate of the Royal Norwegian Naval Academy and holds a M.B.A. from Harvard University.

     Keith R. Hulley.   Mr. Hulley, 60, has been a director since April 1997 and
his term will expire in 2002. A mining engineer with more than 30 years experience, Mr. Hulley has served as the Chief Operating Officer of Apex Corporation since its formation in October 1996. He has served as President of Apex Corporation since March 1998, prior to which he served as the Executive Vice President of Apex Corporation. From early 1991 until he joined our company, he served as a member of the board of directors and the Director of Operations at Western Mining Holdings Limited Corporation, a publicly-traded international nickel, gold and copper producer. At Western Mining, Mr. Hulley's responsibilities included supervising on a global basis strategic planning, mine production, concentrating, smelting, refining and sales. During this period, Western Mining produced on an annual basis approximately 90,000 tonnes of nickel, 700,000 ounces of gold, 80,000 tonnes of refined copper and 1,500 tonnes of uranium oxide. Mr. Hulley also supervised the development and operation of Western Mining's Mount Keith open-pit nickel mine, an A$450 million mining project. Prior to joining Western Mining, Mr. Hulley was the President, Chief Executive Officer and Chairman of the board of directors of USMX Inc., a publicly-traded precious metals exploration company. Mr. Hulley also served as the President of the minerals division and Senior Vice President for Operations of Atlas Corporation, where he was in charge of mining exploration, development and production. Previously he was Vice President of Mining and Development of the U.S. division of BP Minerals, Inc. Over the course of his career, Mr. Hulley has worked as a miner and shift supervisor in the gold mines of South Africa, Mine Operation Superintendent of Kennecott Corporation's Bingham Canyon mine which processed 100,000 tonnes of ore per day, and project manager of the early phase of the Ok Tedi exploration and development projects in Papua New Guinea. A member of the American Institute of Mining and Metallurgical Engineers and a Fellow of the Australian Institute of Mining and Metallurgy, Mr. Hulley holds a B.S. in Mining Engineering from the University of Witwatersrand and an M.S. in Mineral Economics from Stanford University.

     Thomas S. Kaplan.   Mr. Kaplan, 37, has been a director since March 1996
and his term will expire in 2000. Mr. Kaplan has been the Chairman of the board of directors of our company since its inception in March 1996 and is a director and was the founder of companies we acquired in 1996 through 1998. Mr. Kaplan is a principal shareholder in Consolidated Commodities Ltd., a shareholder of our company. For the past ten years, Mr. Kaplan has served as an advisor to private clients, trusts and fund managers in the field of strategic forecasting, an analytical method which seeks to identify and assess global trends in politics and economics and the way in which such trends relate to international financial markets, particularly in the developing markets of Asia, Latin America, the Middle East and Africa. Mr.

Kaplan has managed numerous venture capital investments and portfolio investment accounts, and is a principal of several entities specializing in direct and portfolio investments, including Feder Information Services Corporation, Tigris Financial Group Ltd. and FMS Partners L.P. Mr. Kaplan also serves as a director of African Plantations Corporation LDC, a Cayman Islands limited duration company, which owns and operates coffee and tea plantations in eastern and southern Africa. Mr. Kaplan was educated in Switzerland and England and holds B.A., M.A., and D. Phil. degrees in history from the University of Oxford.

     Richard Katz.   Mr. Katz, 57, has been a director since April 1997 and his term will expire in 2001. An investment banker specializing in international finance, Mr. Katz was a director of N.M. Rothschild & Sons Limited, London, England from 1977 until March 1993, having joined them in 1969; he was also a managing director of Rothschild Italia S.p.A., Milan, Italy from its inception in 1989 until December 1993. Mr. Katz has been a supervisory director of Quantum Fund N.V., a Netherlands Antilles investment fund, or one of its subsidiaries, since 1986. He is also a member of the board of supervisory directors of a number of other investment funds affiliated with Mr. George Soros, including Quantum Emerging Growth Fund N.V., and is the Chairman of the board of supervisory directors of Quota Fund N.V., and the Chairman of the boards of advisors of Quantum Realty Fund Limited, Asian Infrastructure Development Fund Ltd., and Quantum Industrial Holdings LDC, a shareholder of our company. Mr. Katz has served as Vice Chairman of the board of directors of Outboard Marine Corp., a Delaware company listed on the American Stock Exchange, since September 1997. Mr. Katz has also served since July 1998 as a non-executive director of Delancey Estates Plc, which is listed on the London Stock Exchange.

     Kevin R. Morano. Mr. Morano, 46, has been a director since February 2000 and his term will expire in 2000. Mr. Morano served as President and Chief Operating Officer of ASARCO, Incorporated from April 1999 until its acquisition by Grupo de Mexico in December 1999. From January 1998 through April 1999 he served as Executive Vice President and Chief Financial Officer of ASARCO. In this capacity he was responsible for all financial functions of ASARCO and for the operations of its specialty chemical and aggregate businesses. From 1993 to January 1998, Mr. Morano served as Vice President and Chief Financial Officer of ASARCO. During this period, he was responsible for all of ASARCO's financial functions, completing the sale or acquisition of over 20 businesses or investments and an $800 million financing program and initial public offering of ASARCO's Peruvian copper mining subsidiary. Mr. Morano held various positions at ASARCO from 1978 through 1992, including General Manager of the Ray complex, ASARCO's largest copper operation in Arizona, Treasurer, Director of Financial Planning and various positions in the Controller's Department. He was employed by Coopers & Lybrand from 1974 to 1978. Mr. Morano is a certified public accountant and holds a B.A. in business administration from Drexel University and an M.B.A. from Rider University.

     Charles B. Smith. Mr. Smith, age 61, has been a director since March 2000. Mr. Smith's term will expire at the annual meeting in 2001. A mining executive with more than 35 years experience, Mr. Smith served as President and Chief Executive Officer of Southern Peru Copper Company, the world's seventh largest copper producer located in southern Peru, from March to December 1999. Mr. Smith left Southern Peru Copper following the acquisition of ASARCO, Incorporated, its principal shareholder, by Grupo Mexico. Mr. Smith served as Executive Vice President and Chief Operating Officer of Southern Peru Copper Company from March 1996 to March 1999, and as Vice President, Operations from November 1992 to March 1997. From May 1974 to November 1992, Mr. Smith served in various executive positions at Atlantic Richfield Company, including Vice President of U.S. Operations and Marketing of its subsidiary ARCO Coal Company from November 1988 to November 1992 and Vice President of Engineering and Research of its subsidiary Anaconda Minerals Company from June 1984 to November 1988. Mr. Smith's other positions at Atlantic Richfield included Vice President of General Properties and various positions at Thunder Basin Coal Company, including mine manager and President. From September 1967 to May 1974 Mr. Smith held various positions at Kaiser Steel Corporation's Eagle Mountain mine in California, including Chief Engineer and General Mine Superintendent. From May 1961 to September 1967, Mr. Smith was Mine Supervisor at Inspiration Consolidated Copper's copper mine in Globe, Arizona. Mr. Smith holds a B.S. in mining engineering from the University of Arizona.

     Paul Soros.   Mr. Soros, 73, has been a director since March 1996 and his term will expire in 2002. Principally involved in private investment activities during the past five years, Mr. Soros is a director of VDM, Inc. which is a shareholder of our company. Mr. Soros is a member of the Investment Advisory Committee of Quantum Industrial Partners LDC, which is a shareholder of our company. Mr. Soros is involved in the monitoring of the Quantum Group of Fund's shareholding in Companhia Vale do Rio Doce S.A. of Brazil, its participation in Global Power Investments, L.P., a joint venture with the International Finance Corporation and GE Capital Corporation to develop power projects in emerging economies, serves on the Board of Directors of TVX Gold Inc., and is an active advisor to our company. Mr. Soros is the founder and former president of Soros Associates, an international engineering firm specializing in port development and offshore terminal and material handling projects for the mining industry and other basic industries. Soros Associates was involved in projects in more than 80 countries, acting on behalf of consortia including USX Corporation, The Broken Hill Proprietary Company Limited, Alcan Aluminum Limited and Aluminum Company of America, and was involved in projects in a majority of the largest mineral ports in the world. Mr. Soros has served on the Review Panel of the President's Office of Science and Technology and the U.S.-Japan Natural Resources Commission. He received the Outstanding Engineering Achievement Award of the National Society of Professional Engineers in 1989. Mr. Soros holds a Masters of Mechanical Engineering degree from the Polytechnic Institute of Brooklyn and is a licensed professional engineer in New York and numerous other states. In addition, he holds several patents in material handling and offshore technology, and is the author of over 100 technical articles.

Meetings and Committees of the Board of Directors

     The Board of Directors met four times during fiscal 1999. Each director, with the exception of Richard Katz, attended 75 percent or more of the total number of such meetings and committee meetings on which he served that were held during 1999.

     Audit Committee. The Audit Committee held six meetings during 1999, and is currently comprised of Messrs. Comninos, Hoegh and Morano. The Audit Committee reviews the accounting and auditing principles and procedures of our company with a view to providing for the safeguard of our assets and the reliability of our financial records, recommending to the Board of Directors the engagement of our independent accountants, reviewing with the independent accountants the plans and results of the auditing engagement, and considering the independence of our accountants.

     Compensation Committee. The Compensation Committee held one meeting during 1999, and is currently comprised of Messrs. Conger and Soros. The principal responsibilities of the Compensation Committee are to establish policies and periodically determine matters involving executive compensation, recommend changes in employee benefit programs, grant or recommend the grant of stock options and stock awards under our Employees' Share Option Plan and Non-Employee Directors' Share Plan and provide counsel regarding key personnel selection.

     Project Development Committee. The Project Development Committee was established in March 2000 and is currently comprised of Messrs. Conger, Hulley, Smith and Soros. The Project Development Committee reviews and approves major project development plans and progress and provides guidance to management on these matters.

Director Compensation

     Our non-employee director compensation program consists of two principal components: share options and cash payments. The Non-Employee Directors' Share Plan provides for the automatic grant of (i) an option to purchase a number of ordinary shares equal to $50,000 divided by the closing price of the ordinary shares on the American Stock Exchange on the date of the grant to each non-employee director at the effective date of his or her initial election to the Board of Directors and (ii) an option to purchase the number of ordinary shares equal to $50,000 divided by the closing price of our ordinary shares on the American Stock Exchange on the date of the grant at the close of business of each annual meeting of the shareholders of our company, and (iii) at the close of business of each meeting of the Board of Directors, an option valued at $3,000 calculated using the Black-Scholes option-pricing model to purchase ordinary shares with an exercise price equal to that of the closing price of our ordinary shares on the American Stock Exchange on such date, regardless of whether the non-employee director attends the meeting. During 1999, pursuant to the Non-Employee Directors' Share Plan, each non-employee director received options to purchase 1,060, 5,149, 858 and 883 ordinary shares at prices of $8.75, $11.69, $13.25 and $12.06, respectively.

Executive Officers and Certain Personnel

     We have no executive officers. Under the Companies Law (1995 Revision) of the Cayman Islands, directors are authorized to bind the corporation that they represent. Apex Limited has entered into a Management Services Agreement pursuant to which it has engaged Apex Silver Mines Corporation, our wholly owned subsidiary, referred to as Apex Corporation, to provide a broad range of corporate management and advisory services.

     Set forth below are certain personnel of Apex Limited and its subsidiaries.



          Name                Age                                   Position
          ---                 ---                                   --------

Thomas S. Kaplan.........      37  Chairman of Apex Limited, and Chief Executive Officer of Apex
                                   Corporation
Keith R. Hulley..........      60  President and Chief Operating Officer, Apex Corporation
Marcel F. DeGuire........      50  Vice President of Corporate Development, Apex Corporation
Mark A. Lettes...........      50  Vice President, Finance and Chief Financial Officer, Apex Corporation
Larry J. Buchanan........      55  Chief Geologist, Apex Corporation
Edmond R. LeBlanc........      41  Vice President, Marketing, Apex Corporation
Douglas M. Smith, Jr.....      56  Vice President, Exploration, Apex Corporation
Linda Good Wilson........      42  Vice President, Investor Relations, Apex Corporation
Johnny Delgado Achaval...      60  President and Chief Executive Officer, Andean Silver Corporation LDC
Michael F. Shaw..........      53  Project Manager, San Cristobal, Apex Corporation

     Thomas S. Kaplan. Mr. Kaplan has been the Chairman of the board of directors of our Company since its inception in March 1996 and is a director and was the founder of companies we acquired in 1996 through 1998. See "Management- -Directors", above.

     Keith R. Hulley.  See "Management--Directors", above.

     Marcel F. DeGuire. Mr. DeGuire serves as Vice President of Corporate Development of Apex Corporation. Prior to joining Apex Corporation in August 1996, he served as Vice President of Project Development and Regional Director for those jurisdictions which were formerly part of the Soviet Union for Newmont Gold Company, a subsidiary of Newmont Mining Corporation. During this period, Mr.

DeGuire acted as Project Leader of Newmont's Muruntau large scale open pit heap leach gold project in Uzbekistan. This facility processes 37,800 tonnes of ore per day and was built at a cost of $225 million. Mr. DeGuire was directly involved in the joint venture negotiations leading up to the project, the subsequent feasibility studies, completion of construction and the commencement of mining operations. In addition to his work in Central Asia, Mr. DeGuire has been responsible for various feasibility analyses, including Newmont's Yanacocha gold project in Peru. During his almost 20 years with Newmont, Mr. DeGuire worked as resident manager of a uranium mine and rose to President of several of Newmont's subsidiaries and became a leading expert in environmental management and mine reclamation, serving as Newmont's Vice President of Environmental Affairs and Research and Development as well as in other senior executive positions. Mr. DeGuire is a member of the American Institute of Mining, Metallurgical and Petroleum Engineers, the Canadian Institute of Metallurgy, the Mining and Metallurgical Society of America and has published various articles on mineral processing and environmental matters. Mr. DeGuire holds a B.S. in metallurgical engineering from Michigan Technological University and an M.S. in metallurgical engineering from the University of Nevada, Reno.

     Mark A. Lettes. Mr. Lettes has served as Vice President of Finance and Chief Financial Officer of Apex Corporation since June 1998. Prior to joining Apex Corporation, Mr. Lettes served from late 1996 to 1998 as Vice President Trading for Amax Gold Inc. and Director of Treasury for Cyprus Amax Minerals Company, where he was responsible for all Amax Gold hedging activities. A financial professional with 25 years experience, Mr. Lettes served as Vice President and Chief Financial Officer for Amax Gold from 1994 until 1996 where he was responsible for numerous financings including project financings for the Fort Knox mine in Alaska and the Refugio mine in Chile, parent-subsidiary financing arrangements with Cyprus Amax and a convertible preferred issue. Mr. Lettes started the gold hedging program at Amax Gold and was responsible for all hedging activities of Amax Gold from 1987 through June 1998, when Amax Gold merged with Kinross Gold Corporation. From 1979 through 1986, Mr. Lettes held several positions at AMAX Inc. including Manager of Corporate Development, Manager Futures Analysis and Group Planning Administration. In those positions, Mr. Lettes was responsible for planning and economic analysis activities for AMAX and for business development and acquisition functions. Transactions on which Mr. Lettes worked at AMAX included the acquisition of the remaining 50% of Alumax, AMAX's aluminum subsidiary. Prior to his service at AMAX and Amax Gold, Mr. Lettes held professional positions in the financial departments of United Technologies and Rockwell International from 1974 until 1979. Mr. Lettes holds a B.S. in marketing from the University of Connecticut and an M.B.A. from Ohio State University.

     Dr. Larry J. Buchanan. Dr. Buchanan serves as Chief Geologist to Apex Corporation and is a principal advisor to our international operations. He joined Apex Corporation in 1995, following five years as an independent consultant from 1990 through 1994. Dr. Buchanan is a noted exploration geologist with a reputation as one of the industry's leading experts on epithermal deposits, on which he has written several definitive texts. His analysis of such deposits has given rise to the industry paradigm known as ``The Buchanan Model''. Dr. Buchanan has published eight geological texts, played a key role in identifying several multi-million ounce gold deposits, and developed implementation programs for numerous currently producing mines. His consulting clients have included Cyprus Minerals Company, FMC Corporation, Total Resources, Inc. and Fischer-Watt Gold Co. Inc. Dr. Buchanan is a shareholder and director of Begeyge Minera Ltda. Dr. Buchanan holds a B.Sc. and an M.Sc. in geological engineering and a Ph.D in economic geology from the Colorado School of Mines.

     Edmond R. LeBlanc. Mr. LeBlanc has served as Vice President of Marketing of Apex Corporation since April 1998. Prior to joining us, Mr. LeBlanc served as Director of Marketing for Westmin Resources Limited from 1995 through March 1998, where he was responsible for sales, transportation and hedging for all of the company's mineral production. Westmin sold a wide variety of products including copper, zinc, precious metals and molybdenum concentrates, as well as precious metal dore and copper cathodes. As a member of Westmin's senior management, Mr. LeBlanc was instrumental in assessing marketing issues for the company's five-year strategic plans. From 1990 to 1995, he served as Manager of Special Projects and Manager of Marketing for Westmin. Mr. LeBlanc commenced his career in the mining industry as an exploration geologist before specializing in the marketing of nonferrous concentates and precious metals. He earned a B.S. in geology from Saint Xavier University

     Douglas M. Smith, Jr. Mr. Smith has served as Vice President of Exploration for Apex Corporation since early 1997. Mr. Smith began his career with Minas de San Luis, S.A., where he was District Geologist at the Taylotita mine in Mexico, one of the largest epithermal silver-gold deposits in the world, and subsequently became Chief Geologist. Prior to joining Apex Corporation, Mr. Smith was employed for almost 20 years by ASARCO Incorporated, which he joined in 1977. During his tenure at ASARCO, he held numerous positions including Manager of the Rocky Mountain Exploration Division and, most recently, Chief Geologist of the Latin American Exploration Division, where he was responsible for overseeing all aspects of exploration and project evaluation in Spanish-speaking countries of the Americas, including Bolivia, Peru, Chile and Mexico. Mr. Smith holds a B.S. in geology from the University of New Mexico.

     Linda Good Wilson. Ms. Wilson joined Apex Corporation as Vice President of Investor Relations in October 1997. Prior to joining Apex Corporation, Ms. Wilson served from March through October 1997 as Director of Investor Relations for Addwest Minerals, a newly listed Canadian junior gold producer. With 14 years of mining experience, Ms. Wilson spent the 10 years prior to March 1997 at Cyprus Amax in numerous positions, including Director in the Investor Relations and Treasury Department. Ms. Wilson began her career as a Geologist at AMAX Inc.'s Mount Tolman Project, a large copper-molybdenum deposit in eastern Washington. Ms. Wilson holds a B.A. in geology from Colby College and a M.S. in mineral economics from the Colorado School of Mines.

     Johnny Delgado Achaval. Mr. Delgado serves as the Chief Executive Officer of Andean Silver Corporation LDC, a wholly owned subsidiary of our company. Mr. Delgado has over 30 years experience in the South American mining industry, including 15 years as President and principal shareholder of Mineria Tecnica Consultores Asociados S.A., also referred to as Mintec, which was one of Bolivia's leading mining consulting firms and the agent for Andean Silver Corporation LDC from the formation of its Bolivian branch in 1994 until Mintec's acquisition by us in 1998. Mr. Delgado founded Mintec in 1981. Prior to the formation of Mintec, Mr. Delgado worked with International Mining Company from 1966 to 1981, where he served initially as Chief of Exploration and Project Manager and then as Technical Vice President of its tungsten mining holding company, Estalsa Boliviana S.A. Both before and during his tenure at Mintec, Mr. Delgado was involved in all aspects of international mining, including the direction of major exploration efforts in Bolivia, Peru, Brazil, Ecuador, Argentina and Chile, as well as management of mining operations in Bolivia. Mr. Delgado has taught mining engineering, mining finance and mine geology. He is a member of the Geological Society of Bolivia, the Society of Bolivian Engineers and the Mining Club.

     Michael F. Shaw. Mr. Shaw has served as Project Manager for the San Cristobal project since January 1999. Prior to joining Apex Corporation, Mr. Shaw served from 1996 through 1998 as a Vice President of Tiomin Resources and as Vice President, General Manager and a director of Panama Cobre, S.A., a subsidiary of Tiomin. At Tiomin, he was responsible for development activity at the Cerro Colorado copper deposit in Panama. Mr. Shaw previously served from 1994 to 1996 as Project Director for Cyprus Amax Minerals Company on its solvent extraction-electrowinning expansion of the Cerro Verde copper mine in Peru. Under Mr. Shaw's management, Cerro Verde's expansion was completed on schedule and under budget. In addition, Mr. Shaw has held numerous project management positions for Bechtel Corporation and Kvaerner Metals (Davy McKee). Over the course of his career, he helped build the Andacollo gold mine in Chile, the El Abra copper mine in Chile, the Jerritt Canyon gold mine in Nevada and Magma Copper Company's flash copper smelter in Arizona. A metallurgical engineer with nearly 30 years experience, Mr. Shaw began his career as a metallurgist for Phelps Dodge Corporation before specializing in project management. He earned a B.S. in chemistry and an M.S. in metallurgical engineering from the University of Texas at El Paso.

     As of December 31, 1999, we had approximately 85 full-time employees.

     Our subsidiary, Apex Corporation provides management, advisory and administrative services for our company under a Management Services Agreement dated October 22, 1996. The services provided by Apex Corporation include:

     .  identifying and evaluating investment opportunities;

     . making recommendations to our board of directors with respect to our exploration and development activities;

     . providing staffing, employees and the necessary expertise to manage our company's business and monitor our exploration and development activities; and

     . advising us with respect to investments, contractual and financing activities and providing financial services.

     We pay Apex Corporation a service fee in an amount equal to the direct and indirect costs incurred by Apex Corporation in providing its services, plus 7% of those costs.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table sets forth certain information for the years indicated with respect to the compensation of the Chief Executive Officer and the four other most highly compensated executives of Apex Corporation. Amounts shown as restricted security awards represent grants of stock which is restricted for two years. Amounts shown as all other compensation represent employer contributions to the Apex Corporation 401(k) Plan.

                           SUMMARY COMPENSATION TABLE

                                                                 Annual                    Long-Term
                                                              Compensation               Compensation
                                                         ----------------------  -----------------------------
                                                                                 Restricted        Awards
                                                                                  Security       Securities       All Other
                                                           Salary      Bonus       Awards        Underlying     Compensation
         Name and Principal Position             Year       ($)         ($)          ($)        Options (#)          ($)
---------------------------------------------  --------  ----------  ----------  -----------  ----------------  -------------

Thomas S. Kaplan.............................      1999    275,000     187,500
 Chairman, Apex Limited,                           1998    248,750      25,000           --                --             --
 and Chief Executive Officer, Apex                 1997    213,000          --           --                --             --
  Corporation

Keith R. Hulley..............................      1999    260,000      87,750       54,246            50,000          5,200
 President and Chief Operating                     1998    233,750      16,250       48,750                --          5,063
 Officer, Apex Corporation (1)                     1997    225,000          --           --                --          4,500

Marcel F. DeGuire............................      1999    192,500      60,638       20,213            25,000          5,000
 Vice President of Development,                    1998    184,565      12,500       37,500                --          5,052
 Apex Corporation (2)                              1997    180,000          --           --                --          3,600

Mark A. Lettes...............................      1999    178,000      53,400       17,800            25,000          4,777
 Vice President of Finance and Chief               1998    115,642       6,250       18,750            60,000             --
 Financial Officer, Apex Corporation (3)           1997         --          --           --                --             --

Douglas M. Smith.............................      1999    130,000      29,250        9,751            15,000          3,900
 Vice President of Exploration,                    1998    122,500       6,250       18,750                --          2,550
 Apex Corporation (4)                              1997     96,666          --           --            31,250          2,400



(1) Mr. Hulley's bonuses for 1999 and 1998 included 4,498 and 5,735 restricted ordinary shares, which were valued at the end of fiscal 1999 at $53,436 and $68,132, respectively.

(2) Mr. DeGuire's bonuses for 1999 and 1998 included 1,676 and 4,412 restricted ordinary shares, which were valued at the end of fiscal 1999 at $19,911 and $52,415, respectively.

(3) Mr. Lettes joined Apex Corporation on June 8, 1998. His bonuses for 1999 and 1998 included 1,476 and 2,206 restricted ordinary shares, which were valued at the end of fiscal 1999 at $17,535 and $26,207, respectively.

(4) Mr. Smith joined Apex Corporation on March 7, 1997. His bonuses for 1999 and 1998 included 809 and 2,206 restricted ordinary shares, which were valued at the end of fiscal 1999 at $9,611 and $26,207, respectively.

Share Option Grants

     The following table contains further information concerning the share option grants made to the Chief Executive Officer and the four other most highly compensated executives of Apex Corporation during the fiscal year ended December 31, 1999. All options granted in 1999 vest ratably over four years, with the first tranche vesting one year from the date of grant. In the event of a change in control (as defined in the Employees' Share Option Plan) all unexercised options are immediately exercisable in full. The weighted exercise price of share options granted during 1999 was $11.81. The percentage of total options granted to employees is based on 303,197 options granted to employees in 1999 pursuant to the Employees' Share Option Plan.

     Amounts shown as potential realizable values are based on compounded annual rates of share price appreciation of five and ten percent over the 10-year term of the options, as mandated by rules of the SEC, and are not indicative of expected share price performance. Actual gains, if any, on share option exercises are dependent on future performance of the overall market conditions, as well as the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved or may be exceeded. The indicated amounts are net of the option exercise price but before taxes that may be payable upon exercise.

                                           Option Grants in Last Fiscal Year

                                              Individual Grants
                                              -----------------                                          Potential
                                                                                                         Realizable
                                                                                                      Value at Assumed
                                          % of Total                                                  Annual Rates of
                        Number of           Options                                                     Share Price
                       Securities         Granted to                                                  Appreciation for
                       Underlying          Employees        Exercise or                                 Option Term
                         Options           In Fiscal        Base Price     Expiration                   -----------
        Name             Granted             Year             ($/Sh)          Date                 5%              10%
        ----             -------             ----           ----------     -----------         --------         ----------
Thomas S. Kaplan....             --             --                --                 --             --                --
Keith R. Hulley.....         50,000           16.0            $12.06         12/14/2009         30,156            60,313
Marcel F. DeGuire...         25,000            8.0            $12.06         12/14/2009         15,078            30,156
Mark A. Lettes......         25,000            8.0            $12.06         12/14/2009         15,078            30,156
Douglas M. Smith....         15,000            5.0            $12.06         12/14/2009          9,047            18,094

Option Exercises and Holdings

     The following table sets forth information with respect to the Chief Executive Officer and the four other most highly compensated executives of Apex Corporation concerning unexercised options held as of December 31, 1999.

                                       Aggregated Option Exercises in Last Fiscal Year
                                              and Fiscal Year-End Option Values

                                                                     Number of                           Value of
                                                               Securities Underlying                   Unexercised
                              Shares                           Unexercised Options At              In-the-Money Options
                             Acquired                             Fiscal Year-End                   at Fiscal Year-End
                                On            Value      ----------------------------------  --------------------------------
          Name               Exercise       Realized        Exercisable   Unexercisable         Exercisable  Unexercisable
------------------------  --------------  -------------  ----------------------------------  --------------------------------
Thomas S. Kaplan                                                --                --                 --               --
Keith R. Hulley.........       --             --           125,000            50,000           $485,000               --
Marcel F. DeGuire.......       --             --            62,500            25,000           $242,500               --
Mark A. Lettes..........       --             --            15,000            70,000           $ 23,550          $70,650
Douglas M. Smith........       --             --            23,438            22,812           $ 94,812          $30,312

__________
* Computed based upon a price of $11.88 share, which was the closing price of the ordinary shares on December 31, 1999 as quoted by the American Stock Exchange.

Compensation Committee Interlocks and Insider Participation


     The current members of the Compensation Committee of our company are Messrs. Conger and Soros. In addition, Mr. Soros owns 100 percent of VDM, Inc. which is a shareholder of our company and is also a member of the Investment Advisory Committee of Quantum Industrial Partners LDC, a shareholder of our company (see ``Certain Transactions'').

Employment Agreements and Change-in-Control Arrangements

     We have entered into employment agreements with Messrs. Hulley, DeGuire, Lettes and Smith. Each establishes a base salary and provides that the executive is eligible to participate in employee benefit programs. Each agreement provided for a share option grant made under the Employees' Share Option Plan. Twenty-five percent of the options granted to Messrs. Hulley, DeGuire and Smith vested effective on the date of the employment agreement, with an additional 25 percent vesting on the three succeeding anniversaries of the date of the employment agreement. Thus, 100% percent of the options granted to Messrs. Hulley, DeGuire and Smith under their respective employment agreements have vested. Twenty-five percent of the options granted to Mr. Lettes vest on the four succeeding anniversaries of the date of his employment agreement.
Thus, 25% of the options granted to Mr. Lettes have vested. The employment agreements may be terminated by us at any time. Mr. Lettes' contract contains a severance provision, which provides six months salary and benefits if terminated for reasons other than cause on or after June 2, 1999 and before June 2, 2000. Messrs. Hulley, DeGuire and Lettes have agreed not to join a company whose primary business is the acquisition and development of silver mines for two years after termination of employment with us. Mr. Smith has agreed to keep certain information confidential for two years after the termination of his employment with us.

     The Employees' Share Option Plan, pursuant to which Messrs. Hulley, DeGuire, Lettes and Smith hold options, provides that in the event of a change in control of our company (as defined in the Employees' Share Option Plan) all unvested options become exercisable in full.

          SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table includes information as of March 29, 2000, except as otherwise indicated, concerning the beneficial ownership of the ordinary shares by the following:

     . each person known by us to beneficially hold five percent or more of our outstanding ordinary shares,

     .  each of our directors,

     . each executive officer of Apex Corporation named in the table set forth under "Executive Compensation and Other Information," and

     . all such executive officers of Apex Corporation and directors of our company as a group.

     We have no executive officers. We entered into a management services agreement pursuant to which we have engaged Apex Corporation, a wholly owned subsidiary of ours, to provide a broad range of corporate management and advisory services. Except as otherwise noted, we believe that all of the persons and groups shown below, based on information furnished by them, have sole voting and investment power with respect to the ordinary shares indicated.

                                                                         Beneficial Ownership
                                                                         --------------------
                                                                        Number       Percentage
                                                                        ------       ----------
Directors and 5% Shareholders of our Company
  and Executive Officers of Apex Corporation
Quantum Industrial Partners LDC (1)..........................          4,992,801           14.48%
Moore Global Investments Ltd./Remington Investment
 Strategies L.P./Moore Emerging Markets (2)..................          7,192,599           20.87%
Michael Comninos (3)(4)......................................             23,745               *
Harry M. Conger (3)..........................................             41,620               *
Marcel F. DeGuire (3)(5).....................................             68,588               *
Eduardo S. Elsztain (3)(6)...................................            610,299            1.77%
David Sean Hanna (3).........................................             19,745               *
Ove Hoegh (3)................................................             19,745               *
Keith R. Hulley (3)(5).......................................            135,233               *
Thomas S. Kaplan (7).........................................          6,674,979           19.36%
Richard Katz (3).............................................             19,745               *
Mark A. Lettes (3)(5)........................................             18,682               *
Kevin R. Morano (3)..........................................              7,348               *
Douglas M. Smith (3)(5)......................................             34,265               *
Paul Soros (3)(8)............................................            760,246            2.21%
Directors of Apex Limited and Officers of Apex Corporation,
 as a group..................................................         20,619,640           59.82%

____________

*    The percentage of ordinary shares beneficially owned is less than 1%.

(1) The address of Quantum Industrial Partners LDC is Kaya Flamboyan 9, Willemstad, Curacao, Netherlands Antilles. Quantum Industrial Partners LDC is an exempted limited duration company formed under the laws of the Cayman Islands. QIH Management Investor, L.P. ("QIHMI"), an investment advisory firm organized as a Delaware limited partnership, is a minority shareholder of, and is vested with investment discretion with respect to portfolio assets held for the account of Quantum Industrial Partners LDC. The sole general partner of QIHMI is QIH Management, Inc. ("QIH Management"), a corporation formed under the laws of the

     State of Delaware. Mr. George Soros, the sole shareholder of QIH Management, has entered into an agreement with Soros Fund Management LLC ("SFM LLC"), a limited liability company formed under the laws of the State of Delaware, pursuant to which Mr. George Soros has, among other things, agreed to use his best efforts to cause QIH Management to act at the direction of SFM LLC (the "QIP Contract"). Mr. George Soros is Chairman of SFM LLC, and as a result of such position and the QIP Contract, may be deemed the beneficial owner of shares held for the account of Quantum Industrial Partners LDC. Mr. Stanley F. Druckenmiller, the Lead Portfolio Manager and a member of the Management Committee of SFM LLC, by virtue of such position as Lead Portfolio Manager and the QIP Contract, also may be deemed the beneficial owner of shares held for the account of Quantum Industrial Partners LDC. The total number of ordinary shares includes the ordinary shares held by Geosor Corporation and EMOF LLC. Geosor Corporation, a corporation formed under the laws of the State of New York, which is wholly-owned by Mr. George Soros, is the registered owner of 1,021,521 ordinary shares. EMOF LLC, a limited liability company formed under the laws of the State of Delaware, is the registered owner of 566,210 ordinary shares. EMOF Management LLC ("EMOF Management"), a Delaware limited liability company, is the manager of EMOF LLC and is vested with investment discretion with respect to portfolio assets held for the account of EMOF LLC. Mr. George Soros is the Principal Executive Officer of EMOF Management, and in such capacity may be deemed the beneficial owner of shares held for the account of EMOF.

(2) The address of Moore Global Investments Ltd./Remington Investment Strategies L.P./Moore Emerging Markets is 1251 Avenue of the Americas, 53rd Floor, New York, New York 10020. Moore Capital Management, Inc., a Connecticut corporation, is vested with investment discretion with respect to portfolio assets held for the account of Moore Global Investments, Ltd. and Moore Emerging Markets. Moore Capital Advisors, L.L.C., a New York limited liability company ("Moore Capital Advisors"), is the sole general partner of Remington Investment Strategies, L.P. Mr. Louis M. Bacon is the majority shareholder of Moore Capital Management, Inc. and is the majority equity holder of Moore Capital Advisors. As a result, Mr. Bacon may be deemed to be the indirect beneficial owner of the aggregate 7,192,599 shares held by Moore Global Investments Ltd., Moore Emerging Markets and Remington Investment Strategies L.P. The 7,192,599 shares include ordinary shares subject to warrants exercisable immediately for 1,458,333 ordinary shares by Moore Global Investments Ltd./Remington Investment Strategies L.P./Moore Emerging Markets.

(3) Amounts shown include ordinary shares subject to options exercisable within 60 days: 19,745 ordinary shares for Mr. Comninos; 41,620 ordinary shares for Mr. Conger; 62,500 ordinary shares for Mr. DeGuire; 19,745 ordinary shares for Mr. Elsztain; 19,745 ordinary shares for Mr. Hanna; 19,745 ordinary shares for Mr. Hoegh; 125,000 ordinary shares for Mr. Hulley; 19,745 ordinary shares for Mr. Katz; 15,000 ordinary shares for Mr. Lettes; 4,348 ordinary shares for Mr. Morano; 31,250 ordinary shares for Mr. Smith; and 19,745 ordinary shares for Mr. Soros.

(4) Mr. Comninos is the registered owner jointly with Ann Comninos of 4,000 ordinary shares.

(5) Amounts shown include restricted ordinary shares issued pursuant to our Employees' Share Option Plan: 6,088 restricted ordinary shares for Mr. DeGuire; 10,233 ordinary shares for Mr. Hulley; 3,682 restricted ordinary shares for Mr. Lettes; and 3,015 restricted ordinary shares for Mr. Smith.

(6) Mr. Elsztain is the registered owner of 25,000 ordinary shares. Mr. Elsztain is the Chairman and majority shareholder of Consultores Asset Management, S.A. ("Consultores"), the owner of 62,974 ordinary shares. Consultores is the sole owner of Consultores Management Company Limited ("Consultores Management"), a company formed under the laws of the Isle of Man. Consultores Management is the manager of Quantum Dolphin Limited, a private open-end investment fund formed under the laws of the Isle of Man, which is the registered owner of 502,580 ordinary shares.

(7) Mr. Kaplan, pursuant to voting trust agreements, has voting and dispositive control with respect to 2,739,154 ordinary shares owned by Argentum LLC and 3,935,825 ordinary shares owned by Consolidated Commodities, Ltd.

(8) Mr. Paul Soros is the registered owner of 100,000 ordinary shares. Mr. Paul Soros owns 100 percent of VDM, Inc., which is the registered owner of 640,501 ordinary shares.

                              CERTAIN TRANSACTIONS

     Larry Buchanan, the Chief Geologist of Apex Corporation and a shareholder of our company, and another individual who is an officer of certain of our subsidiaries, are shareholders and directors of Begeyge Minera Ltda., from whom we have the right to purchase the Suyatal Project in Honduras for an aggregate purchase price of $3,000,000. During 1998 and 1999, Begeyge received no payments from us in connection with this mineral property.

                         DESCRIPTION OF ORDINARY SHARES

     The following summarizes certain provisions of our Memorandum of Association, also referred to as the Memorandum, and our Articles of Association, as amended, also referred to as the Articles. The following descriptions are intended as a summary only. The full text of our Articles is available as an exhibit to our first registration statement filed with the SEC. See "Exhibits" and "Where You Can Find More Information", below.

General

     Our authorized share capital consists of one class of 75,000,000 ordinary shares, par value $0.01 per share, of which 34,471,268 shares were outstanding as of the date of this prospectus. The board of directors has the power to designate whether an issue of shares shall be ordinary shares or preference shares. As of the date of this prospectus no preference shares were outstanding.

Ordinary Shares

     The ordinary shares offered hereby are validly issued, fully paid and nonassessable. There are no provisions of Cayman Islands law, the Memorandum of Association or the Articles of Association which impose any limitation on the rights of shareholders to hold or vote ordinary shares by reason of their not being resident in the Cayman Islands.

Dividends. Holders of ordinary shares are entitled to receive dividends ratably when and as declared by the Board of Directors (subject to the rights of holders of preference shares).

Voting Rights. Our Articles provide that the quorum required for a general meeting of our shareholders is not less than one shareholder present in person or by proxy holding at least 50 percent of the issued and outstanding shares entitled to vote at the meeting. Unless a greater majority is required by law or by any provision of our Articles, we may from time to time by special resolution do any of the following:

     . alter or amend our Memorandum or Articles;

     . voluntarily liquidate, dissolve or wind-up the affairs of our company;

     . reduce our share capital or any capital, redemption or reserve funds, or any share premium account;

     . or change our name or alter our objects.

     Each of our shareholders is entitled to one vote per share on all matters submitted to a vote of shareholders at any shareholders' meeting. All matters voted upon at any duly held shareholders' meeting must be carried by either an ordinary resolution or a special resolution. A special resolution requires the approval of at least two-thirds of the votes cast by holders of our outstanding voting shares voting together as a single class represented in person or by proxy at a duly convened meeting. An ordinary resolution requires the approval of a simple majority of votes cast at a meeting of our shareholders represented in person or by proxy. All matters, including the election of directors, voted upon at any duly held shareholders' meeting shall be carried by ordinary resolution, except the following:

     . approval of a merger, consolidation or amalgamation which requires (in addition to any regulatory or court approvals) the approval of at least seventy-five percent of our outstanding voting shares, voting together as a single class,

     . any matter that must be approved by special resolution, including any amendment of our Memorandum and Articles, and

     .  as so provided in our Articles.

     Our Articles provide that, generally, extraordinary general meetings of the shareholders may be called only by (i) the directors or (ii) at the request in writing of shareholders owning at least 25 percent of the outstanding shares generally entitled to vote. This provision may not apply if otherwise required by law. This provision is also subject to the rights of the holders of any class or series of shares issued by us having a preference over the ordinary shares as to dividends or upon liquidation to elect directors in specified circumstances.

     Our ordinary shares have noncumulative voting rights, which means that the holders of a majority of the ordinary shares may elect all of our directors and, in such event, the holders of the remaining ordinary shares will not be able to elect any directors. Our board of directors is presently divided into three classes, of three directors each. At present, each class is elected for a term of three years, with the result that our shareholders will not vote for the election of a majority of directors in any single year. See "Management". Our Articles provide that directors may be removed by our shareholders only with the vote of 80 percent of our outstanding shares that are generally entitled to vote. The classified board provision and the removal of directors by shareholder provision can only be amended with the vote of 80 percent of the outstanding shares generally entitled to vote.

     This classified board provision could prevent a party who acquires control of a majority of the outstanding voting power from obtaining control of our board of directors until the second annual shareholders meeting following the date the acquirer obtains the controlling share interest. The classified board provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company and could thus increase the likelihood that incumbent directors will retain their positions.

Rights Upon Liquidation. In the event of our voluntary or involuntary dissolution, liquidation or winding-up, the holders of outstanding ordinary shares shall be entitled to share ratably in our assets available for distribution after payment in full of all debts and after the holders of preference shares have received their liquidation preferences in full.

Transfer of Shares. Our Articles also provide that our board of directors may suspend the registration of transfers of ordinary shares for such periods as our board of directors may determine, but shall not suspend the registration of transfers for more than 40 days.

Miscellaneous. Ordinary shares are not redeemable and have no subscription, conversion or preemptive rights.

                            DESCRIPTION OF WARRANTS

Presently Outstanding Warrants

     We have issued 4,088,158 warrants for the purchase of ordinary shares. Each of our outstanding warrants is exercisable for one ordinary share at an initial exercise price of $18.00 per share, subject to any adjustments made pursuant to the warrant agreement. Our outstanding warrants may be exercised at any time until November 4, 2002. Our outstanding warrants are subject to a warrant agreement that contains terms that, other than the exercise price and the expiration date, are similar to the terms of the warrant agreement by which the warrants to be issued under this prospectus will be governed.

Warrants to be Issued

General

     The warrants are being issued pursuant to a warrant agreement between our company and American Stock Transfer & Trust Company, as the warrant agent. The following summary of the material provisions of the warrant agreement are not complete. You should refer to the warrant agreement, a copy of which will be filed with the SEC prior to the issuance of the units.

     The warrants offered by this prospectus are initially exercisable for an aggregate of . ordinary shares. Each warrant is exercisable for one ordinary share at an exercise price of $. per share. If an adjustment of the exercise price occurs, the number of ordinary shares issuable upon exercise of the warrants would increase or decrease proportionately. See "--Adjustment." The warrants will expire at 5:00 p.m., New York City time, on ..

     We have reserved and will continue to reserve out of our authorized share capital, a number of ordinary shares sufficient to provide for the issuance of ordinary shares upon the exercise of the warrants.

     The certificates for the warrants will be numbered and registered in a warrant register maintained by the warrant agent. The registered holder of a warrant will be treated as the owner of that warrant for all purposes.

     Our company will pay any documentary stamp taxes, if any, attributable to the initial issuance of any warrant certificates or certificates for ordinary shares issuable upon exercise of the warrants. However, the warrant holder shall pay any taxes that may be payable in respect of any transfer involved in the issue or delivery of any warrant certificates or certificates for ordinary shares unless that holder has paid our company the amount of the tax or has established to our satisfaction that the tax has been paid.

     There is no public market for the warrants and we do not expect that a market for the warrants will develop. We cannot assure you that the market price of the ordinary shares will exceed the exercise price of the warrants.

Transfer of Warrants

     The warrants are transferable only on the books of the warrant agent upon delivery of a warrant certificate, duly endorsed by the registered holder or by an authorized representative or accompanied by proper evidence of succession, assignment or authority to transfer. Endorsements must be guaranteed by an eligible guarantor institution which is a member of a signature guarantee program satisfactory to the warrant agent. Warrants may be transferred only in whole, so as to allow the holder of each warrant to purchase one whole ordinary share. In addition, any transfer of a warrant must be in a minimum increment of one hundred warrants. Without the prior written consent of our company, during the first thirty days after the date of the warrant agreement, a warrant certificate may not be transferred or exchanged other than for the full number of unexercised warrants that the certificate represents.

Exercise of Warrants.

     Each warrant certificate initially entitles the holder of the warrant to purchase for cash the number ordinary shares indicated on the certificate at the exercise price of $. per share, subject to any adjustments made pursuant to the warrant agreement. Warrants may be exercised at any time from the opening of business on . to 5:00 p.m., New York City time, on . . After that time and date, unexercised warrants will become void.

     Subject to the terms of the warrant agreement, a warrant may be exercised upon:

     . the surrender of the warrant certificate evidencing that warrant to the warrant agent;

     . delivery of the subscription form duly executed, with the signature guaranteed by an eligible institution; and

     . delivery of payment of the exercise price by certified or official bank check.

     Upon receipt of the warrant certificate, the duly executed subscription form and payment of the exercise price, the warrant agent shall cause to be issued and delivered as soon as practicable the ordinary shares purchased upon exercise. No fractions of ordinary shares, cash or other consideration will be issued. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Adjustment

     An adjustment to the number of ordinary shares purchasable upon exercise of each warrant will be made if our company takes any of the following actions at any time while a warrant is outstanding:

     . declare a dividend or make a distribution on the ordinary shares payable in ordinary shares;

     . subdivide or reclassify the outstanding ordinary shares into a greater number of ordinary shares; or

     . combine or reclassify the outstanding ordinary shares into a smaller number of ordinary shares.

     If any of these events occur, then the exercise price and the number of ordinary shares to be issued upon exercise of a warrant in effect on the record date of these actions will be proportionately adjusted so that the holder of a warrant exercised after that time shall be entitled to receive the aggregate number of ordinary shares which, if the warrant had been exercised immediately before the action, the holder would have owned upon exercise and been entitled to receive by virtue of the dividend, subdivision, combination or reclassification.

     Notwithstanding anything to the contrary, no adjustment in the exercise price will be made unless the increase or decrease is at least 1 percent of the exercise price. Any adjustments that are not made as a result of the immediately preceding sentence will be carried forward and taken into account into any subsequent adjustment. In addition, no adjustment to the exercise price or other terms of the warrants will be made if the registered holder is to participate in any transaction on a basis, and with notice, that the board of directors of our company determines to be fair and appropriate in light of the basis and notice on which holders of ordinary shares participate in the transaction.

Mergers, Consolidations and Other Transactions

     If (1) we consolidate into or merge or consummate an arrangement, reconstruction or statutory share exchange with, any other person or company or
(2) any other person or company acquires all of our outstanding ordinary shares, each registered holder will have the right upon exercise of a warrant and payment of the exercise price, to purchase the kind and amount of shares of stock and other securities and property, including cash, that the holder would have owned or been entitled to receive after the happening of the consolidation, merger, arrangement, reconstruction or share exchange, had the warrant been exercised immediately prior to the event.

No Rights as Shareholders

     Holders of warrants are not entitled to vote, receive dividends, consent or receive notice as shareholders with respect to any meeting of shareholders, or to exercise any rights whatsoever as shareholders.

Modification of the Warrants

     Our company and the warrant agent may supplement or amend the warrant agreement without the approval of any holder in order to cure any ambiguity or correct or supplement any provision that may be defective or inconsistent with any other provision of the warrant agreement or as our company and the warrant agreement deems necessary or advisable, but which do not materially and adversely affect the interest of the holders.

     Our company and the warrant agent may also supplement or amend the warrant agreement in any other respect with the written consent of the holders of a majority of the outstanding warrants. Notwithstanding the foregoing, each holder must consent to the following events, to the extent the events are not originally provided for in the warrant agreement or made in compliance with applicable law:

     . a change the number or nature of securities purchasable upon the exercise of any warrant;

     .  increase the exercise price of any warrant or

     . accelerate the expiration date of any warrant.

                                 TRANSFER AGENT

     Our registrar and transfer agent for all ordinary shares and warrants for ordinary shares is American Stock Transfer & Trust Company.

                        OTHER CLASS OR SERIES OF SHARES

     Our directors may create and issue one or more classes or series of shares and determine the rights and preferences of each such class or series, to the extent permitted by our Articles and applicable law.

Preference Shares

     Our board of directors is authorized, without further shareholder approval, to create classes or series of preference shares, to issue preference shares in such series up to the number of shares of capital stock currently authorized but not yet issued, and to determine the preferences, rights, privileges and restrictions of any such series, including the dividend rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series. See "Description of Ordinary Shares--General".

     The majority vote of the holders of two-thirds of the outstanding shares of each class or series of preference shares voting together as a class, is required to authorize any amendment, alteration or repeal of the Articles of Association, the Memorandum of Association or the adoption of a special resolution by the shareholders of our company which would adversely affect the powers, preferences or special rights of the preference shares, including authorizing any class or series of shares with superior dividend and liquidation preferences.

                          DIFFERENCES IN CORPORATE LAW

     We are a Cayman Islands corporation; accordingly, the law that governs corporate matters is the Companies Law (1995 Revision) (the "Companies Law") of the Cayman Islands. The Companies Law is modeled after the Companies Act of 1985, as amended, of England, and differs in certain respects from laws that generally apply to U.S. corporations and their shareholders. The following is a summary of certain significant provisions of the Companies Law (with certain modifications that apply because of provisions in our Articles) that apply to us and that differ from provisions that generally apply to U.S. corporations and their shareholders. These statements are a brief summary of certain significant provisions of the Companies Law and, do not deal with all aspects of every law that may be relevant to corporations and their shareholders.

     Interested Directors. Our Articles provide that any transaction entered into between us and any of our directors is not voidable by us nor can the director be held liable to us for any profit received by the director in connection with the transaction. The director is entitled to vote as a member of our board of directors to approve the transaction as long as the nature of the director's interest is disclosed to our board of directors before they vote on the transaction.

     Mergers and Similar Arrangements. Our Memorandum permits us to acquire the business of another company and carry on its business. However, unless the transaction is between us and an entity that we already directly or indirectly control, we must obtain the approval of the holders of at least 75 percent of our outstanding ordinary shares and preference shares, if any, voting together as a single group, at a meeting called for such purpose before we may undertake any of the following activities:

     .  merge, consolidate or amalgamate with another company;

     .  reorganize or reconstruct our Company; or

     .  sell, lease or exchange all or substantially all of our assets.

     In addition, before we could merge or amalgamate with another company or reorganize and reconstruct our Company, as a general rule, we would need to obtain the approval of the Cayman Islands courts. Any shareholder that opposed one of these transactions because he believed it would not provide the shareholders with the fair value of their shares would have the right to express his view in a Cayman Islands' court; however, the court ordinarily would not disapprove the transaction on that ground unless there was evidence of fraud or bad faith. Furthermore, although dissenting shareholders of a U.S. corporation would ordinarily have the right to receive payment from the corporation in cash in the amount of the judicially determined value of their shares if the transaction was approved and consummated, our shareholders would not have the same rights.

     Shareholders' Suits. There does not appear to be any history of either a class action or a derivative action ever having been brought by shareholders against a corporation in the Cayman Islands courts. This lack of any documented cases may be due to the fact that, until recently, there has been no official publication in the Cayman Islands of the results legal proceedings. Additionally, legal proceedings that are subject to the Confidential Relationships (Preservation) Law of 1976, as amended, are held in closed court. However, if a class action or a derivative action was initiated against us by a shareholder, the Cayman Islands courts ordinarily would be expected to follow English precedent, which would permit a shareholder that owned less than a majority of our shares to commence an action against or a derivative action in the name of the corporation only (i) where the act complained of is alleged to be beyond the corporate power of the corporation or illegal, (ii) where the act complained of is alleged to constitute a fraud against the minority perpetrated by those in control of the corporation, (iii) where the act requires approval by a greater percentage of the corporation's shareholders than actually approved it, or (iv) where there is an absolute necessity to waive the general rule that a shareholder may not bring such an action in order that there not be a denial of justice or a violation of the corporation's memorandum of association.

     Indemnification; Exculpation. Cayman Islands law does not limit the extent to which a company's Articles of Association may provide for the indemnification of officers and directors, except to the extent that such provision may be held by the Cayman Islands courts to be contrary to public policy (for instance, for purporting to provide indemnification against the consequences of committing a crime). In addition, an officer or director may not be indemnified for fraud or wilful default.

     Our Articles contain provisions providing for the indemnity by us of an officer, director, consultant, employee or agent of our company for threatened, pending or contemplated actions, suits or proceedings, whether civil, criminal, administrative or investigative (including, without limitation, an action by or the right of the company), brought against such indemnified person by reason of the fact that such person was an officer, director, consultant, employee or agent of our company. In addition, our board of directors may authorize us to purchase and maintain insurance on behalf of any such person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the company would have the power to indemnify him against such liability under the provisions of our Articles.

     We also purchase directors and officers liability insurance from third parties for our directors and officers. Our Articles provide that none of our directors and officers shall have any liability for the following:

     . for the acts, receipts, neglects, defaults or omissions of any other of our directors, officers or agents;

     . by reason of his having joined in any receipt for money not received by him personally;

     .  for any loss on account of defect of title to any of our property;

     . on account of the insufficiency of any security in or upon which any of our money is invested;

     .  for any loss incurred through any bank, broker or other agent;

     . for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on his part; or

     . for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of his office or in relation thereto, unless it happens through his own dishonesty.

     Inspection of Books and Records. Shareholders of a Cayman Islands company have no general rights to inspect or obtain copies of the list of shareholders or corporate records of a corporation.

                ANTI-TAKEOVER EFFECTS OF ARTICLES OF ASSOCIATION

     Our Articles contain provisions that make it difficult for a third party to acquire a majority of our outstanding ordinary shares. These provisions are designed to encourage persons seeking to acquire control of our company to negotiate with our directors. Our directors believe that, as a general rule, the interests of our shareholders would be best served if any change in control results from negotiations with the directors. Our directors would negotiate based upon careful consideration of the proposed terms, such as the price to be paid to shareholders, the form of consideration to be paid and the anticipated tax effects of the transaction. However, these provisions could have the effect of discouraging a prospective acquirer from attempting to obtain control of our company. If these provisions discourage takeover attempts, they could deprive you of opportunities to receive takeover premiums for your shares or could depress the market price of your shares.

     In addition to the provisions of our Articles discussed above, the following information provides a description of other relevant provisions of our Articles. The descriptions are intended as a summary only. The full text of our Articles is available as an exhibit to one of our filings with the SEC. See "Exhibits", below and "Where You Can Find More Information", above.

     Shareholder Action by Written Consent. Cayman law permits shareholders to act by unanimous written consent.

     Availability of Ordinary Shares of our Company for Future Issuances. The availability for issue of shares by our directors without further action by shareholders (except as may be required by applicable stock exchange requirements) could be viewed as enabling our directors to make more difficult a change in control of our company, including by issuing warrants or rights to acquire shares to discourage or defeat unsolicited share accumulation programs and acquisition proposals and by issuing shares in a private placement or public offering to dilute or deter share ownership of persons seeking to obtain control of our company.

     Shareholder Proposals. The Articles provide that if a shareholder desires to submit a proposal for consideration at an annual general meeting or extraordinary general meeting, or to nominate persons for election as directors, written notice of such shareholder's intent to make such a proposal or nomination must be given and received by our corporate secretary at our principal executive offices not later than

     . with respect to an annual general meeting, 60 days prior to the anniversary date of the immediately preceding annual general meeting, and

     . with respect to an extraordinary general meeting, the close of business on the tenth day following the date on which notice of such meeting is first sent or given to shareholders.

     . The notice must describe the proposal or nomination in sufficient detail for a proposal or nomination to be summarized on the agenda for the meeting and must set forth the following:

     . the name and address of the shareholder,

     . a representation that the shareholder is a holder of record of our shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present such proposal or nomination, and

     . the class and number of our shares which are beneficially owned by the shareholder.

In addition, the notice must set forth the reasons for conducting such proposed business at the meeting and any material interest of the shareholder in such business. In the case of a nomination of any person for election as a director, the notice shall set forth the following:

      . the name and address of any person to be nominated;

      . a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons;

      . such other information regarding such nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Exchange Act, whether or not we are then subject to such Regulation; and

      . the consent of each nominee to serve as one of our directors, if so elected.

      . The presiding officer of the annual general meeting or extraordinary general meeting shall, if the facts warrant, refuse to acknowledge a proposal or nomination not made in compliance with the foregoing procedure.

     The advance notice requirements regulating shareholder nominations and proposals may have the effect of precluding a contest for the election of directors or the introduction of a shareholder proposal if the procedures summarized above are not followed and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to introduce a proposal.

                              PLAN OF DISTRIBUTION

     Of the _________ ordinary shares and the ________ warrants offered by this prospectus, _________ ordinary shares and ________ warrants are being sold by our company directly to purchasers at a price of $_______ per ordinary share and the $______ per warrant. In connection with this offering, our company has agreed to pay to ________________. an aggregate commission equal to $________. This commission may be paid in the form of cash and/or securities of our company. Up to _________ ordinary shares and ________ warrants may be issued as part of the commission payable by our company in connection with this offering. The ordinary shares offered by this prospectus, the warrants, and the ordinary shares underlying the warrants are expected to be listed on the American Stock Exchange subject to official notice of issuance.

                                 LEGAL MATTERS

     Some U.S. legal matters, including the validity of the securities offered by this prospectus, will be passed upon for our company by Akin, Gump, Strauss, Hauer & Feld, L.L.P., New York, New York, our special legal counsel, and some Cayman Islands legal matters, including the validity of the securities offered by this prospectus, will be passed upon for our company by W.S. Walker & Company, Grand Cayman, Cayman Islands.

                                    EXPERTS

     Our audited consolidated financial statements for the fiscal year ended December 31, 1999, appearing in this prospectus and Registration Statement have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report on our audited consolidated financial statements appearing elsewhere in this prospectus and Registration Statement, and are included in reliance upon their report given upon the authority of PricewaterhouseCoopers LLP as experts in accounting and auditing.

     Reserves for the San Cristobal project were calculated by Mine Reserves Associates, Inc. All reserve figures that we included in this prospectus have been included in reliance upon the authority of Mine Reserves Associates, Inc. as experts in these matters.

                                CONVERSION TABLE

     In this report, figures are presented in both U.S. standard and metric measurements. Conversion rates from U.S. standard to metric and metric to U.S. standard measurement systems are provided in the table below:

U.S. Measure                    Metric Unit                   Metric Measure            U.S. Unit
------------                    -----------                   --------------          ----------------
2.47 acres................      1 hectare                   0.4047 hectares......        1 acre
3.28 feet.................      1 meter                     0.3048 meters.......         1 foot
0.62 miles................      1 kilometer                 1.609 kilometer......        1 mile
0.032 ounces (troy).......      1 gram                      31.103 grams.......          1 ounce (troy)
1.102 tons................      1 tonne                     0.907 tonnes.......          1 ton

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of certain Cayman Islands and U.S. federal income tax consequences of the ownership of ordinary shares and warrants by an investor that holds the warrants and shares as capital assets. The discussion is based on the Internal Revenue Code and the tax laws of the Cayman Islands and the U.S. as in effect on the date of this prospectus, which are subject to change. The discussion does not address all material tax consequences of the ownership of the ordinary shares and warrants, and does not consider any specific facts or circumstances that may apply to a particular investor, including tax-exempt entities, insurance companies, banks, broker-dealers, investors liable for alternative minimum tax, investors who hold ordinary shares and warrants as part of straddles or hedging or conversion transactions or constructive sales, and investors whose functional currency is not the U.S. dollar, which may be subject to special rules. In addition, the discussion does not address special rules that could, in some circumstances, apply to a U.S. Holder of ordinary shares and warrants that owns directly or by attribution 10% or more of the ordinary shares.

     Because the discussion is not exhaustive of all possible tax considerations relevant to the ownership of ordinary shares and warrants and individual circumstances may vary and because the discussion is not based upon an opinion of counsel, prospective investors are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences, including the Cayman Islands tax consequences, of the acquisition, ownership and disposition of ordinary shares and warrants in their particular circumstances.

Cayman Islands Taxation

     There is, at present, no direct income taxation in the Cayman Islands. Accordingly, income and gains received by our company, and distributions by our company to our shareholders and gains realized upon the disposition of ordinary shares and warrants, will be received free of all Cayman Islands income and withholding taxes. Our company is registered as an exempted company under Cayman Islands law, and our company has received an undertaking from the Governor-in-Council of the Cayman Islands to the effect that, for a period of 20 years from the date of the undertaking, no law that is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciations will apply to our company nor shall any tax in the nature of estate duty or inheritance tax be payable on the shares, debentures or other obligations of our company.

United States Federal Income Taxation

     For purposes of this discussion, a U.S. Holder is any beneficial owner that owns ordinary shares and/or warrants as capital assets and is:

     . a citizen or resident of the U.S.,

     . a corporation or partnership that is created or organized in the U.S. or under the law of the U.S. or any state,

     . an estate that is subject to U.S. federal income tax on its income regardless of source, or

     . a trust, if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have authority to control all substantial decisions of the trust.

U.S. Holders

Ownership and Disposition of Warrants

     Sale of a Warrant. Generally, a U.S. Holder of a warrant will recognize gain or loss upon the sale of a warrant in an amount equal to the difference between the amount realized on the sale and the U.S. Holder's adjusted tax basis for the warrant. A U.S. Holder's adjusted tax basis in a warrant generally will equal its cost, increased by the amount of any constructive distributions to the U.S. Holder in respect of the warrants as a result of an adjustment to the conversion ratio. In order to determine the cost of a warrant, the total purchase price paid for the ordinary share/warrant units offered by this prospectus must be allocated between the ordinary shares and the warrants acquired, based upon their relative fair market value. Our company will provide this information upon request to any holder. Gain or loss attributable to the sale of an option to buy or sell property is considered gain from the sale of property that has the same character as the property to which the option relates. The warrants relate to ordinary shares. Accordingly, subject to the discussion below regarding the passive foreign investment company status of our company, gain or losses attributable to the sale of warrants generally will constitute capital gains and losses if the ordinary shares would be a capital asset in the hands of the warrant holder and will be long term if the warrants have been held for more than one year.

     Exercise of a Warrant. In general, no gain or loss will be recognized by a U.S. Holder upon the exercise of a warrant. Upon the exercise of a warrant, the holder's tax basis in the shares so acquired will be the sum of (1) the holder's adjusted tax basis in the warrant and (2) the cash paid upon exercise of the warrant. A U.S. Holder's holding period in the ordinary shares so acquired will begin on the day following the date the warrants are exercised for purposes of determining whether gain on the sale of the ordinary shares will be treated as long-term or short-term capital gain.

     Expiration of the Warrants. Upon expiration of an unexercised warrant, the holder will recognize a loss equal to the adjusted tax basis of the warrant in the hands of the holder. The character of the loss recognized upon the failure to exercise an option is determined based on the character of the property to which the option relates. Because the warrants relate to ordinary shares, a loss recognized upon expiration of a warrant generally will be capital loss if the ordinary shares would have been a capital asset in the hands of the warrant holder and will be long term if the warrant was held for more than one year.

     Adjustments Under the Warrants. Pursuant to the terms of the warrants, the number of ordinary shares that may be purchase upon exercise of the warrants is subject to adjustment from time to time upon the occurrence of the events described under "Description of Warrants--Adjustment." In some circumstances, a change in the conversion ratio or any transaction having a similar effect on the interest of a warrant holder may be treated as a distribution with respect to any warrant holder whose proportionate interest in the earnings and profits of the issuer is increased by that change or transaction. As a result, under some circumstances which may or may not occur, an adjustment pursuant to the terms of the warrants may be treated as a taxable distribution to the warrant holders to the extent of our company's current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, without regard to whether the warrant holders receive any cash or other property. If the warrant holders receive a taxable distribution, their tax bases in the warrants will be increased by an amount equal to the taxable distribution.

     Passive Foreign Investment Company Considerations. As discussed below, our company may constitute a passive foreign investment company (PFIC) for any taxable year. If our company were treated as a PFIC during a U.S. Holder's holding period for the warrants, then such U.S. Holder will be subject to a special tax regime in respect of gains realized on the sale or other disposition of warrants. Although not entirely free from doubt, the PFIC rules should not apply to gain realized in respect of any warrants disposed of during the same taxable year in which the warrants are acquired.

     In general, under the PFIC rules, a U.S. Holder will be required to allocate any gain realized on the sale of the warrants to each day during the Holder's holding period for the warrants, and will be taxable at the highest rate of taxation applicable to ordinary income for the year to which the gain is allocable, without regard to the U.S. Holder's other items of income and loss for such taxable year. This deferred tax, other than the tax on amounts allocable to the year of disposition, then will be increased by an interest charge computed by reference to the rate generally applicable to underpayments of tax, which interest charge generally will be non-deductible interest expense for individual taxpayers. A U.S. Holder of warrants will not be entitled to elect to have our company treated as a "qualified electing fund" ("QEF election") or to a mark to market election, as described below, to alleviate adverse tax consequences arising from the special tax regime. Holders of warrants also should note that they may be subject to adverse PFIC consequences as the result of their possible indirect ownership of certain "lower-tier

PFICs," which are discussed below. The application of the PFIC rules to ordinary shares received upon an exercise of the warrants also raise complicated tax issues. The application of the PFIC rules to holders of warrants is complex. Investors are urged to consult their U.S. tax advisors with respect to the PFIC consequences of owning and exercising the warrants.

     A U.S. Holder who owns warrants during any year that our company is a PFIC must file an Internal Revenue Service Form 8621 in respect of such warrants and, under proposed U.S. Treasury Regulations, in respect of interests in any lower-tier PFICs.

     Prospective investors are urged to consult their own tax advisors regarding the possible classification of our company as a PFIC as well as the potential tax consequences arising from the ownership and disposition, directly or indirectly, of interests in a PFIC.

Ownership and Disposition of Ordinary Shares

Taxation of Dividends

     Subject to the discussion under "Passive Foreign Investment Company Considerations" and "Foreign Personal Holding Company Considerations," under U.S. federal income tax law, U.S. Holders must include in gross income as a dividend the gross amount of any distribution paid by our company to the extent of its current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, as ordinary income when the dividend is received by the U.S. Holder. The dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations. In general, the dividend will be income from sources outside the U.S., and generally will be treated together with other items of "passive income" or, in the case of certain holders, "financial services income" for U.S. foreign tax credit purposes.

Taxation of Capital Gains

     Subject to the discussion under "Passive Foreign Investment Company Considerations," upon a sale or other disposition of ordinary shares, a U.S. Holder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the U.S. dollar value of the amount realized and the U.S. Holder's tax basis, determined in U.S. dollars, in the ordinary shares. This gain or loss will be capital gain or loss and, if the U.S. Holder's holding period for those ordinary shares exceeds one year, will be long-term capital gain or loss.

Passive Foreign Investment Company Considerations

     Classification as a PFIC. Our company will be a PFIC for any taxable year if 75 percent or more of its gross income for the taxable year is "passive" income or 50 percent or more of its assets produce or are held for the production of "passive" income. For purposes of applying these income and asset tests, our company is deemed to receive its pro rata share of the income, and to own its pro rata share of the assets, of any corporation in which our company directly or indirectly owns 25 percent or more of the stock, measured by value. In addition, although not free from doubt, it is expected that our company will be deemed to receive its pro rata share of the income, and to own its pro rata share of the assets, of any partnership in which our company is a partner, either directly or through one or more intervening partnerships. U.S. Holders should be aware that the ordinary shares may be treated as stock of a PFIC for U.S. federal income tax purposes because our company will earn significant passive income from investments relative to any non-passive income of our company prior to the commencement by our company of substantial mining operations. Further, the Internal Revenue Code treats gains from transactions in commodities, such as silver, as passive income for PFIC purposes unless "substantially all" of a company's business is as an active producer of the commodity. Applicable U.S. Treasury Regulations interpret "substantially all" to mean that 85 percent or more of a producer's taxable income must be gross receipts from sales in the active conduct of a commodities business or certain related activities. Under these rules, we cannot assure you that our company would not be treated as a PFIC even after it has begun to earn income from mining operations. In this regard, prospective investors should note that our company would likely constitute a PFIC even after it begins to generate significant income from mining operations in the event our company conducts our mining operations predominantly through the use of independent contractors rather than directly through the use of our own employees.

     Prospective investors should note that the PFIC classification rules are complex and may apply in numerous unexpected circumstances. Under these rules, our company could be classified as a PFIC in various circumstances in addition to those described in the preceding paragraphs. For example, our company could constitute a PFIC for any taxable year as a consequence of owning substantial "passive assets" such as cash and marketable securities, including any cash derived from the issuance of our company's securities or the sale of assets of our company, even in a year in which our company generates significant income from direct mining operations.

     Consequences of PFIC Status. If our company were treated as a PFIC for any taxable year of a U.S. Holder's holding period for its shares, unless a U.S. Holder makes a QEF election or mark to market election in respect of our company, that U.S. Holder will be subject to a special tax regime (1) in respect of gains realized on the sale or other disposition of ordinary shares, and (2) in respect of distributions on ordinary shares held for more than one taxable year to the extent those distributions constitute "excess distributions." Although not entirely free from doubt, the PFIC rules should not apply to gain realized in respect of any ordinary shares disposed of during the same taxable year in which the ordinary shares are acquired. An excess distribution generally includes dividends or other distributions received from a PFIC in any taxable year to the extent the amount of such distributions exceeds 125 percent of the average distributions for the three preceding years or, if shorter, the investor's holding period. In general, under the PFIC rules, a U.S. Holder will be required to allocate such excess distributions and any gain realized on the sale of the ordinary shares to each day during the Holder's holding period for the ordinary shares, and will be taxable at the highest rate of taxation applicable to ordinary income for the year to which the excess distribution or gain is allocable, without regard to the U.S. Holder's other items of income and loss for such taxable year. This deferred tax, other than the tax on amounts allocable to the year of disposition or receipt of the distribution, will then be increased by an interest charge computed by reference to the rate generally applicable to underpayments of tax, which interest charge generally will be non-deductible interest expense for individual taxpayers.

     QEF Election. The special PFIC tax rules described above will not apply to a U.S. Holder if the U.S. Holder makes a QEF election in the first taxable year of the holder's ownership of the ordinary shares during which our company is a PFIC and our company complies with specified reporting requirements. Our company intends to comply with all reporting requirements necessary for U.S. Holders to make a QEF election with respect to our company and will upon request provide to U.S. Holders the information that may be required to make a QEF election effective.

     A U.S. Holder that makes a QEF election with respect to our company will be currently taxable on its pro rata share of ordinary earnings and net capital gain of our company for each taxable year of our company in which our company qualifies as a PFIC, regardless of whether the holder receives any distribution from our company. The U.S. Holder's basis in the ordinary shares of our company will be increased to reflect taxed but undistributed income of our company. Distributions of income that previously has been taxed will result in a corresponding reduction of basis in the ordinary shares and will not be taxed again as a distribution to the U.S. Holder.

     During the period in which our company may be a PFIC, our company may be entitled to deductions under U.S. federal income tax principles that may substantially offset earnings of our company. As a result, the pro rata share of the ordinary earnings and net capital gain of our company that would be includable by a U.S. Holder making a QEF election may not be material. If this were the case, U.S. Holders generally could obtain the benefits of making a QEF election in respect of our company, including the elimination of deferred tax and interest charges on excess distributions and realized gains, without having to bear current inclusions of income substantially in excess of distributions received. U.S. Holders should consult their own tax advisors concerning the most appropriate manner in which to make a QEF election.

     Lower-Tier PFICs. At the present time, none of our company's non-U.S. subsidiaries is or will be classified as a corporation for U.S. federal income tax purposes. Accordingly, U.S. Holders are not subject to the PFIC rules with respect to their indirect ownership interests in these subsidiaries.

     If our company is a PFIC and, in the future, our company acquires a non-U.S. subsidiary that is classified as a corporation for U.S. federal income tax purposes, U.S. Holders generally would be deemed to own, and also would be subject to the PFIC rules with respect to, their indirect ownership interests in any corporate subsidiaries of our company which themselves constitute PFICs. These indirect corporate subsidiaries are referred to as "lower-tier PFICs." If our company were a PFIC and a U.S. Holder does not make a QEF election in respect of any lower-tier PFIC, the U.S. Holder could incur liability for the deferred tax and interest charge described above if either (1) our company receives a distribution from, or disposes of all or part of its interest in, a lower-tier PFIC or (2) the U.S. Holder disposes of all or part of its ordinary shares. Our company intends to cause any lower-tier PFIC to comply with all reporting requirements necessary for a U.S. Holder to make a QEF election with respect to the lower-tier PFIC.

     Mark to Market Election. For taxable years beginning after December 31, 1997, a U.S. Holder who owns marketable stock of a PFIC may elect to recognize any gain or loss on the stock on a mark-to-market basis at the end of the U.S. Holder's taxable year. If an election is made, any mark-to-market gains, and any gains realized on disposition of the stock, will be treated as ordinary income. Mark-to-market losses, and any losses recognized on disposition of the stock to the extent of the holder's net mark-to-market gains, will be treated as ordinary losses. U.S. Holders should consult their tax advisors regarding the effect of making a mark-to-market election with respect to the ordinary shares, including the effect of such an election on any lower-tier PFICs that the holder is deemed to own.

     A U.S. Holder who owns ordinary shares during any year that our company is a PFIC must file an Internal Revenue Service Form 8621 in respect of such ordinary shares and, under proposed U.S. Treasury Regulations, in respect of interests in any lower-tier PFICs.

     Prospective investors are urged to consult their own tax advisors regarding the possible classification of our company as a PFIC as well as the potential tax consequences arising from the ownership and disposition, directly or indirectly, of interests in a PFIC.

Foreign Personal Holding Company Considerations

     Prospective investors should also be aware that special U.S. tax laws would apply to U.S. Holders of ordinary shares if our company, or any corporate subsidiary of our company, is characterized as a foreign personal holding company (FPHC). In particular, if our company, or any corporate subsidiary, is an FPHC in respect of any taxable year of our company, U.S. Holders may be subject to current tax on their direct or indirect pro rata share of the income of the FPHC, as determined for purposes of the FPHC rules, even if no cash dividend is actually paid by the FPHC. In general, our company, or any corporate subsidiary of our company, will constitute a FPHC during a taxable year if (1) a specified percentage of its income is passive for purposes of the FPHC rules, and (2) at any time during the taxable year five or fewer individuals who are U.S. citizens or residents own directly, indirectly or constructively more than 50 percent of the voting power or value of such company's stock. Our company does not anticipate that it or any of its subsidiaries will be an FPHC immediately following this offering or in the future. Our company, however, can provide no assurance as to this conclusion.

Non-U.S. Holders

     An investor who is not a U.S. Holder will not be subject to U.S. federal income tax on any dividends received on the ordinary shares unless (1) the investor has an office or other fixed place of business in the U.S. to which the dividends are attributable and either the dividends are derived in the active conduct of a banking, finance or similar business in the U.S. or the investor is a non-U.S. corporation the principal business of which consists of trading in stocks or securities for its own account and other specified conditions are met or (2) the investor is a foreign insurance company that conducts business in the U.S. and the dividends are attributable to that business.

     An investor who is not a U.S. Holder will not be subject to U.S. federal income tax on any gain realized on the sale or other disposition of ordinary shares or warrants unless (1) the investor is engaged in the conduct of a trade or business in the United States and the gain is effectively connected with that trade or business or (2) the investor is an individual who is present in the U.S. for 183 days or more during the taxable year in which the gain is realized and other specified conditions are met.

United States Information Reporting and Backup Withholding

     Under current U.S. federal income tax law, payments of dividends to some U.S. Holders are subject to information reporting, and a "back up" withholding tax at a rate of 31 percent if these persons fail to supply correct taxpayer identification numbers and other information in the required manner. Payments of dividends to a U.S. Holder (1) made by mail or wire transfer to an address in the U.S., (2) made by a paying agent, broker or other intermediary in the U.S. or (3) made by a U.S. broker or by a custodian, nominee or agent that is (a) a U.S. person, (b) a controlled foreign corporation for U.S. tax purposes, or (c) a foreign person 50% or more of whose gross income is from a U.S. trade or business (the persons described in (a), (b) and (c) shall be referred to as a "U.S. Controlled Person") to that holder outside the U.S. may be subject to U.S. information reporting requirements. Payments of dividends received by investors who are not U.S. Holders generally would be exempt from these reporting requirements, but these persons may be required to comply with certification and identification procedures in order to prove their exemption from the reporting requirements. Treasury regulations currently in effect do not require backup withholding with respect to dividends paid by a foreign corporation such as our company.

     The payment of proceeds of the disposition of ordinary shares or warrants by a holder to or through the U.S. office of a broker generally will be subject to information reporting and backup withholding at a rate of 31 percent, unless the holder either certifies its status as a non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. The payment of proceeds of the disposition by a holder of ordinary shares or warrants to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting. However, information reporting, but not backup withholding, may apply to such a holder who sells a beneficial interest in ordinary shares or warrants through a non U.S. branch of a U.S. broker, or through a non-U.S. office of a U.S. Controlled Person, in either case, unless the holder establishes an exemption or the broker has documentary evidence in its files of the holder's status as a non-U.S. person.

     Any amounts withheld under the backup withholding rules from payment to a holder will be refunded, or credited against the holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the U.S. Internal Revenue Service.

               FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA INDEX

                                                                           Page
                                                                           ----
Report of Management...................................................... F-2


Report of Independent Accountants......................................... F-2


Consolidated Balance Sheet at December 31, 1999 and 1998.................. F-3


Consolidated Statement of Operations for the years ended December 31,
 1999, 1998, and 1997 and for the period from December 22, 1994
 (inception) through December 31, 1999.................................... F-4


Consolidated Statement of Changes in Shareholders' Equity for the years ended December 31, 1999, 1998, and 1997 and for the period from December
 22, 1994 (inception) through December 31, 1999........................... F-5


Consolidated Statement of Cash Flows for the years ended December 31,
 1999, 1998, and 1997 and for the period from December 22, 1994
 (inception) through December 31, 1999.................................... F-6


Notes to the Consolidated Financial Statements............................ F-7

                             REPORT OF MANAGEMENT

  Management is responsible for the preparation of the accompanying financial statements and for other financial and operating information appearing in the annual report. It believes that its accounting systems and internal accounting controls, together with other controls, provide assurance that all accounts and records are maintained by qualified personnel in requisite detail, and accurately and fairly reflect transactions of Apex Silver Mines Limited and its subsidiaries in accordance with established policies and procedures.

  The Board of Directors has an Audit Committee, all of whose members are neither officers nor employees of the Company or its affiliates. The Audit Committee recommends independent public accountants to act as auditors for the Company for consideration by the Board of Directors; reviews the Company's financial statements; confers with the independent accountants with respect to the scope and results of their audit of the Company's financial statements and their reports thereon; reviews the Company's accounting policies, tax matters and internal controls; and oversees compliance by the Company with the requirements of federal regulatory agencies. Access to the Audit Committee is given to the Company's financial and accounting officers and independent accountants.

/s/ Thomas S. Kaplan                      /s/ Mark A. Lettes
Thomas S. Kaplan                          Mark A. Lettes
Chairman                                  Vice President and Chief Financial
Apex Silver Mines Limited                 Officer

                                          Apex Silver Mines Corporation
                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of Apex Silver Mines Limited

  In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Apex Silver Mines Limited (successor to Apex Silver Mines LDC) and its subsidiaries at December 31, 1999 and 1998 and the results of their operations and their cash flows for the years ended December 31, 1999, 1998 and 1997 and the period from December 22, 1994 (inception) through December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Denver, Colorado
March 3, 2000

                           APEX SILVER MINES LIMITED
                  An Exploration and Development Stage Company

                           CONSOLIDATED BALANCE SHEET
                      (Expressed in United States dollars)

                                                     December 31,  December 31,
                                                         1999          1998
                                                     ------------  ------------
                       Assets
Current assets
  Cash and cash equivalents......................... $ 96,296,577  $26,217,241
  Accrued interest receivable.......................       61,119      126,332
  Prepaid expenses and other assets.................      301,485    1,197,622
                                                     ------------  -----------
    Current assets..................................   96,659,181   27,541,195
  Mining properties and development costs...........   48,056,283   29,777,360
  Plant, buildings and equipment (net)..............    2,505,483    2,229,584
  Value added tax recoverable.......................    3,810,460    2,725,803
  Other.............................................       45,997       73,092
                                                     ------------  -----------
    Total assets.................................... $151,077,404  $62,347,034
                                                     ============  ===========
        Liabilities and Shareholders' Equity
Current liabilities
  Accrued salaries, wages and benefits.............. $    118,108  $   154,800
  Accounts payable and other accrued liabilities....    2,092,477    1,580,123
  Current portion of notes payable..................      901,459      248,773
                                                     ------------  -----------
    Current liabilities.............................    3,112,044    1,983,696
Notes payable.......................................    3,137,368    1,966,588
Commitments and contingencies (Note 10).............          --           --
Shareholders' equity
  Ordinary Shares, $.01 par value, 75,000,000 shares
   authorized; 34,466,168 and 26,250,761, shares
   issued and outstanding, respectively (Note 1e)...      344,662      262,507
  Contributed surplus...............................  192,274,553   97,946,434
  Accumulated deficit...............................  (47,791,223) (39,812,191)
                                                     ------------  -----------
    Total shareholders' equity......................  144,827,992   58,396,750
                                                     ------------  -----------
    Total liabilities and shareholders' equity...... $151,077,404  $62,347,034
                                                     ============  ===========


  The accompanying notes form an integral part of these consolidated financial statements.

                           APEX SILVER MINES LIMITED
                  An Exploration and Development Stage Company

                      CONSOLIDATED STATEMENT OF OPERATIONS
                      (Expressed in United States dollars)

                                                                     For the period
                                                                      December 22,
                                                                    1994 (inception)
                           Year ended    Year ended    Year ended       through
                          December 31,  December 31,  December 31,    December 31,
                              1999          1998          1997            1999
                          ------------  ------------  ------------  ----------------
Income
  Interest and other
   income...............  $ 1,113,547   $  2,444,357  $    961,810    $  5,571,687
                          -----------   ------------  ------------    ------------
    Total income........    1,113,547      2,444,357       961,810       5,571,687
                          -----------   ------------  ------------    ------------
Expenses
  Exploration...........    6,013,535      9,965,999    13,357,617      48,166,709
  Administrative........    2,846,057      3,338,812     2,439,722       9,089,572
  Amortization and
   depreciation.........      232,987        169,116       149,429         665,515
                          -----------   ------------  ------------    ------------
    Total expense.......    9,092,579     13,473,927    15,946,768      57,921,796
                          -----------   ------------  ------------    ------------
Loss before minority
 interest...............   (7,979,032)   (11,029,570)  (14,984,958)    (52,350,109)
Minority interest in
 loss of consolidated
 subsidiary.............          --             --            --        4,558,886
                          -----------   ------------  ------------    ------------
Net loss for the
 period.................  $(7,979,032)  $(11,029,570) $(14,984,958)   $(47,791,223)
                          ===========   ============  ============    ============
Net loss per Ordinary
 Share--basic and
 diluted(1).............  $     (0.29)  $      (0.42) $      (0.72)   $      (2.19)
                          ===========   ============  ============    ============
Weighted average Ordi-
 nary Shares outstanding
 (Notes 1e and 2h)......   27,601,362     26,212,009    20,929,882      21,790,991
                          ===========   ============  ============    ============

--------
(1) Diluted earnings per share were antidilutive for all periods presented.


  The accompanying notes form an integral part of these consolidated financial statements.

                           APEX SILVER MINES LIMITED
                  An Exploration and Development Stage Company

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                      (Expressed in United States dollars)

                                                              Accumulated
                                                               Deficit &        Total
                            Shares             Contributed   Comprehensive  Shareholders'
                          Outstanding  Amount    Surplus        Deficit        Equity
                          ----------- -------- ------------  -------------  -------------
Issuance of shares upon
 incorporation, December
 22, 1994...............   8,822,546  $ 88,225 $  5,571,398  $        --    $  5,659,623
Net loss................         --        --           --       (213,165)      (213,165)
                          ----------  -------- ------------  ------------   ------------
Balance, December 31,
 1994...................   8,822,546    88,225    5,571,398      (213,165)     5,446,458
Net loss and
 comprehensive loss.....         --        --           --     (1,861,185)    (1,861,185)
                          ----------  -------- ------------  ------------   ------------
Balance, December 31,
 1995...................   8,822,546    88,225    5,571,398    (2,074,350)     3,585,273
Issuance of shares in
 private placement......   4,256,700    42,567   32,406,783           --      32,449,350
Net loss and
 comprehensive loss.....         --        --           --    (11,723,313)   (11,723,313)
                          ----------  -------- ------------  ------------   ------------
Balance, December 31,
 1996...................  13,079,246   130,792   37,978,181   (13,797,663)    24,311,310
Purchase of minority
 interest in ASC
 Bolivia................     268,496     2,685    2,950,771           --       2,953,456
Issuance of shares to
 associates.............     138,595     1,386    1,523,159           --       1,524,545
Issuance of shares for
 services...............     115,207     1,152      231,566           --         232,718
Stock option
 compensation expense...         --        --       416,562           --         416,562
Issuance of shares upon
 Initial Public
 Offering...............   5,523,372    55,234   54,719,730           --      54,774,964
Net loss and
 comprehensive loss.....         --        --           --    (14,984,958)   (14,984,958)
                          ----------  -------- ------------  ------------   ------------
Balance, December 31,
 1997...................  19,124,916   191,249   97,819,969   (28,782,621)    69,228,597
Exchange of Apex LDC
 shares.................   7,079,006    70,790      (70,790)          --             --
Stock options
 exercised..............      25,001       250      197,473           --         197,723
Restricted stock
 awards.................      21,838       218      185,407           --         185,625
Unearned compensation...         --        --      (185,625)          --        (185,625)
Net loss and
 comprehensive loss.....         --        --           --    (11,029,570)   (11,029,570)
                          ----------  -------- ------------  ------------   ------------
Balance, December 31,
 1998...................  26,250,761   262,507   97,946,434   (39,812,191)    58,396,750
Stock options
 exercised..............      25,549       256      223,900           --         224,156
Sale of Ordinary Share
 units (net)............   8,090,132    80,901   94,004,628           --      94,085,529
Commissions paid in
 stock..................      84,184       842         (842)          --             --
Restricted stock
 awards.................      15,542       156      187,475           --         187,631
Unearned compensation
 (net)..................         --        --       (87,042)          --         (87,042)
Net loss and
 comprehensive loss.....         --        --           --     (7,979,032)    (7,979,032)
                          ----------  -------- ------------  ------------   ------------
Balance, December 31,
 1999...................  34,466,168  $344,662 $192,274,553  $(47,791,223)  $144,827,992
                          ==========  ======== ============  ============   ============

  The accompanying notes form an integral part of these consolidated financial statements.

                           APEX SILVER MINES LIMITED
                  An Exploration and Development Stage Company

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      (Expressed in United States dollars)

                                                                   For the period
                                                                    December 22,
                                                                        1994
                                                                    (inception)
                          Year ended    Year ended    Year ended      through
                         December 31,  December 31,  December 31,   December 31,
                             1999          1998          1997           1999
                         ------------  ------------  ------------  --------------
Cash flows from
 operating activities:
  Net cash used in
   operating activities
   (See Note 9)......... $ (8,288,609) $(11,463,133) $(17,990,299)  $(53,652,838)
                         ------------  ------------  ------------   ------------
Cash flows from
 investing activities:
  Mining properties and
   development costs....  (15,017,926)  (17,664,436)   (5,214,815)   (37,897,177)
  Purchase of plant,
   buildings and
   equipment............     (687,280)   (1,421,467)     (719,146)    (3,352,228)
                         ------------  ------------  ------------   ------------
Net cash used in
 investing activities...  (15,705,206)  (19,085,903)   (5,933,961)   (41,249,405)
                         ------------  ------------  ------------   ------------
Cash flows from
 financing activities:
  Net proceeds from
   issuance of Ordinary
   Shares...............   94,085,529           --     55,007,682    191,761,070
  Payment of notes......     (236,534)     (464,639)          --        (701,173)
  Proceeds from exercise
   of stock options.....      224,156       197,723           --         421,879
  Deferred
   organizational and
   financing costs......          --            --            --        (282,956)
                         ------------  ------------  ------------   ------------
    Net cash provided by
     (used in) financing
     activities.........   94,073,151      (266,916)   55,007,682    191,198,820
                         ------------  ------------  ------------   ------------
Net increase (decrease)
 in cash and cash
 equivalents............   70,079,336   (30,815,952)   31,083,422     96,296,577
Cash and cash
 equivalents beginning
 of period..............   26,217,241    57,033,193    25,949,771            --
                         ------------  ------------  ------------   ------------
Cash and cash
 equivalents end of
 period................. $ 96,296,577  $ 26,217,241  $ 57,033,193   $ 96,296,577
                         ============  ============  ============   ============
Supplemental non-cash
 transactions:
  Acquisition of
   minority interest in
   ASC Bolivia for
   Ordinary Shares at
   $11 per share........ $        --   $        --   $  2,953,456
  Acquisition of mining
   properties for
   asssumption of debt.. $    260,000  $        --   $  3,506,196
  Commitment to fund the
   San Cristobal
   Foundation
   capitalized as mining
   properties........... $  2,000,000  $        --   $        --
  Non-cash debt
   extinguished by one-
   time early cash
   payment.............. $        --   $    826,196  $        --


  The accompanying notes form an integral part of these consolidated financial statements.

                           APEX SILVER MINES LIMITED
                 An Exploration and Development Stage Company

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                     (Expressed in United States dollars)

1. Incorporation, Recapitalization, Initial Public Offering, Subsequent Offerings, Ownership and Operations

  a. Apex Silver Mines Limited ("Apex Limited" or the "Company") was formed under the laws of the Cayman Islands in March of 1996 for the sole purpose of serving as a holding company for certain ownership interests in Apex Silver Mines LDC ("Apex LDC"). On April 15, 1996, holders of approximately 55% of the then-outstanding shares of Apex LDC elected to participate, effective as of the completion of a proposed private placement of shares of Apex Limited which was completed as of August 6, 1996, in a recapitalization effected by an exchange, on a one-for-one basis, of their shares in Apex LDC for identical equity instruments of Apex Limited (the "Recapitalization"). The balance of shareholders retained a direct ownership interest in Apex LDC. As a result of this recapitalization, Apex LDC became a majority-owned subsidiary of Apex Limited. The accompanying financial statements reflect the historical accounts of the Company's predecessor, Apex LDC. For purposes of the accompanying consolidated financial statements of Apex Limited, the recapitalization has been given retroactive effect to the date of incorporation of Apex LDC, with the results of operations and equity attributable to the other ownership interests in Apex LDC being reflected in "minority interest in consolidated subsidiary". Consequently, for purposes of these financial statements, Apex Limited is considered the successor to Apex LDC.

  b. In August of 1996, Apex Limited issued 4,256,700 Ordinary Shares in a private placement transaction (the "Private Placement") for net proceeds of $32.4 million. These proceeds were contributed to Apex LDC in exchange for the issuance by Apex LDC of 4,256,700 shares of its share capital. As a result of this private placement, the Company's ownership interest in Apex LDC was increased from approximately 55% to 65%.

  c. On December 1, 1997, the Company closed its initial public offering (the "Offering") of Ordinary Shares. The Company sold 5,000,000 Ordinary Shares at a price of $11 per share on the American Stock Exchange under the symbol "SIL". In addition, on December 23, 1997, the underwriters exercised an option to purchase an additional 523,372 Ordinary Shares at the initial price of $11 per share. Net proceeds raised in the offering were approximately $54.8 million. These proceeds were contributed to Apex LDC in exchange for the issuance by Apex LDC of 5,523,372 shares of its capital.

  d. Apex LDC was incorporated under the laws of the Cayman Islands on November 23, 1994 as a 30-year limited duration company on the contribution of all the assets of its predecessor entity, Apex Silver Mines Ltd., a Bermuda corporation. (Actual contribution occurred on December 22, 1994.) The Company's principal activities are the exploration and development of mineral properties. The Company participates in the acquisition and exploration of mineral properties for possible future development directly and indirectly through Apex LDC's principal subsidiaries, Andean Silver Corporation LDC ("Andean"), ASC Bolivia LDC ("ASC Bolivia"), Apex Asia LDC ("Apex Asia"), Minera de Cordilleras (Honduras), S. de R.L. ("Cordilleras Honduras"), Cordilleras Silver Mines Ltd. ("Cordilleras Bahamas"), Cordilleras Silver Mines (Cayman) LDC ("Cordilleras Cayman"), Compania Minerales de Zacatecas, S. de R.L. de C.V. ("CMZ"), Apex Silver Mines Corporation, ("Apex Corporation") and ASC Peru LDC ("ASC Peru").

  e. In conjunction with the Recapitalization and the Private Placement, Apex Limited and the shareholders of Apex LDC entered into a Buy-Sell Agreement (the "Buy-Sell Agreement") which was intended to maintain the same beneficial interest in Apex LDC attributable to all shareholders of Apex LDC prior to the Recapitalization and Private Placement. During 1998, pursuant to the terms of the Buy-Sell Agreement, Apex Limited exchanged 7,079,006 of its Ordinary Shares for an equal number of Apex LDC shares. Such shares are included in the 34,466,168 Apex Limited Ordinary Shares outstanding at December 31, 1999. At December 31,

                           APEX SILVER MINES LIMITED
                 An Exploration and Development Stage Company

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                     (Expressed in United States dollars)

1999, Apex Silver Mines Limited owned 100 percent of Apex LDC. Per the provisions of the Buy-Sell Agreement, all of the outstanding shares of Apex LDC are considered Ordinary Shares outstanding for the purposes of computing net loss per Ordinary Share for the periods presented.

  f. In November 1999, pursuant to a shelf registration statement filed with the Securities and Exchange Commission, the Company sold 8,090,132 Ordinary Share units, resulting in proceeds before commissions and fees of approximately $97.1 million and net proceeds of approximately $94.1 million. The Ordinary Share units, each priced at $12.00 per unit, were comprised of one Ordinary Share and one-half warrant exercisable into one-half of an Ordinary Share at any time on or before November 4, 2002 at a price of $18.00 per Ordinary Share. The warrants, if exercised, would raise an additional $73.6 million for the Company and would result in the issuance of 4,088,158 Ordinary Shares.

  g. The Company, through indirect subsidiaries, is active in Central America and South America and currently holds interests in, or is the beneficial owner of, non-producing silver resource properties in Chile, Bolivia, Honduras, Mexico and Peru. The Company is in the process of evaluating certain of its properties to determine the economic feasibility of bringing one or more of the properties into production.

2. Summary of Significant Accounting Policies

  These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates. The policies adopted, considered by management to be significant, are summarized as follows:

 a. Basis of consolidation

  These consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. Investments in unincorporated joint ventures are proportionately consolidated consistent with generally accepted accounting practices in the mining industry.

 b. Translation of foreign currencies

  Substantially all expenditures are made in United States dollars. Accordingly, the Company uses the United States dollar as its functional currency.

 c. Cash, cash equivalents and short-term investments

  The Company considers all highly-liquid investments with a maturity of three months or less when purchased to be cash equivalents. Short-term investments include certificates of deposit with maturities greater than three months, but not exceeding twelve months. Short-term investments are recorded at cost which approximates fair value.

 d. Mining properties, exploration and development costs

  The Company expenses general prospecting costs and the costs of acquiring and exploring unevaluated mining properties. When a property is determined to have proven and probable reserves, development costs are capitalized. When ore reserves are developed and operations commence, capitalized costs will be amortized using

                           APEX SILVER MINES LIMITED
                 An Exploration and Development Stage Company

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                     (Expressed in United States dollars)

the units-of-production method. Upon abandonment or sale of projects, all capital costs relating to the specific project are written off in the period abandoned or sold and a gain or loss is recognized. Beginning September 1, 1997, all costs associated with the Company's San Cristobal Project have been capitalized. As of December 31, 1999, capitalized property and development costs related to the San Cristobal Project amounted to $48,056,283. No other amounts related to mineral properties have been capitalized.

 e. Fixed assets

  Buildings and equipment are carried at cost and are depreciated on a straight-line basis over estimated useful lives of three to thirty years.

 f. Asset impairment

  The Company evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amount may not be recoverable. If the sum of estimated future net cash flows on an undiscounted basis is less than the carrying amount of the related asset, an asset impairment is considered to exist. The related impairment loss is measured by comparing estimated future net cash flows on a discounted basis to the carrying amount of the asset. Changes in significant assumptions underlying future cash flow estimates may have a material effect on the Company's financial position and results of operations. To date no such impairments have been identified.

 g. Stock compensation

  As permitted under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," the Company has elected to measure compensation expense as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Under that method, the difference between the exercise price and the estimated fair value of the shares at the date of grant is charged to compensation expense ratably over the vesting period.

 h. Net loss per Ordinary Share

  Basic earnings per share excludes dilution and is computed by dividing net earnings available to ordinary shareholders by the weighted average number of shares outstanding for the period. Diluted earnings per share reflect the potential dilution that would occur if securities or other contracts to issue Ordinary Shares were exercised or converted into Ordinary Shares.

  Outstanding options to purchase 915,817, 626,571 and 455,625 Ordinary Shares were not included in the computation of diluted earnings per share at December 31, 1999, 1998, and 1997 respectively, because to do so would have been antidilutive.

 i. New accounting pronouncements

  In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"). FAS 133, as amended by FAS 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000 (January 1, 2001 for the Company). FAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other

                           APEX SILVER MINES LIMITED
                 An Exploration and Development Stage Company

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                     (Expressed in United States dollars)

comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. For fair-value hedge transactions in which the Company is hedging changes in the fair value of an asset, liability, or firm commitment, changes in the fair value of the derivative instrument will generally be offset by changes in the hedged item's fair value. For cash flow hedge transactions, in which the Company is hedging the variability of cash flows related to a variable-rate asset, liability or forecasted transaction, changes in the fair value of the derivative instrument will be reported in other comprehensive income. The gains and losses on the derivative instrument that are reported in other comprehensive income will be reclassified as earnings in the periods in which earnings are impacted by the variability of cash flows of the hedged item. The ineffective portion of all hedges will be recognized in current-period earnings.

  The Company is in the process of determining the future impact that the adoption of FAS 133 will have on its earnings or statement of financial position.

  Other pronouncements issued by authoritative bodies with future effective dates are either not applicable or not material to the consolidated financial statements of the Company.

 j. Reclassification of prior year balances

  Certain prior year balances have been reclassified to conform to the classifications being presented at December 31, 1999.

3. Income Taxes

  The provision for income taxes includes United States federal, state and foreign income taxes currently payable and deferred based on currently enacted tax laws. Deferred income taxes are provided for the tax consequences of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

  There is currently no taxation imposed by the Cayman Islands. If any form of taxation were to be enacted, the Company has been granted exemption therefrom to January 16, 2015. The Company's subsidiaries which do business in other countries have not generated income and therefore are not liable for local income taxes.

  As of December 31, 1999 and 1998, operating loss carryforwards generated by ASC Bolivia amounted to approximately $16.1 and $13.1 million, respectively. Operating losses (as adjusted for inflation) may be carried forward and deducted from taxable income indefinitely. The deferred tax asset resulting from the operating loss carryforwards has been entirely offset by a valuation allowance.

  No net deferred tax assets related to operating losses generated through December 31, 1999 by the Company's other foreign subsidiaries have been included in the accompanying financial statements, as all such assets have been entirely offset by a valuation allowance.

4. Value Added Tax Recoverable

  The Company has recorded value added tax ("VAT") paid by ASC Bolivia and Cordilleras Mexico as recoverable assets. The VAT paid by ASC Bolivia is expected to be recovered through production from the proven and probable reserves at the San Cristobal Project that the Company intends to develop. Bolivian law states that VAT paid prior to production may be recovered as a credit against Bolivian taxes arising from

                           APEX SILVER MINES LIMITED
                 An Exploration and Development Stage Company

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                     (Expressed in United States dollars)

production, including income tax. The VAT paid by Cordilleras Mexico is related to exploration activities and is recoverable upon application to the tax authorities. Cordilleras Mexico has received VAT refunds relating to VAT paid through 1996. Applications for refund of the remaining VAT paid through 1999 have been filed and payment is expected in due course. At December 31, 1999, the recoverable VAT recorded by ASC Bolivia and Cordilleras Mexico is $3,473,181 and $337,279 respectively.

  Because of the uncertainty of the recoverability of VAT paid by ASC Peru, VAT costs incurred by ASC Peru are charged to expense as incurred.

5. Plant, Buildings and Equipment

  The components of plant, buildings and equipment were as follows:

                                                       December 31, December 31,
                                                           1999         1998
                                                       ------------ ------------
   Buildings..........................................  $1,137,173   $  828,077
   Mining equipment and machinery.....................   1,267,679    1,513,757
   Other furniture and equipment......................     765,241      229,475
                                                        ----------   ----------
                                                         3,170,093    2,571,309
   Less: accumulated depreciation.....................    (664,610)    (341,725)
                                                        ----------   ----------
                                                        $2,505,483   $2,229,584
                                                        ==========   ==========

  Depreciation expense for the periods ended December 31, 1999, 1998 and 1997 totaled $176,395, $112,471 and $92,838, respectively. During 1999 and 1998 respectively, $168,461 and $135,561 of depreciation associated with the San
Cristobal Project was capitalized. No amounts were capitalized during 1997.

6. Notes Payable

  The Company's Notes Payable consists of the following:

                                                       December 31, December 31,
                                                           1999         1998
                                                       ------------ ------------
   San Cristobal area properties......................  $2,238,827   $2,215,361
   San Cristobal Foundation...........................   1,800,000          --
                                                        ----------   ----------
     Sub-total........................................   4,038,827    2,215,361
   Less current portion...............................    (901,459)    (248,773)
                                                        ----------   ----------
     Total............................................  $3,137,368   $1,966,588
                                                        ----------   ----------

  In 1996, 1997 and 1998 the Company exercised options to purchase the Toldos and other properties in the San Cristobal area. At December 31, 1999, the following outstanding notes payable were recorded on the Company's books related to these options:

    Banco de Santa Cruz--The Company will make annual payments of $68,914 for each of the next six years, plus interest at Banco de Santa Cruz' preferential rate of interest which was approximately 14% as of December 31, 1999. The note plus accrued interest was being carried on the company's books for $422,827 at December 31, 1999.

                           APEX SILVER MINES LIMITED
                 An Exploration and Development Stage Company

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                     (Expressed in United States dollars)


    Barex--The Company will make one payment of $900,000 on December 1, 2001. No interest is due on this note.

    Monica de Prudencio--The Company makes monthly payments of $12,000 per month through June 2004 and a final payment of $8,000 due July 15, 2004. No interest is due on this debt. The note was being carried on the company's books for $656,000 at December 31, 1999.

    Oscar Bonifaz--The Company makes monthly payments of $10,000 per month through November 2001. No interest is due on this debt. The note was being carried on the company's books for $260,000 at December 31, 1999.

  In addition to the notes related to the San Cristobal area properties, the Company is carrying the following note payable:

    San Cristobal Foundation--During the fourth quarter of 1999, the Company entered into an agreement with the San Cristobal Foundation whereby it has agreed to contribute $2 million to the Foundation through the end of 2005. A payment in the amount of $200,000 was made to the Foundation during 1999.

7. Stock Option Plans

  The Company has established a plan to issue share options and other awards to be valued in whole or part by reference to the Company's shares for officers, employees, consultants and agents of the Company and its subsidiaries (the "Plan"). Under the Plan, the total number of options and other awards outstanding at any time cannot exceed ten percent of the Company's share capital. Options granted and other awards under the Plan are non-assignable. Options exist for a term, not to exceed ten years, as fixed by the Compensation Committee of the Board of Directors of the Company ("the Committee"). Options vest ratably over periods of up to four years with the first tranche vesting on the date of grant or the anniversary of the date of grant. Unexercised options expire ten years after the date of grant.

  The Company has established a share option plan for its non-employee directors (the "Director Plan"). Under the Director Plan, the total number of options outstanding at any one time cannot exceed five percent of the Company's share capital. Pursuant to the Director Plan non-employee directors receive (i) at the effective date of their initial election to the Company's board of directors, an option to purchase the number of Ordinary Shares equal to $50,000 divided by the closing price of the Ordinary Shares on the American Stock Exchange (the "AMEX") on such date, (ii) at the close of business of each annual meeting of the Company's shareholders, an option to purchase the number of Ordinary Shares equal to $50,000 divided by the closing price of the Ordinary Shares on the AMEX on such date, and (iii) at the close of business of each meeting of the Company's Board of Directors, an option valued at $3,000 calculated using the Black-Scholes option-pricing model to purchase Ordinary Shares with an exercise price equal to that of the closing price of the Ordinary Shares on the AMEX on such date. Options granted to a non-employee director vest on the date of the grant and expire 10 years after the date of the grant or one year after the date that such non-employee director ceases to be a director of the Company. Options granted under the Director Plan are transferable only in limited circumstances.

                           APEX SILVER MINES LIMITED
                 An Exploration and Development Stage Company

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                     (Expressed in United States dollars)


  The following table summarizes stock option information:

                                         Year ended   Year ended   Year ended
                                        December 31, December 31, December 31,
                                            1999         1998         1997
                                        ------------ ------------ ------------
   Options outstanding at beginning of
    period.............................    626,571      455,625      281,250
   Options granted during period.......    358,847      195,947      174,375
   Options forfeited or expired during
    period.............................    (44,052)         --           --
   Options exercised during period.....    (25,549)     (25,001)         --
                                         ---------    ---------    ---------
   Options outstanding at end of
    period.............................    915,817      626,571      455,625
                                         =========    =========    =========
   Options exercisable at end of
    period.............................    563,898      391,222      241,727
   Weighted average grant-date fair
    value of options granted during
    period.............................      $1.36        $1.98        $1.08
   Weighted average remaining
    contractual life...................  8.3 years    8.3 years    8.9 years

  Options granted during the period were at an average exercise price of $11.76, $10.69 and $8.00 for the years 1999, 1998 and 1997 respectively.
Options granted during 1999 ranged in exercise price from $7.94 to $14.88.

  Pro forma information regarding net income is required by SFAS No. 123, and has been determined as if the Company has accounted for its stock options under the fair value method of SFAS No. 123. For purposes of calculating the fair value of options, volatility was not considered for the year ended December 31, 1997, as the Company was non-public at the date of those grants. The volatility for 1999 and 1998 is based on the historical volatility of the Company's stock over its public trading life. The Company currently does not foresee the payment of dividends in the near term. The fair value for these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                         Year ended   Year ended   Year ended
                                        December 31, December 31, December 31,
                                            1999         1998         1997
                                        ------------ ------------ ------------
   Weighted average risk-free interest
    rate...............................     5.64%        5.55%        6.27%
   Volatility..........................    42.10%       48.10%        0.00%
   Expected dividend yield.............      --           --           --
   Weighted average expected life (in
    years).............................     2.73         2.53         2.33

  For the purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                       Year ended    Year ended    Year ended
                                      December 31,  December 31,  December 31,
                                          1999          1998          1997
                                      ------------  ------------  ------------
   As reported
     Net loss........................ $(7,979,032)  $(11,029,570) $(14,984,958)
     Net loss per Ordinary Share.....        (.29)          (.42)         (.72)
   Pro forma
     Net loss........................ $(8,509,350)  $(11,548,400) $(15,199,421)
     Net loss per Ordinary Share.....        (.31)          (.44)         (.73)

                           APEX SILVER MINES LIMITED
                 An Exploration and Development Stage Company

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                     (Expressed in United States dollars)


  In addition, on December 14, 1999 and December 15, 1998, the Company issued 15,983 and 21,838 respectively of its Ordinary Shares to employees as a portion of performance bonuses paid during these years. Such shares are restricted for two years from the date of issuance and may not be traded or pledged during that period. Should the employee terminate during the restricted period the shares are forfeited to the Company. The shares, net of 441 forfeited shares, are included in the outstanding shares at December 31, 1999.

8. Related Party Transactions

  Apex LDC engaged Tigris Financial Group Ltd. ("Tigris") and LCM Holdings LDC ("LCM") to provide management advisory services to Apex LDC and its subsidiaries. Tigris is wholly owned by Mr. Thomas S. Kaplan, a director and officer of Apex LDC and a director and shareholder of the Company. LCM is wholly-owned by a shareholder of the Company. The LCM consulting arrangement was terminated at the end of the first quarter of 1997, following the formation of Apex Corporation. During the years ended December 31, 1999, 1998 and 1997 fees and reimbursed expenses paid to Tigris and LCM for such services amounted to $20,495, $39,637, and $93,964, respectively.

  During the year ended December 31, 1997, Apex LDC hired both individuals and companies ("associates") to perform services on its behalf in countries in which Apex LDC has mineral interests. These services include property acquisitions on Apex LDC's behalf, consulting services and administrative costs. In certain cases persons affiliated with such associates served as officers or directors of certain Apex LDC's subsidiaries. During the year ended December 31, 1997, the total amount charged to Apex LDC by such related associates was $7,395,441 and is included in the statement of operations under the applicable captions. In 1998 all of these associates became employees or subsidiaries of Apex LDC and are no longer considered related parties.

  Two individuals, one of whom is an officer of a subsidiary and a shareholder of the Company, the second of whom is an officer of certain of the Company's subsidiaries, are shareholders and directors of Begeyge Minera Ltda. ("Begeyge"), from whom the Company has the right to purchase the Suyatal Project in Honduras for an aggregate purchase price of $3,000,000 (see Note
10). Begeyge also served as an associate during the year ended December 31, 1997.

                           APEX SILVER MINES LIMITED
                  An Exploration and Development Stage Company

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                      (Expressed in United States dollars)


9. Cash Flow Information

  A reconciliation of net earnings to cash from operations is as follows:

                                                                   For the period
                                                                    December 22,
                                                                        1994
                                                                    (inception)
                          Year ended    Year ended    Year ended      through
                         December 31,  December 31,  December 31,   December 31,
                             1999          1998          1997           1999
                         ------------  ------------  ------------  --------------
Cash flows from
 operating activities:
  Net loss.............. $(7,979,032)  $(11,029,570) $(14,984,958)  $(47,791,223)
  Adjustments to
   reconcile net loss to
   net cash used in
   operating activities:
    Amortization and
     depreciation.......     232,987        169,116       149,429        665,515
    Minority interest in
     loss of
     consolidated
     subsidiary.........         --             --            --      (4,558,886)
    Stock option
     compensation
     expense............     100,589            --        416,562        517,151
    Shares issued in
     consideration for
     services...........         --             --      1,524,545      1,524,545
    Loss on asset
     disposals..........       9,933            --            --           9,933
  Changes in operating
   assets and
   liabilities:
    (Increase) decrease
     in accrued interest
     receivable.........      65,213        (23,920)     (102,412)       (61,119)
    (Increase) decrease
     in prepaid expenses
     and other assets...     896,137       (229,572)     (813,825)      (301,485)
    Increase in Value
     Added Tax
     recoverable........  (1,084,657)    (1,374,799)   (1,351,004)    (3,810,460)
    (Increase) decrease
     in amounts due from
     affiliates.........         --         722,717    (1,254,800)           --
    Increase (decrease)
     in accrued
     salaries, wages &
     benefits...........     (36,692)       114,064      (269,933)       118,108
    Increase (decrease)
     in accounts payable
     and other accrued
     liabilities........    (520,182)       205,331    (1,302,711)        24,488
    Increase (decrease)
     in other assets....      27,095        (16,500)       (1,192)        10,595
                         -----------   ------------  ------------   ------------
Net cash used in
 operating activities... $(8,288,609)  $(11,463,133) $(17,990,299)  $(53,652,838)
                         ===========   ============  ============   ============

                           APEX SILVER MINES LIMITED
                 An Exploration and Development Stage Company

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                     (Expressed in United States dollars)


10. Commitments and Contingencies

 Commitments

  The Company will be required to make expenditures in the following amounts to maintain its interests in the San Cristobal property.

                                    2000     2001     2002     2003     2004
                                  -------- -------- -------- -------- --------
   San Cristobal................. $790,932 $444,142 $435,224 $426,182 $353,139

  The Company has lease commitments associated with the corporate headquarters office space as follows:

                                    2000     2001     2002     2003     2004
                                  -------- -------- -------- -------- --------
   Corporate headquarters office
    lease........................ $225,579 $187,987 $    --  $    --  $    --

  Payments associated with this lease were recorded to rent expense by the Company in the amounts of $146,714, $140,650, and $102,384 for the years ended December 31, 1999, 1998 and 1997 respectively.

 Contingencies

  The Company holds the rights to a portfolio of properties and explores and evaluates the mineral potential of these properties on an ongoing basis. The Company's rights to maintain interests in these properties are contingent upon the payment of certain fees, lease and option payments and/or performance of work commitments. The Company would be required to make payments or expenditures in the following amounts should it decide to continue the rights to the following properties:

           Property            2000       2001       2002       2003       2004
           --------         ---------- ---------- ---------- ---------- ----------
   Bolivia
     Ximena Group.......... $  129,163 $  119,163 $    9,163 $    9,163 $    9,163
     Pulacayo..............     18,000     18,000     18,000     18,000     18,000
     General...............     24,890     24,890     24,890     24,890     24,890
   Honduras
     Sabanetas.............     65,000     50,000     50,000     50,000     50,000
   Mexico
     Saltillera and
      Platosa(1)...........    700,000  1,100,000  1,200,000    975,000        --
     San Luis Cordero......    269,000    469,000    669,000    869,000  1,126,500
     San Juan Cordero(2)...    137,000    218,000    390,000  1,560,000    148,000
     General...............     44,900     49,900     34,900     34,900     34,900
   Peru
     Otuzco(3).............     54,798     54,798     54,798     54,798     54,798
     Aventura(4)...........     15,689     15,689     15,689     15,689     15,689
     General...............     19,600     19,600     19,600     19,600     19,600
                            ---------- ---------- ---------- ---------- ----------
       Total............... $1,478,040 $2,139,040 $2,486,040 $3,631,040 $1,501,540
                            ========== ========== ========== ========== ==========

--------
(1) With the final payment in 2003 the Company would own 65% of these properties. Included in the payment schedule is $1,775,000 in lease payments and $2,570,000 of work commitments.
(2) The Company would pay an additional $462,000 in February 2004 if it exercised a purchase option associated with certain portions of the property. In lieu of this payment, the Company may elect to pay a 2.5% net smelter return not to exceed $1,250,000.

                           APEX SILVER MINES LIMITED
                 An Exploration and Development Stage Company

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                     (Expressed in United States dollars)

(3) The Company would pay an additional $550,000 if it exercised purchase options associated with certain portions of the property.
(4) The Company would pay an additional $90,000 if it exercised purchase options associated with certain portions of the property.

11. Fair Value of Financial Instruments

  The Company's financial instruments consist of cash and cash equivalents, receivables, VAT recoverable, accounts payable, other current liabilities and long-term debt. Except for the VAT and long-term debt, the carrying amounts of these financial instruments approximate fair value due to their short maturities. The estimated fair values of the Company's long-term financial instruments, as measured on December 31, 1999 and 1998, are as follows:

                                             1999                  1998
                                     --------------------- ---------------------
                                      Carrying     Fair     Carrying     Fair
                                       Amount     Value      Amount     Value
                                     ---------- ---------- ---------- ----------
   VAT recoverable.................. $3,810,460 $2,999,445 $2,725,803 $2,145,645
   Notes payable....................  3,137,368  2,402,260  1,966,588  1,449,227

  The fair values of the VAT recoverable and the long-term debt are estimated based on the expected timing of future cash flows.

12. Segment Information

  In 1998, the Company adopted SFAS 131, Disclosure about Segments of an Enterprise and Related Information. The Company's sole activity is exploration for and development of silver properties and, consequently, the Company has only one operating segment--mining.

  Substantially all of the Company's long-lived assets are in Bolivia.

--------------------------------------------------------------------------------

     You should rely only on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other that the date on the front of this document.

                           APEX SILVER MINES LIMITED

                          ____________ORDINARY SHARES
              ____________WARRANTS TO PURCHASE ORDINARY SHARES AND
              ____________ORDINARY SHARES UNDERLYING THE WARRANTS


                                  ____________
                                   PROSPECTUS

                                  ____________

                                 March __, 2000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13:  Other Expenses Of Issuance And Distribution.

     The following are the estimated expenses, other than the underwriting discounts and commissions, expected to be incurred in connections with the issuance and distribution of the securities registered under this Registration
Statement:



* Estimated
------------------------------------------------------------------------------------------------------------------------------------
Securities and Exchange Commission Registration Fee                                  $  52,800
------------------------------------------------------------------------------------------------------------------------------------

AMEX Listing Fee...................................................................  $
------------------------------------------------------------------------------------------------------------------------------------

NASD Filing Fee....................................................................  $
------------------------------------------------------------------------------------------------------------------------------------
Blue Sky Fees and Expenses*........................................................  $
------------------------------------------------------------------------------------------------------------------------------------
Printing and Engraving Expenses*...................................................  $
------------------------------------------------------------------------------------------------------------------------------------
Legal Fees and Expenses*...........................................................  $ 150,000
------------------------------------------------------------------------------------------------------------------------------------
Accounting Fees and Expenses*......................................................  $
------------------------------------------------------------------------------------------------------------------------------------
Transfer Agent's Fees and Expenses*................................................  $
------------------------------------------------------------------------------------------------------------------------------------
Miscellaneous*.....................................................................  $
------------------------------------------------------------------------------------------------------------------------------------
     Total.........................................................................  $
------------------------------------------------------------------------------------------------------------------------------------

Item 14. Indemnification of Directors and Officers.


     Our Articles of Association provide that that we must indemnify our directors, officers, employees and agents in connection with the defense of any civil legal proceedings concerning our company or its affairs, except in the case of willful default or fraud by such person. To the extent that we are permitted to do so, we intend to give an indemnity to each of our directors and to arrange for the liabilities under these indemnities to be covered. We have directors' and officers' insurance for our directors, officers and some employees for specified liabilities.

     The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholders' investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, we believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 of this registration statement or otherwise may be permitted, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

     Since March of 1997, ordinary shares have been issued in the following transactions:

     1. Effective as of August 15, 1997, we issued (i) 268,496 ordinary shares to Mintec in exchange for Mintec's two and one-half percent (2.5%) interest in ASC Bolivia, (ii) 113,595 ordinary shares to Johnny Delgado Achaval in consideration of his consulting and other work for us, and
         (iii) 25,000 ordinary shares to Mada Limited in consideration for its and Mr. Golan's work for us.

     2. In 1998, pursuant to the terms of an existing buy-sell agreement, our company exchanged 7,079,006 of our ordinary shares for an equal number of shares of Apex Silver Mines, a majority-owned subsidiary of our company. As a result of the exchange of shares, we became the owner all of the shares of Apex Silver Mines.

     We believe that the foregoing described issuances of securities, if they constitute sales, are exempt from registration under the Securities Act of 1933, as amended, by virtue of the exemption provided by Section 4(2) thereof for transactions not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules.
(a)  Exhibits.  Attached hereto are the following exhibits:

Exhibit
Number                                              Description of Exhibit
------                                              ----------------------
3.1           Form of Amended and Restated Memorandum of Association of the Registrant. (1)

3.2           Form of Amended and Restated Articles of Association of the Registrant. (1)

4.1           Form of Ordinary Share Certificate. (2)

4.2           Form of Ordinary Share Warrant Agreement dated November 5, 1999. (3)

4.3           Form of Ordinary Share Warrant Certificate (included as part of Exhibit 4.2). (3)

5.1           Opinion of W.S. Walker & Company.**

5.2           Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.**

10.1          Summary of the Company's 401(k) Plan.(2)

10.2          Management Services Agreement among Apex Limited and its subsidiaries. (2)

10.3          Non-Employee Directors' Share Plan, as amended. (1)


Exhibit
Number                                              Description of Exhibit
------                                              ----------------------
10.4          Employees' Share Option Plan. (1)

10.5          Form of Option Grant to Non-Employee Directors dated April 10, 1997. (4)

10.6          Employment contract between Apex Limited and Marcel F. DeGuire, dated July 23, 1996. (2)

10.7          Employment contract between Apex Limited and Mark A. Lettes, dated May 19, 1998. (1)

10.8          Employment contract between Apex Limited and Keith R. Hulley, dated August 4, 1996. (2)

10.9          Employment contract between Apex Limited and Douglas M. Smith Jr., dated January 21, 1997. (2)

10.10         English translation of Deed of Lease and Purchase Option Contract between Monica de Prudencio and
              Mineria Tecnia Consultores Asociados, S.A. (``Mintec''), dated November 7, 1994, regarding the
              Tesorera concession, with an attached note from Keith Hulley, a director of Apex Limited, as required by Rule 306 of Regulation S-T. (2)

10.11         English translation of Assignment Agreement between ASC Bolivia LDC and Mintec regarding the rights to the above agreement, with an attached note from Keith Hulley, a director of Apex
              Limited, as required by Rule 306 of Regulation S-T. (2)

10.12         English translation of the Lease and Purchase Option Contract between Empresa Minera Yana Mallcu
              S.A. and Mintec, dated February 7, 1996, regarding the Toldos concession, with an attached note from Keith Hulley, a director of Apex Limited, as required by Rule 306 of Regulation S-T. (2)

10.13         English translation of the Assignment of Lease and Purchase Option Agreement among Banco
              Industrial S.A., Mintec and ASC Bolivia LDC, with an attached note from Keith Hulley, a director of Apex Limited, as required by Rule 306 of Regulation S-T. (2)

10.14         English translation of the Purchase Option Agreement between Mintec and Litoral Mining
              Cooperative Ltd., dated August 17, 1995, regarding the Animas concession, with an attached note from Keith Hulley, a director of Apex Limited, as required by Rule 306 of Regulation S-T. (2)

10.15         English translation of the Assignment and Assumption Agreement between Mintec and ASC Bolivia
              LDC, dated May 22, 1996, regarding the Animas concession, with an attached note from Keith
              Hulley, a director of Apex Limited, as required by Rule 306 of Regulation S-T. (2)

10.16         English translation of the Purchase Agreement between ASC Bolivia LDC and Litoral Mining
              Cooperative Ltd., regarding the Animas concessions with an attached note from Keith Hulley, a director of Apex Limited, as required by Rule 306 of Regulation S-T. (2)

10.17         English translation of the Joint Venture Agreement between Corporacion Minera Boliviano
              S.A.(``Comibol'') and ASC Bolivia LDC, regarding the Cobrizos Concession, with an attached note from Keith Hulley, a director of Apex Limited, as required by Rule 306 of Regulation S-T. (2)

10.18         English translation of the Joint Venture Agreement between Comibol and ASC Bolivia LDC regarding the Choroma Concession, with an attached note from Keith Hulley, a director of Apex Limited, as required by Rule 306 of Regulation S-T. (2)

10.19         Board Designation Agreement, dated October 28, 1997, by and between Apex Limited and Silver
              Holdings LDC. (2)

10.20         Registration Rights and Voting Agreement, dated October 28, 1997, by and among Apex Limited,


Exhibit
Number                                              Description of Exhibit
------                                              ----------------------
              Silver Holdings LDC, Consolidated Commodities, Ltd., Argentum LLC, Aurum LLC and Thomas S.
              Kaplan. (2)

10.21         Amended and Restated Voting Trust Agreement, dated October 29, 1997, between Thomas Kaplan and
              Consolidated Commodities, Ltd. (2)

10.22         Amended and Restated Voting Trust Agreement, dated October 29, 1997, between Thomas Kaplan and
              Argentum LLC. (2)

10.23         English translation of the Purchase Agreement between Monica de Prundencio and ASC Bolivia, regarding the Tesorera and Jayula concessions, dated September 3, 1997, with an attached note from Keith Hulley as required by Rule 306 of Regulation S-T. (2)

21            Subsidiaries*

23.1          Consent of W.S. Walker & Company (included as part of Exhibit 5.1).**

23.2          Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included as part of Exhibit 5.2).**

23.3          Consent of PricewaterhouseCoopers LLP.*

23.4          Consent of Mine Reserves Associates, Inc.*

24            Powers of Attorney of the registrant (included on signature page).*

------------------
*    Filed herewith.
**   To be filed by amendment.

(1) Incorporated by reference to our Annual Report on Form10-K for the year ended December 31, 1998, first filed with the SEC on March 26, 1999 (File No. File No. 333-34685).

(2) Incorporated by reference to the registrant's Registration Statement on Form S-1 first filed with the SEC on August 29, 1997 (File No. 333-34685).

(3) Filed as an exhibit to Form 8-K filed with the SEC on November 8, 1999 (File No. 001-13627).

(4) Corporated by reference to our Registration Statement on Form S-8, filed with the SEC on May 20, 1998 (File No. 333-53185).


Item 17.   Undertakings.

     We hereby undertake that:

     (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on March 15, 2000.

                                 APEX SILVER MINES LIMITED


                                 By:  /s/  Thomas S. Kaplan         .
                                      ---------------------------
                                    Thomas S. Kaplan

                                    Chairman, Board of Directors

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Keith R. Hulley, Thomas S. Kaplan and Mark A. Lettes his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and any registration statement for the same offering by this Registration Statement that is to be effective upon filing pursuant to rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                   Title                    Date
---------                                   -----


   /s/  Thomas S. Kaplan                   Director             March 15, 2000
---------------------------------  (Registrant's Authorized
   Thomas S. Kaplan                 Representative in the U.S.)

  /s/  Michael Comninos                    Director             March 15, 2000
---------------------------------
  Michael Comninos

  /s/  Harry M. Conger                     Director             March 15, 2000
---------------------------------
  Harry M. Conger

  /s/  Eduardo S. Elsztain                 Director             March 15, 2000
---------------------------------
  Eduardo S. Elsztain

  /s/  David Sean Hanna                    Director             March 15, 2000
---------------------------------
  David Sean Hanna

  /s/  Ove Hoegh                           Director             March 15, 2000
---------------------------------
  Ove Hoegh

  /s/  Keith R. Hulley                     Director             March 15, 2000
---------------------------------
  Keith R. Hulleyd

                                           Director             March __, 2000
---------------------------------
  Richard Katz

  /s/  Kevin R. Morano                     Director             March 15, 2000
---------------------------------
  Kevin R. Morano

  /s/  Charles B. Smith                    Director             March 15, 2000
---------------------------------
  Charles B. Smith

  /s/  Paul Soros                          Director             March 15, 2000
---------------------------------
  Paul Soros